   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1996

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 CONSECO, INC.
             (Exact name of Registrant as specified in its charter)

         INDIANA                             6719                           35-1468632
     (State or other                  (Primary Standard                  (I.R.S. Employer
     jurisdiction of                      Industrial
     incorporation or                Classification Code               Identification No.)
      organization)                        Number)

        11825 N. PENNSYLVANIA ST., CARMEL, INDIANA 46032, (317) 817-6100 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               LAWRENCE W. INLOW
                                 CONSECO, INC.
                           11825 N. PENNSYLVANIA ST.
                             CARMEL, INDIANA 46032
                                 (317) 817-6163
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

                T. GARY COLE                                  THOMAS A. ROBERTS
           TRANSPORT HOLDINGS INC.                             DAVID A. BRYSON
               714 MAIN STREET                           WEIL, GOTSHAL & MANGES LLP
           FORT WORTH, TEXAS 76102                     100 CRESCENT COURT, SUITE 1300
               (817) 390-8000                             DALLAS, TEXAS 75201-6950
                                                               (214) 746-7700

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective and all other conditions to the exchange offer described in the enclosed Prospectus have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS                      PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
    OF SECURITIES TO      AMOUNT TO BE    OFFERING PRICE PER AGGREGATE OFFERING    REGISTRATION
     BE REGISTERED         REGISTERED          UNIT(1)           PRICE(2)           FEE(2)
------------------------------------------------------------------------------------------------
Common Stock, no par
  value.................        (1)         Not applicable     $39,750,000        $12,045.45
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) Conseco, Inc. ("Conseco") is hereby registering the number of shares of Conseco common stock, no par value, issuable to holders of 8.5% Series A Subordinated Convertible Notes due 2005 and 8.5% Series B Subordinated Convertible Notes due 2005 of Transport Holdings Inc. (collectively, the "Notes") pursuant to the exchange offer described in the enclosed Prospectus.
(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the book value of the Notes to be received by the registrant in the exchange offer to which this Registration Statement relates less the amount of cash (other than accrued and unpaid interest on the Notes) to be paid by the registrant in connection with the Exchange Offer.

                            ------------------------

     CONSECO HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL CONSECO SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualifications under the securities laws of any such state.

SUBJECT TO COMPLETION
DATED DECEMBER 11, 1996

              OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

                                 CONSECO, INC.
                  OFFER TO PURCHASE FOR COMMON STOCK AND CASH
                        AND SOLICITATION OF CONSENTS FOR
     AMENDMENT OF THE LOAN AGREEMENT WITH RESPECT TO ALL OF THE OUTSTANDING
           8.5% SERIES A SUBORDINATED CONVERTIBLE NOTES DUE 2005 AND
            8.5% SERIES B SUBORDINATED CONVERTIBLE NOTES DUE 2005 OF

                            TRANSPORT HOLDINGS INC.

THIS OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JANUARY   , 1997,
UNLESS EXTENDED. THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE CONSUMMATION OF THE MERGER OF TRANSPORT HOLDINGS INC. WITH AND INTO CONSECO, INC. SEE "THE EXCHANGE OFFER AND SOLICITATION -- CONDITIONS TO THE EXCHANGE OFFER." EXCEPT UNDER CERTAIN LIMITED CIRCUMSTANCES, NOTES, ONCE TENDERED, MAY NOT BE WITHDRAWN, AND CONSENTS, ONCE DELIVERED, MAY NOT BE REVOKED. SEE "THE EXCHANGE OFFER AND SOLICITATION -- WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS." UPON THE TERMS AND SUBJECT TO THE CONDITIONS DESCRIBED IN THIS STATEMENT, NOTES TENDERED IN THE EXCHANGE OFFER AND CONSENTS DELIVERED IN THE SOLICITATION WILL BE DEEMED ACCEPTED (I) AS OF THE EFFECTIVE TIME, IF TENDERED ON OR PRIOR TO THE EFFECTIVE TIME, OR (II) UPON RECEIPT BY THE DEPOSITARY OF ALL REQUIRED TENDER MATERIALS.

    Conseco, Inc., an Indiana corporation ("Conseco"), hereby offers (the "Exchange Offer") to purchase for shares of its Common Stock, no par value ("Conseco Common Stock"), and cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as it may be supplemented from time to time, the "Statement") and in the accompanying (or any superseding) Consent and Letter of Transmittal (the "Consent and Letter of Transmittal"), all of the outstanding 8.5% Series A Subordinated Convertible Notes due 2005 (the "Series A Notes") and 8.5% Series B Subordinated Convertible Notes due 2005 (the "Series B Notes" and, collectively with the Series A Notes, the "Notes") of Transport Holdings Inc., a Delaware corporation ("THI"), from any and all registered holders thereof (each, a "Holder").

    This Statement also constitutes the Prospectus of Conseco filed as part of a Registration Statement on Form S-4 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Conseco Common Stock issuable in connection with the Exchange Offer. All information concerning Conseco and all companies other than THI contained in this Statement has been furnished by Conseco. All information concerning THI contained in this Statement has been furnished by THI.

    In conjunction with and forming a part of the Exchange Offer, Conseco hereby solicits (the "Solicitation") consents (the "Consents") for certain proposed amendments (the "Proposed Amendments") to the Subordinated Convertible Loan Agreement, dated as of June 12, 1995, among THI, Travelers Group Inc. ("Travelers"), and the other Holders named therein (as amended through the date hereof, the "Loan Agreement"), pursuant to which the Notes were issued. The Proposed Amendments would modify or eliminate substantially all of the restrictive covenants contained in the Loan Agreement.

    The Exchange Offer and Solicitation are being made in connection with the merger (the "Merger") of THI with and into Conseco, with Conseco surviving, pursuant to the Agreement and Plan of Merger, dated as of September 25, 1996, as amended by the First Amendment to Agreement and Plan of Merger, dated as of November 7, 1996 (as so amended, the "Merger Agreement"), between THI and Conseco. A special meeting of the THI stockholders has been scheduled on December 12, 1996 to consider and vote on a proposal to authorize and adopt the Merger Agreement and the Merger. The Exchange Offer is conditioned upon, among other things, the consummation of the Merger. See "The Exchange Offer and Solicitation -- Conditions to the Exchange Offer."

    This Statement and the related form of Consent and Letter of Transmittal are
first being mailed to Holders on or about December   , 1996.
PRIOR TO MAKING A DECISION WITH RESPECT TO TENDERING NOTES IN THE EXCHANGE
  OFFER AND DELIVERING CONSENTS IN THE SOLICITATION, HOLDERS SHOULD
     CONSIDER CAREFULLY THE INFORMATION SET FORTH UNDER "SPECIAL
      CONSIDERATIONS."
                            ------------------------
THE SHARES OF CONSECO COMMON STOCK ISSUABLE IN THE EXCHANGE OFFER HAVE NOT BEEN
 APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
   STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE
       CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                THE DATE OF THIS STATEMENT IS DECEMBER   , 1996.

                             AVAILABLE INFORMATION

     Conseco and THI are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the Commission. The periodic reports, proxy statements and other information filed by Conseco and THI with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including Conseco and THI, that file electronically with the Commission. The Conseco Common Stock is listed on the New York Stock Exchange (the "NYSE") and such reports and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Conseco has filed the Registration Statement with the Commission with respect to the Conseco Common Stock to be issued pursuant to or as contemplated by the Exchange Offer. This Statement does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. WRITTEN REQUESTS FOR SUCH DOCUMENTS RELATING TO CONSECO, AMERICAN TRAVELLERS CORPORATION, CAPITOL AMERICAN FINANCIAL CORPORATION AND LIFE PARTNERS GROUP, INC. SHOULD BE DIRECTED TO JAMES W. ROSENSTEELE, VICE PRESIDENT, INVESTOR RELATIONS, CONSECO, INC., 11825 NORTH PENNSYLVANIA STREET, CARMEL, INDIANA 46032, AND TELEPHONE REQUESTS MAY BE DIRECTED TO MR. ROSENSTEELE AT (317) 817-2893. WRITTEN REQUESTS FOR SUCH DOCUMENTS RELATING TO THI SHOULD BE DIRECTED TO DEBORAH V. GREER, VICE PRESIDENT AND CONTROLLER, TRANSPORT HOLDINGS INC., 714 MAIN STREET, FORT WORTH, TEXAS 76102 AND TELEPHONE REQUESTS MAY BE DIRECTED TO MS. GREER AT (817) 390-8000. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE
BEFORE JANUARY   , 1997.

     The following documents previously filed with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

          1. Conseco's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (including those portions of Conseco's proxy statement for its 1996 annual meeting of shareholders incorporated by reference therein) ("Conseco's Annual Report"); Conseco's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; Conseco's Current Reports on Form 8-K dated January 17, 1996, March 11, 1996, March 14, 1996, April 10, 1996, August 2, 1996, August 25, 1996,
     September 25, 1996, November 15, 1996, November 19, 1996, and November 27, 1996; and the description of Conseco Common Stock in Conseco's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

          2. THI's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (including those portions of THI's proxy statement for its 1996 annual meeting of stockholders incorporated by reference therein) ("THI's Annual Report"); THI's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; THI's Current Report on Form 8-K dated September 25, 1996; and the description of THI's Common Stock, par value $0.01 per share ("THI Common Stock"), in THI's Registration Statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

          3. Annual Report on Form 10-K of American Travellers Corporation ("ATC") for the fiscal year ended December 31, 1995 (including those portions of ATC's proxy statement for its annual meeting of shareholders incorporated by reference therein) ("ATC's Annual Report"); ATC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and ATC's Current Report on Form 8-K dated August 25, 1996.

          4. Annual Report on Form 10-K of Capitol American Financial Corporation ("CAF") for the fiscal year ended December 31, 1995 (including those portions of CAF's 1995 Annual Report to Shareholders, including financial statement and accompanying information and CAF's proxy statement for its 1996 annual meeting of shareholders which are incorporated by reference therein) ("CAF's Annual Report"); CAF's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and CAF's Current Report on Form 8-K dated August 25, 1996.

          5. Annual Report on Form 10-K of Life Partners Group, Inc. ("LPG") for the fiscal year ended December 31, 1995 ("LPG's Annual Report"); and LPG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

     All documents filed by Conseco, THI, ATC or CAF pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Expiration Date (as hereinafter defined) shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part hereof. All information appearing in this Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     State insurance holding company laws and regulations applicable to Conseco and THI generally provide that no person may acquire control of Conseco or THI, and thus indirect control of their respective insurance subsidiaries, unless such person has provided certain required information to, and such acquisition is approved (or not disapproved) by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of ten percent or more of the total outstanding shares of Conseco Common Stock or THI Common Stock, as the case may be, would be presumed to have acquired such control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONSECO OR THI. THIS STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS STATEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CONSECO OR THI SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS SUCH COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................     ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    iii
TABLE OF CONTENTS.....................................................................      v
SUMMARY...............................................................................      1
  General.............................................................................      1
  The Companies.......................................................................      1
  The Notes...........................................................................      2
  The Exchange Offer and Solicitation.................................................      3
  The Merger; The Merger Agreement....................................................      9
  Selected Historical Financial Information of Conseco................................     15
  Selected Historical Financial Information of THI....................................     17
  Selected Historical Financial Information of ATC....................................     19
  Selected Historical Financial Information of CAF....................................     21
  Summary Unaudited Pro Forma Consolidated Financial Information of Conseco...........     23
  Comparative Unaudited Per Share Data of Conseco and THI.............................     26
  Market Price Information............................................................     27
SPECIAL CONSIDERATIONS................................................................     28
  Absence of Withdrawal Rights........................................................     28
  Loss of Interest Payments...........................................................     28
  Effects of the Proposed Amendments..................................................     28
  Exchange Agreements; Requisite Consents.............................................     28
  Optional Note Repurchase............................................................     28
  Absence of Trading Market...........................................................     28
INFORMATION CONCERNING CONSECO........................................................     30
  Background..........................................................................     30
  Insurance Operations................................................................     30
  Fee-Based Operations................................................................     31
  Other Pending Acquisitions by Conseco...............................................     32
  General Information Concerning Conseco..............................................     32
INFORMATION CONCERNING THI............................................................     33
THE NOTES.............................................................................     34
THE EXCHANGE OFFER AND SOLICITATION...................................................     34
  Background of the Exchange Offer and Solicitation...................................     34
  Terms of the Exchange Offer and Solicitation........................................     36
  Proposed Amendments to the Loan Agreement...........................................     38
  Conditions to the Exchange Offer....................................................     39
  Source and Amount of Funds..........................................................     39
  Certain Federal Income Tax Consequences to Holders..................................     40
  Optional Note Repurchase............................................................     41
  Acceptance for Payment and Payment for Notes; Acceptance of Consents................     41
  Procedures for Tendering Notes and Delivering Consents..............................     42
  Withdrawal of Tenders and Revocation of Consents....................................     44

                                                                                         PAGE
                                                                                         ----
  MERGER.............................................................................      44
  Background of the Merger...........................................................      44
  Conseco's Reasons for the Merger....................................................     46
  THI's Reasons for the Merger; Recommendation of the THI Board of Directors..........     47
  Opinion of THI's Financial Advisor..................................................     48
  Certain Consequences of the Merger..................................................     55
  Conduct of the Business of Conseco after the Merger.................................     55
  Interests of Certain Persons in the Merger..........................................     55
  Accounting Treatment................................................................     57
  Regulatory Approvals................................................................     57
  NYSE Listing of Conseco Common Stock................................................     58
  Absence of Appraisal Rights.........................................................     58
THE MERGER AGREEMENT..................................................................     59
  The Merger..........................................................................     59
  Effective Time......................................................................     59
  Conversion of Shares; Exchange of Stock Certificates; No Fractional Amounts.........     59
  Treatment of THI Stock Options and THI Warrants.....................................     60
  Redemption of THI Preferred Stock...................................................     61
  THI Employee Matters................................................................     61
  Representations and Warranties......................................................     61
  Certain Covenants...................................................................     61
  Conditions to the Merger............................................................     63
  Termination.........................................................................     64
  Right of THI Board of Directors to Withdraw Its Recommendation......................     65
  Breakup Fee.........................................................................     65
  Expenses............................................................................     65
  Modification or Amendment...........................................................     65
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF CONSECO......................     66
COMPARISON OF SHAREHOLDERS' RIGHTS....................................................     85
  Amendment of By-laws................................................................     85
  Certain Provisions Relating to Acquisitions.........................................     85
  Right to Bring Business Before a Special Meeting of Shareholders....................     87
  Shareholder Action by Written Consent...............................................     87
  Removal of Directors................................................................     87
  Director Liability..................................................................     87
  Indemnification.....................................................................     87
  Dividends and Repurchases...........................................................     88
  Dissenters' Rights..................................................................     89
  Director and Officer Discretion.....................................................     89
MANAGEMENT OF CONSECO UPON CONSUMMATION OF THE MERGER.................................     90
LEGAL MATTERS.........................................................................     90
EXPERTS...............................................................................     90
Appendix A -- Provisions of the Loan Agreement to be Deleted or Amended by the
              Proposed Amendments.....................................................    A-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, contained elsewhere, or incorporated by reference, in this Statement, Appendix A hereto and the Consent and Letter of Transmittal. All share and per share information in this Statement concerning Conseco has been adjusted to reflect a two-for-one stock split of the Conseco Common Stock effected April 1, 1996, unless otherwise stated. Except as otherwise indicated, all financial information in this Statement is presented in accordance with generally accepted accounting principles ("GAAP"). Holders are urged to read this Statement, Appendix A hereto, the Consent and Letter of Transmittal and the documents incorporated herein by reference in their entirety. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Statement.

                                    GENERAL

     This Statement relates to Conseco's offer to exchange shares of Conseco Common Stock and cash for outstanding Notes and solicitation of Consents to adopt the Proposed Amendments to the Loan Agreement governing the Notes. See "The Exchange Offer and Solicitation."

                                 THE COMPANIES

CONSECO, INC. ................   Conseco is a financial services holding company
                                 engaged primarily in the development, marketing and administration of annuity, individual health insurance and individual life insurance products. Conseco's earnings result primarily from operating life insurance companies and providing investment management, administrative and other fee-based services to affiliated and non-affiliated businesses. Conseco's operating strategy is to consolidate and streamline management and administrative functions, to realize superior investment returns through active asset management, and to focus resources on the development and expansion of profitable products and strong distribution channels.

                                 On August 2, 1996, Conseco completed its acquisition of LPG. Conseco and LPG collected an aggregate of approximately $3.6 billion of total premiums and annuity deposits in 1995 from a diverse portfolio of products. On September 30, 1996, Conseco acquired the shares of ALH (of which Conseco previously owned 37 percent) that Conseco or its affiliates did not previously own for approximately $165 million in cash.

                                 On August 25, 1996, Conseco entered into (1) an Agreement and Plan of Merger (the "ATC Merger Agreement") with ATC pursuant to which ATC will be merged into Conseco (the "ATC Merger"), with each share of common stock of ATC to be converted into the right to receive a fraction of a share of Conseco Common Stock having a value between $32.00 and $35.03 per share, and
                                 (2) an Agreement and Plan of Merger (the "CAF Merger Agreement") with CAF pursuant to which CAF will become a wholly-owned subsidiary of Conseco (the "CAF Merger"), with each share of common stock of CAF to be converted into the right to receive $30.00 in cash and a fraction of a share of Conseco Common Stock having a value of $6.50. Conseco has also announced that it intends to acquire the shares of Bankers Life Holding Corporation ("BLH") (of which Conseco currently owns approximately 90.4 percent) that Conseco does not currently own in a merger in which each share of common stock of BLH would be converted into the right to receive a fraction of a share of Conseco Common Stock having a value of $25.00 per share. Consummation of Conseco's Merger with THI is not conditioned upon consummation by Conseco of any of the other pending acquisitions.

                                 See "Incorporation of Certain Documents by
                                 Reference," "-- Selected Historical Financial Information of Conseco," "-- Selected Historical Financial Information of ATC," "-- Selected Historical Financial Information of CAF," "Information Concerning Conseco" and "Unaudited Pro Forma Consolidated Financial Statements of Conseco" for additional information concerning Conseco, LPG, ATC and CAF. Conseco's executive offices are located at 11825 North Pennsylvania Street, Carmel, Indiana 46032 and the telephone number for Conseco is (317) 817-6100.

TRANSPORT HOLDINGS INC........   THI, through its insurance subsidiaries, is
                                 principally engaged in the underwriting and distribution of supplemental health insurance.
                                 For the nine months ended September 30, 1996, THI's earned premiums were $82.4 million, of which approximately 63 percent was from cancer insurance, 19 percent was from heart/stroke insurance, and the remaining 18 percent was from other supplemental health and discontinued life insurance products. See "Information
                                 Concerning THI" and "-- Selected Historical
                                 Financial Information of THI" for additional information concerning THI. THI's executive offices are located at 714 Main Street, Fort
                                 Worth, Texas 76102 and its telephone number is
                                 (817) 390-8000.

                                   THE NOTES

THE NOTES.....................   In connection with the spin-off of THI by
                                 Travelers in September 1995, THI issued $42 million aggregate principal amount of Series A
                                 Notes and $8 million aggregate principal amount of Series B Notes. Insurance Partners, L.P. and
                                 Insurance Partners Offshore (Bermuda), L.P.
                                 (collectively, "IP"), together hold $35 million aggregate principal amount of Series A Notes, certain officers, directors and key producers of THI and its subsidiaries hold the remaining
                                 $7 million aggregate principal amount of Series
                                 A Notes, and Associated Madison Companies, Inc.
                                 ("AMAD"), a wholly owned subsidiary of
                                 Travelers, holds the entire $8 million
                                 aggregate principal amount of Series B Notes.
                                 The Notes bear interest at the rate of 8.5% per annum, are not redeemable at the option of THI until September 30, 2002, and are convertible, under specified circumstances, at the option of the Holder thereof, into shares of THI Common
                                 Stock. In addition, the Loan Agreement
                                 governing the Notes contains a number of restrictions on the ability of THI to engage in certain activities and on the ability of the Holders to convert or transfer the Notes.
                                 Substantially all of such restrictive covenants will be eliminated if the Proposed Amendments are adopted. Upon consummation of the Merger, each outstanding Note will, by operation of law, become an obligation of Conseco, as successor in interest to THI, and become convertible into shares of Conseco
                                 Common Stock. See "Special Considerations,"
                                 "The Notes," "The Exchange Offer and
                                 Solicitation -- Proposed Amendments to the Loan
                                 Agreement" and Appendix A.

                      THE EXCHANGE OFFER AND SOLICITATION

THE EXCHANGE OFFER............   As required by the Merger Agreement, Conseco is
                                 offering to purchase all of the outstanding
                                 Notes pursuant to the Exchange Offer.

EXCHANGE OFFER
CONSIDERATION.................   The consideration for each Note tendered
                                 pursuant to the Exchange Offer (the "Exchange
                                 Offer Consideration") will consist of shares of Conseco Common Stock and cash. The number of shares of Conseco Common Stock offered in exchange for each $1,000 in principal amount of Notes will be equal to the product of (i) the quotient (rounded to the nearest ten-thousandth) of (A) $1,000 divided by (B) the conversion price of the Series A Notes or Series B Notes, as applicable, multiplied by
                                 (ii) the Exchange Ratio (as hereinafter
                                 defined). The conversion prices for the Series
                                 A Notes and Series B Notes are approximately
                                 $31.44 and $44.00, respectively.
                                 Notwithstanding the foregoing, no fractional shares of Conseco Common Stock will be issued pursuant to the Exchange Offer, and Conseco will pay cash in lieu of any such fractional shares. The amount of cash payable by Conseco
                                 (in addition to amounts payable in lieu of fractional shares of Conseco Common Stock) in respect of each $1,000 principal amount of Notes shall be equal to the sum of (i) the Conversion Payment (as hereinafter defined) plus (ii) an amount equal to the accrued and unpaid interest on such $1,000 principal amount of Notes through and including the closing date of the Merger (the "Closing Date"). Conseco will apply to have the shares of Conseco Common
                                 Stock to be issued in the Exchange Offer listed on the NYSE.

                                 The term "Exchange Ratio" shall be equal to the quotient (rounded to the nearest ten-thousandth) of (A) $70.00 divided by (B) the Conseco Share Price. The "Conseco Share Price" shall be equal to the Trading Average (as defined below); provided, however, that if the Trading Average is less than $38.25, then the Conseco Share Price shall be $38.25, and if the Trading Average is greater than $50.00, then the Conseco Share Price shall be $50.00. The "Trading Average" shall be equal to the average of the closing prices of the Conseco Common Stock on the NYSE Composite Transactions Reporting System for the ten consecutive trading days immediately preceding the second trading day prior to the effective time of the Merger. The effective time of the Merger is currently anticipated to occur on or before December 31, 1996. The "Conversion Payment" in respect of each $1,000 in principal amount of Notes shall be an amount equal to the net present value of the interest that would have accrued thereon at the rate of 6% per annum from and after the Effective Time and through and including the fourth anniversary of the Effective Time, based on a discount rate of 7.5% per annum and assuming semi-annual interest payments on January 31 and July 31 of each year and that the remainder of interest would be paid on such fourth anniversary. IT IS CURRENTLY ANTICIPATED THAT THE CONVERSION PAYMENT WILL BE APPROXIMATELY $205 PER $1,000 IN PRINCIPAL AMOUNT OF NOTES. SUCH CONVERSION PAYMENT IS SIGNIFICANTLY LESS THAN THE PRESENT VALUE (DETERMINED USING A DISCOUNT RATE OF 7.5%) OF THE INTEREST THAT WOULD BE PAYABLE ON THE NOTES IF THE HOLDER THEREOF HELD SUCH NOTES UNTIL SEPTEMBER 30, 2002 (THE DATE ON WHICH SUCH NOTES FIRST BECOME REDEEMABLE AT THE OPTION OF
                                 THI). SEE "SPECIAL CONSIDERATIONS."

                                 The term "Tender Payments" shall mean the Exchange Offer Consideration paid to Holders pursuant to the Exchange Offer.

EXPIRATION DATE...............   The Exchange Offer will expire at midnight, New
                                 York City time, on January   , 1997 (the
                                 "Expiration Date"), unless Conseco shall have extended the period of time for which the Exchange Offer is to remain open, in accordance with the terms and conditions set forth herein, in which event the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer shall have been so extended by Conseco.

PROCEDURES FOR TENDERING
NOTES.........................   For a Holder to validly tender Notes, a
                                 properly completed and validly executed Consent and Letter of Transmittal, or a facsimile thereof, must be received by the Depositary (as hereinafter defined), together with certificates evidencing the tendered Notes, prior to the Expiration Date. See "The Exchange
                                 Offer and Solicitation -- Procedures for
                                 Tendering Notes and Delivering Consents."

ACCEPTANCE FOR PAYMENT AND
PAYMENT FOR NOTES.............   Every Note that is validly tendered (and not
                                 withdrawn) in accordance with the procedures set forth under "The Exchange Offer and Solicitation -- Procedures for Tendering Notes and Delivering Consents" on or prior to the Effective Time will, upon the terms and subject to the conditions hereof, be deemed to be accepted for payment by Conseco as of the Effective Time. Every Holder who validly tenders such Holder's Notes on or prior to the Effective Time will receive the Tender Payments therefor immediately after the Effective Time.

                                 Every Note that is validly tendered in
                                 accordance with the procedures set forth under "The Exchange Offer and Solicitation -- Procedures for Tendering Notes and Delivering Consents" after the Effective Time will, upon the terms and subject to the conditions hereof, be deemed to be accepted upon receipt by the Depositary of all required Tender Materials (as hereinafter defined) relating to such Note. Every Holder who validly tenders such Holder's Note(s) after the Effective Time (but on or prior to the Expiration Date) will receive the Tender Payment therefor promptly after receipt by the Depositary of all required Tender Materials relating to such Note(s).

                                 Immediately upon acceptance for payment of validly tendered Notes, Conseco will become irrevocably bound to pay the Tender Payments therefor. See "The Exchange Offer and Solicitation -- Acceptance for Payment and Payment for Notes; Acceptance of Consents."

WITHDRAWAL OF TENDERS AND
  REVOCATION OF CONSENTS......   EXCEPT UNDER CERTAIN LIMITED CIRCUMSTANCES,
                                 TENDERS OF NOTES, ONCE MADE, MAY NOT BE
                                 WITHDRAWN, AND CONSENTS, ONCE DELIVERED, MAY
                                 NOT BE REVOKED. Notwithstanding the foregoing,
                                 Notes may be withdrawn, and Consents revoked, at any time prior to the Effective Time. See
                                 "The Exchange Offer and Solicitation --
                                 Withdrawal of Tenders and Revocation of
                                 Consents."

CONDITIONS TO THE EXCHANGE
OFFER.........................   Conseco's obligation to accept for purchase and
                                 pay for Notes validly tendered in the Exchange
                                 Offer is subject to and conditioned upon, among other things, the consummation of the Merger.
                                 There is no minimum principal amount of Notes or number of Consents that must be obtained as a condition to the consummation of the Exchange
                                 Offer and Solicitation. See "The Exchange Offer and Solicitation -- Conditions to the Exchange
                                 Offer."

                                 Conseco's obligation to effect the Merger is conditioned upon, among other things, holders of at least 90 percent of the Notes having accepted the offer made by Conseco to purchase such Notes in the Exchange Offer. IP and certain other Holders have agreed to tender their Notes in the Exchange Offer and deliver Consents in the Solicitation. In addition, Conseco anticipates that AMAD will participate in the Exchange Offer and Solicitation. Assuming that IP, Messrs. Lasater and Sharpe and AMAD tender their Notes in the Exchange Offer, this condition to the Merger will be satisfied. See "The Merger Agreement -- Conditions to the Merger."

OPTIONAL NOTE REPURCHASE......   Pursuant to the Loan Agreement, each Holder has
                                 the right to require Conseco, as the
                                 successor-in-interest to THI, to repurchase for cash all or any part of such Holder's Notes at a purchase price equal to 100% of the aggregate principal amount thereof, together with unpaid interest to the date of repurchase. Such right will not be available with respect to Notes that are tendered in the Exchange Offer. See
                                 "Special Considerations -- Optional Note
                                 Repurchase" and "The Exchange Offer and
                                 Solicitation -- Optional Note Repurchase."

THE SOLICITATION..............   Conseco is also seeking Consents from the
                                 Holders to the Proposed Amendments to the Loan
                                 Agreement.

REQUISITE CONSENTS............   The Proposed Amendments to the Loan Agreement
                                 require the consents (the "Requisite Consents") of (i) IP, which owns $35 million aggregate principal amount of Series A Notes, (ii)
                                 Travelers, the owner of all outstanding shares of capital stock of AMAD, which in turn owns all $8 million aggregate principal amount of Series B Notes, (iii) Conseco, as successor to
                                 THI as a result of the Merger, (iv) Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, the Notes held by IP and AMAD) and
                                 (v) Individual

                                 Holders (as defined in the Loan Agreement) holding at least a majority of the aggregate principal amount of Notes held by all Individual Holders.

                                 IP, which holds more than a majority in
                                 principal amount of the Notes outstanding, has agreed to deliver a Consent to the Proposed Amendments (see "-- Exchange Agreements" below). Garland M. Lasater, Jr., a Director and the President and Chief Executive Officer of THI, and John T. Sharpe, Chairman of the Board of Directors of THI, both of whom are Individual Holders, have also agreed to deliver a Consent to the Proposed Amendments (see "-- Exchange Agreements" below). Messrs. Lasater and Sharpe together hold approximately 36% of the aggregate principal amount of Notes held by Individual Holders. Conseco anticipates that Individual Holders (including Messrs. Lasater and Sharpe) holding at least a majority of the aggregate principal amount of Notes held by Individual Holders will deliver Consents to the Proposed Amendments. In addition, Conseco anticipates that Travelers will deliver a Consent to the Proposed Amendments. Assuming that all of such Holders deliver Consents to the Proposed Amendments, the Requisite Consents will have been obtained.

EXCHANGE AGREEMENTS...........   IP and Messrs. Lasater and Sharpe have entered
                                 into agreements ("Exchange Agreements"), pursuant to which such Holders agreed to exchange their Series A Notes in the Exchange
                                 Offer and deliver Consents to the Proposed
                                 Amendments in the Solicitation. Such Holders collectively hold approximately 75% of the aggregate principal amount of Notes held by all Holders, and Messrs. Lasater and Sharpe together hold approximately 36% of the aggregate principal amount of Notes held by Individual Holders.

DELIVERY OF CONSENTS..........   The tender of Notes by a Holder thereof in the
                                 Exchange Offer will be deemed to constitute a Consent to the Proposed Amendments with respect to the Notes tendered. Consents will not be deemed to have been delivered until the Notes to which such Consents relate have been accepted for payment by Conseco (and Conseco has thereby become irrevocably bound to pay the Tender Payments therefor). See "The Exchange
                                 Offer and Solicitation -- Acceptance for
                                 Payment and Payment for Notes; Acceptance of
                                 Consents."

PROPOSED AMENDMENTS...........   The Proposed Amendments to the Loan Agreement
                                 require the receipt of the Requisite Consents.
                                 Effective immediately upon receipt of the Requisite Consents (which may occur as early as the Effective Time), the Loan Agreement will be amended by means of an amendment (the "Loan
                                 Agreement Amendment") to give effect to the Proposed Amendments. Although effective immediately upon receipt of the Requisite
                                 Consents, the Loan Agreement Amendment will be subsequently rendered void and of no effect in the event that the Exchange Offer is terminated without Conseco having purchased all Notes validly tendered for purchase pursuant to the Exchange Offer.

                                 The Proposed Amendments would: (i) delete the covenants in the Loan Agreement entitled "Limitation on Restricted Payments by the Company and Its Subsidiaries," "Limitation on Incurrences of Additional Indebtedness," "Limitation on Payment Restrictions Affecting Subsidiaries," "Sale of Assets," "Limitation on Guaranties by Subsidiaries," "Limitation on Issuance and/or Sale of Capital Stock," "Limitation on Major Acquisitions," "Limitation on Certain Amendments of Certificate of Incorporation," "Determination as to Bona Fide Takeover Proposal," "Limitation on Acquisition of Capital Stock," "Limitation on Sale," "Form A Filing," "Pledge Agreement," and "When Company May Merge, Etc.," (ii) modify the covenant in the Loan Agreement entitled "Reports" to eliminate the requirement that THI file reports with the Commission and make them available to the Holders, even if THI is no longer required to do so pursuant to Section 13 or 15(d) of the Exchange Act (iii) modify the covenant in the Loan Agreement entitled "Appointment of Successor Director; Agreements Regarding the Designation of Directors; Notice" to remove the ability of certain Holders to designate directors of THI, and (iv) modify certain other provisions to account for changes to the various other provisions of the Loan Agreement. See "The Exchange Offer and Solicitation -- Proposed Amendments to the Loan Agreement" and Appendix A.

                                 If the Proposed Amendments become operative, all persons who continue to hold Notes thereafter will be subject to the provisions of the Loan Agreement as amended by the Proposed Amendments. Adoption of the Proposed Amendments may have adverse consequences for Holders of Notes who do not tender their Notes in the Exchange Offer. See "Special Considerations -- Effects of the Proposed Amendments" and "-- Exchange Agreements; Requisite Consents."

SPECIAL CONSIDERATIONS........   SEE "SPECIAL CONSIDERATIONS" FOR A DISCUSSION
                                 OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN
                                 EVALUATING THE EXCHANGE OFFER AND SOLICITATION.

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES TO HOLDERS.....   The Merger is expected to qualify as a
                                 reorganization within the meaning of Section
                                 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of THI to consummate the Merger, in fact, is subject to the condition that it shall have received an opinion of counsel, based upon certain representations and assumptions, that the
                                 Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code. See "The
                                 Exchange Offer and Solicitation -- Certain
                                 Federal Income Tax Consequences to Holders."

                                 Assuming the Merger qualifies as a
                                 reorganization within the meaning of Section
                                 368(a)(1) of the Code, any gain realized by Holders upon their exchange of Notes for Conseco Common Stock and cash will be recognized and taken into income up to the amount of cash received. No loss will be recognized by such Holders. For a discussion of the federal income tax consequences of the adoption of the Proposed Amendments for Holders who do not accept the Exchange Offer, see "The Exchange Offer and Solicitation -- Certain Federal Income Tax Consequences to Holders."

DEPOSITARY....................   First Union National Bank of North Carolina is
                                 serving as Depositary (the "Depositary") in connection with the Exchange Offer and Solicitation. Its telephone number is (800)
                                 829-8432.

BACKGROUND OF THE EXCHANGE
OFFER AND SOLICITATION........   In connection with the negotiation of the terms
                                 of the Merger, Conseco made a proposal to acquire THI pursuant to a merger in which the outstanding shares of THI Common Stock would be converted into shares of Conseco Common Stock.
                                 Such proposal also required that the Notes be converted into shares of Conseco Common Stock.
                                 Absent a conversion of the Notes, the surviving corporation in any merger with THI would be bound by the obligations of THI under the Notes
                                 (including the restrictive covenants relating thereto). Conseco stated it was not willing to be bound by such restrictive covenants and was not willing to assume convertible debt obligations bearing interest at the rate of 8.5% per annum.

                                 Furthermore, pursuant to the Conseco proposal, the number of shares of Conseco Common Stock issuable upon the conversion of the Notes was equal to the number of shares of Conseco Common Stock that would be received if the Notes had been converted prior to the merger. Prior to September 30, 2002, THI cannot force the conversion of the Notes. After reviewing the Conseco proposal, the primary Holders of the Notes indicated they were not willing to convert their Notes into shares of Conseco Common Stock on the terms proposed by Conseco. Such Holders believed among other things that
                                 (i) this proposal did not adequately compensate them for the value of the Notes and (ii) the value of the Notes exceeded the value of the shares of THI Common Stock into which such notes were convertible, primarily because the Notes bear interest at the rate of 8.5% per annum, while allowing the Holders to receive the benefit of any increase in the value of the underlying THI Common Stock.

                                 After additional negotiations, in order to facilitate the successful conclusion of the negotiations, the primary Holders of Notes ultimately agreed to certain concessions regarding the conversion of their Notes. Pursuant to the Merger Agreement, Conseco is hereby offering to exchange, by means of the Exchange Offer, shares of Conseco Common Stock and cash for the outstanding Notes. The number of shares of Conseco Common Stock offered in respect of each Note will be equal to the number of shares of Conseco Common Stock that would have been received in the Merger by the Holder of such Note if such Note had been converted into THI Common Stock prior to the Merger. The cash amount payable by Conseco in the Exchange Offer will be equal to the accrued and unpaid interest on the Notes plus an amount equal to approximately $205 per $1,000 in principal amount of Notes. In this regard, the present value (determined using a discount rate of 7.5%) of the interest that would be payable on the Notes in respect of the period from December 31, 1996 through September 30, 2002 (the date on which such notes first become redeemable at the option of
                                 THI) would be approximately $393 per $1,000 principal amount of Notes. As part of the Exchange Offer, Conseco is also soliciting the consent of the Holders of the Notes to the removal of substantially all of the restrictive covenants from the documents governing the Notes. See "Special Considerations -- Loss of Interest Payments," "-- Effects of the Proposed Amendments" and "-- Exchange Agreements; Requisite Consents," "The Exchange Offer and Solicitation" and "The Merger -- Background of the Merger."

                        THE MERGER; THE MERGER AGREEMENT

REASONS FOR THE MERGER;
  RECOMMENDATION OF THE THI
  BOARD OF DIRECTORS..........   Conseco. The Conseco Board of Directors
                                 approved the Merger Agreement and the Merger based on a number of factors, including its belief that: (1) the addition of THI's cancer insurance, heart/stroke insurance and other supplemental health insurance business would enable Conseco to offer a more complete portfolio of insurance products to its customers; (2) the addition of THI's distribution channels would further diversify
                                 Conseco's current distribution system and provide Conseco additional opportunities to cross-market its current products; (3) the Merger offers Conseco and THI the opportunity to improve their profitability through the achievements of economies of scale, the elimination of redundancies and the enhancement of market position; and (4) the Merger and other pending acquisitions would further strengthen Conseco's position in its targeted markets. See "The Merger -- Conseco's Reasons for the Merger."

                                 THI. In voting to approve the Merger Agreement and the Merger, the THI Board of Directors considered many different factors, including:
                                 (1) the premium over the then current market price of the THI Common Stock offered by Conseco; (2) the length of time that would be required if the Merger were not consummated to achieve the stockholder value to be received by the THI stockholders through the Merger; (3) the financial condition and results of operations of Conseco and the THI Board of Directors' perception of the more favorable overall business prospects of Conseco and THI on a combined basis as compared to THI's prospects as a separate entity; (4) the tax-deferred nature of the transaction; (5) the potential increase in value of the Conseco Common Stock after the Merger based on Conseco's financial strength and competitive position; (6) the highly competitive nature of the life and health insurance business; (7) the difficulty of maintaining financial and claims-paying ratings issued by rating agencies; (8) the current trend of consolidation within the insurance industry;
                                 (9) the broader, more active trading market for Conseco Common Stock; and (10) the opinion rendered to the THI Board of Directors by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") with regard to the fairness to the stockholders of THI, from a financial point of view, of the

                                 Exchange Ratio to be received by the
                                 stockholders of THI pursuant to the Merger
                                 Agreement. The THI Board of Directors has recommended that stockholders of THI authorize and adopt the Merger and the Merger Agreement.

OPINION OF THI'S FINANCIAL
ADVISOR.......................   DLJ has delivered its written opinion to the
                                 THI Board of Directors that, as of September
                                 24, 1996, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of THI Common Stock. See "The Merger --
                                 Opinion of THI's Financial Advisor."

EFFECT OF MERGER ON THI COMMON
  STOCK AND THE NOTES.........   Upon consummation of the Merger: (1) THI will
                                 be merged with and into Conseco, with Conseco being the surviving corporation; and (2) each outstanding share of THI Common Stock (other than shares of THI Common Stock held as treasury shares by THI) will be converted into the right to receive the Merger Consideration
                                 (as defined below) and (3) each outstanding
                                 Note will, by operation of law, become an obligation of Conseco, as successor in interest to THI, and become convertible into shares of Conseco Common Stock. Fractional shares of
                                 Conseco Common Stock will not be issuable in connection with the Merger. THI stockholders otherwise entitled to fractional shares of Conseco Common Stock will receive the value of such fractional shares in cash, determined as described herein under "The Merger Agreement --
                                 Conversion of Shares; Exchange of Stock
                                 Certificates; No Fractional Amounts."

MERGER CONSIDERATION..........   Upon the consummation of the Merger, each share
                                 of THI Common Stock issued and outstanding
                                 immediately prior to the Effective Time (other
                                 than shares of THI Common Stock held as
                                 treasury shares by THI) will be converted into
                                 the right to receive the whole number and
                                 fraction (rounded to the nearest ten-
                                 thousandth) of a share of Conseco Common Stock
                                 equal to the Exchange Ratio. Assuming that the
                                 Effective Time for the Merger were to occur on
                                 December   , 1996, the date of this Statement,
                                 the Trading Average would be $       and, based
                                 on the foregoing, the Conseco Share Price would
                                 be $       . The Conseco Common Stock to be
                                 issued to holders of shares of THI Common Stock in accordance with the Merger Agreement and any cash to be paid in lieu of fractional shares of Conseco Common Stock are referred to collectively as the "Merger Consideration." No fractional shares of Conseco Common Stock will be issued in the Merger. Each THI stockholder who otherwise would have been entitled to a fraction of a share of Conseco Common Stock will receive in lieu thereof cash in accordance with the terms of the Merger Agreement. Conseco will apply to have the additional shares of Conseco Common Stock issued pursuant to the Merger Agreement listed on the NYSE. See "The
                                 Merger Agreement -- Conversion of Shares;
                                 Exchange of Stock Certificates; No Fractional
                                 Amounts."

EFFECTIVE TIME OF THE
MERGER........................   The Merger will become effective on the date
                                 that a Certificate of Merger is filed with the Secretary of State of Delaware (the

                                 "Certificate of Merger") and Articles of Merger are filed with the Secretary of State of Indiana (the "Articles of Merger") or at such time thereafter as is provided in the Certificate of Merger and the Articles of Merger (the "Effective Time"). See "The Merger Agreement -- Effective Time."

TREATMENT OF THI STOCK OPTIONS
AND THI WARRANTS..............   From and after the Effective Time, (1) each
                                 outstanding unexpired option to purchase shares of THI Common Stock (a "THI Stock Option") which has been granted pursuant to THI's 1995
                                 Stock Plan, as amended (the "1995 Stock Plan"), shall be fully vested and shall be exercisable, for the same aggregate consideration payable to exercise such THI Stock Option immediately prior to the Effective Time, for the number of shares of Conseco Common Stock which the holder would have been entitled to receive at the Effective Time if such THI Stock Option had been fully vested and exercised for THI Common
                                 Stock immediately prior to the Effective Time and (2) each outstanding warrant to purchase shares of THI Common Stock (a "THI Warrant") shall be exercisable, for the same aggregate consideration payable to exercise such THI
                                 Warrant immediately prior to the Effective
                                 Time, for the number of shares of Conseco
                                 Common Stock which the holder would have been entitled to receive at the Effective Time if such THI Warrant had been exercised in full for shares of THI Common Stock immediately prior to the Effective Time. See "The Merger Agreement
                                 -- Treatment of THI Stock Options and THI
                                 Warrants."

CERTAIN CONSEQUENCES OF THE
MERGER........................   Upon consummation of the Merger, holders of THI
                                 Common Stock will become shareholders of Conseco, and each share of THI Common Stock issued and outstanding immediately prior to the consummation of the Merger will be converted into the right to receive the Merger
                                 Consideration. In addition, holders of THI
                                 Stock Options and THI Warrants will be entitled to receive, upon the exercise of their respective THI Stock Options and THI Warrants, a number of shares of Conseco Common Stock determined as described under "The Merger
                                 Agreement -- Conversion of Shares; Exchange of
                                 Stock Certificates; No Fractional Amounts" and
                                 "-- Treatment of THI Stock Options and THI
                                 Warrants."

                                 After consummation of the Merger and the Exchange Offer (assuming that all Holders exchange their Notes in the Exchange Offer) and without giving effect to the proposed acquisitions of ATC, CAF and BLH, the current Conseco shareholders would own between 92 percent and 94 percent of the shares of Conseco Common Stock then outstanding, and the current holders of THI Common Stock and Notes would own between six percent and eight percent of such shares. See "The Merger -- Certain Consequences of the Merger."

CONDITIONS TO THE MERGER;
REGULATORY APPROVALS;
  TERMINATION OF THE MERGER
  AGREEMENT...................   The obligations of Conseco and THI to
                                 consummate the Merger are subject to the satisfaction of certain conditions, including the receipt of requisite THI stockholder approval and of certain governmental consents and approvals including, without limitation, the approval of the Commissioner of the Texas
                                 Department of Insurance (Texas is the
                                 jurisdiction in which the insurance companies owned by THI are domiciled), and the expiration
                                 (or earlier termination) of the relevant waiting period under the Hart-Scott-Rodino
                                 Antitrust Improvements Act of 1976, as amended
                                 (the "HSR Act"). Early termination of such waiting period was obtained on November 15, 1996. A special meeting of the THI stockholders
                                 (the "Special Meeting") has been scheduled on December 12, 1996 to vote on the approval and adoption of the Merger Agreement and the Merger. In addition, the obligation of Conseco to consummate the Merger is subject to the condition that Holders holding at least 90 percent of the Notes accept Conseco's offer to exchange such Notes in the Exchange Offer. See
                                 "The Merger -- Regulatory Approvals" and "The
                                 Merger Agreement -- Conditions to the Merger."

                                 The Merger Agreement is subject to termination by Conseco or THI (provided that such party is not in breach of the Merger Agreement) if the Merger is not consummated by January 31, 1997 (or March 31, 1997 under certain circumstances), and prior to such time upon the occurrence of certain events. See "The Merger Agreement -- Termination."

RIGHT OF THI BOARD OF
DIRECTORS TO WITHDRAW ITS
  RECOMMENDATION; FEES........   Under the Merger Agreement, the THI Board of
                                 Directors shall not (1) withdraw or modify, in a manner materially adverse to Conseco, the approval or recommendation by the Board of Directors of the Merger Agreement or the Merger or (2) enter into any agreement (other than a confidentiality agreement as contemplated by the Merger Agreement) with respect to any Acquisition Proposal (as hereinafter defined), unless THI receives an Acquisition Proposal and the THI Board of Directors determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to its stockholders under applicable law it is necessary for the THI
                                 Board of Directors to withdraw or modify, in a manner materially adverse to Conseco, its approval or recommendation of the Merger
                                 Agreement or the Merger, enter into an
                                 agreement with respect to such Acquisition
                                 Proposal or terminate the Merger Agreement. In the event the THI Board of Directors takes any of the foregoing actions, THI is required to, concurrently with the taking of any such action, pay to Conseco upon demand $7.5 million. In addition, THI has agreed that, subject to the exercise of its fiduciary duties, it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, THI or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. See "The Merger Agreement
                                 -- Certain Covenants -- No Solicitation," "--
                                 Right of THI Board of Directors to Withdraw its
                                 Recommendation" and "-- Breakup Fee."

CONDUCT OF THE BUSINESS OF
CONSECO AFTER THE MERGER......   The Merger Agreement provides that the members
                                 of the Conseco Board of Directors and the officers of Conseco immediately prior to the consummation of the Merger shall continue as the directors and officers of Conseco following the consummation of the Merger. See "Management of Conseco Upon Consummation of the Merger."

                                 Conseco plans to consolidate the operations of THI with Conseco's operations after consummation of the Merger. See "The Merger -- Conduct of the Business of Conseco After the Merger."

INTERESTS OF CERTAIN PERSONS
IN THE MERGER.................   Certain directors and officers of THI and its
                                 subsidiaries will receive benefits from the Merger in the form of an enhanced severance program, the acceleration of stock options, the amendment of certain warrants and other benefits. See "The Merger -- Interests of
                                 Certain Persons in the Merger."

INDEMNIFICATION OF DIRECTORS
AND OFFICERS; INSURANCE.......   Conseco has agreed to maintain the existing
                                 indemnification provisions in the certificates of incorporation and bylaws of the subsidiaries of THI. In addition, for a period of three years after the Effective Time, Conseco has agreed to maintain officers' and directors' liability insurance. See "The Merger --
                                 Interests of Certain Persons in the Merger --
                                 Indemnification" and "The Merger Agreement --
                                 Certain Covenants -- Indemnification of
                                 Officers and Directors; Insurance."

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES TO THI
  STOCKHOLDERS................   The Merger is expected to qualify as a
                                 reorganization within the meaning of Section
                                 368(a)(1) of the Code. The obligation of THI to consummate the Merger, in fact, is subject to the condition that it shall have received an opinion of counsel, based upon certain representations and assumptions, that the
                                 Merger will be treated for tax purposes as a reorganization with the meaning of Section
                                 368(a)(1) of the Code.

                                 Assuming the Merger qualifies as a
                                 reorganization within the meaning of Section
                                 368(a)(1) of the Code, no gain or loss will be recognized by THI stockholders upon their exchange of THI Common Stock for Conseco Common Stock, except that any THI stockholder who receives cash proceeds in lieu of a fractional share interest in Conseco Common Stock will recognize gain or loss equal to the difference between such cash proceeds and the tax basis in the fractional share interest, and such gain or loss will constitute capital gain or loss if such stockholder's THI Common Stock is held as a capital asset at the Effective Time.

ACCOUNTING TREATMENT..........   The Merger will be accounted as a "purchase"
                                 under GAAP. See "The Merger -- Accounting
                                 Treatment."

COMPARISON OF SHAREHOLDERS'
RIGHTS........................   The Notes are convertible, under specified
                                 circumstances, into shares of THI Common Stock
                                 (or, after the Effective Time, into shares of Conseco Common Stock). Holders who tender their
                                 Notes in the Exchange Offer will become holders of Conseco Common Stock. See "Comparison of
                                 Shareholders' Rights" for a summary of the material differences between the rights of holders of Conseco Common Stock and THI Common
                                 Stock. These differences arise from the
                                 distinctions between the laws of the
                                 jurisdictions in which Conseco and THI are incorporated (Indiana and Delaware, respectively) and the distinctions between the respective charters and bylaws of Conseco and THI.

REDEMPTION OF THI PREFERRED
STOCK.........................   The Merger Agreement provides that all of the
                                 outstanding shares of THI's Series A Cumulative
                                 Exchangeable Preferred Stock, par value $.01 per share ("THI Preferred Stock"), will be redeemed before the Effective Time. See "The
                                 Merger Agreement -- Redemption of THI Preferred
                                 Stock."

              SELECTED HISTORICAL FINANCIAL INFORMATION OF CONSECO

     The selected historical financial information set forth below was derived from the consolidated financial statements of Conseco. Conseco's consolidated balance sheets at December 31, 1994 and 1995, and the consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995 and notes thereto were audited by Coopers & Lybrand L.L.P., independent accountants, and are included in Conseco's Annual Report which is incorporated by reference herein. The selected historical financial information is qualified in its entirety by, and should be read in conjunction with, Conseco's Annual Report. The selected historical financial information set forth for the nine months ended September 30, 1995 and 1996, is unaudited; however, in the opinion of Conseco's management, such financial information contains all adjustments, consisting only of normal recurring items, necessary to present fairly the financial information for such periods. The results of operations for the nine months ended September 30, 1996 may not be indicative of the results of operations to be expected for a full year.

     The comparison of selected historical financial information in the table below is significantly affected by: (i) the acquisitions consummated by Conseco Capital Partners, L.P. ("Partnership I") and Conseco Capital Partners II, L.P. ("Partnership II"); (ii) the sale of Western National Corporation ("WNC"); (iii) the transactions affecting Conseco's ownership interest in BLH and CCP Insurance, Inc. ("CCP"); and (iv) the LPG Merger. For periods beginning with their acquisitions by Partnership I and ending June 30, 1992, Partnership I and its subsidiaries were consolidated with the financial statements of Conseco. Following the completion of the initial public offering by CCP in July 1992, the Company did not have unilateral control to direct all of CCP's activities and, therefore, did not consolidate the financial statements of CCP with the financial statements of Conseco. As a result of the purchase by Conseco of all the shares of common stock of CCP it did not already own on August 31, 1995 (the "CCP Merger"), the financial statements of CCP's subsidiaries are consolidated with the financial statements of Conseco, effective January 1, 1995. Conseco has included BLH in its financial statements since November 1, 1992. Through December 31, 1993, the financial statements of WNC were consolidated with the financial statements of Conseco. Following the completion of the initial public offering of WNC (and subsequent disposition of Conseco's remaining equity interest in WNC), the financial statements of WNC were no longer consolidated with the financial statements of Conseco. As of September 29, 1994, Conseco began to include in its financial statements the newly acquired Partnership II subsidiary, ALH. As of July 1, 1996, Conseco began to include in its financial statements its newly acquired subsidiary, LPG. A description of such business combinations are described in the notes to the consolidated financial statements included in: (i) Conseco's Annual Report; and (ii) Conseco's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, both of which are incorporated by reference herein.

                                                                                                                 NINE MONTHS
                                                                YEARS ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                                ---------------------------------------------------------   ---------------------
                                                  1991        1992        1993        1994        1995        1995        1996
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                 (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Insurance policy income......................... $   280.8  $   378.7   $ 1,293.8   $ 1,285.6   $ 1,465.0   $ 1,103.3   $ 1,193.2
Investment activity:
  Net investment income.........................     921.4      888.6       896.2       385.7     1,142.6       850.5       926.7
  Net trading income (losses)...................      50.7       35.9        93.1        (4.9)        2.5         2.8        (6.5)
  Net realized gains (losses)...................     123.3      124.3       149.5       (25.6)      186.4        77.8        16.3
Total revenues..................................   1,391.8    1,523.9     2,636.0     1,862.0     2,855.3     2,066.1     2,198.6
Interest expense on notes payable...............      69.9       46.2        58.0        59.3       119.4        83.9        84.6
Total benefits and expenses.....................   1,168.6    1,193.9     2,025.8     1,537.6     2,436.8     1,780.2     1,845.6
Income before income taxes, minority interest
  and extraordinary charge......................     223.2      330.0       610.2       324.4       418.5       285.9       353.0
Extraordinary charge on extinguishment of debt,
  net of tax....................................       5.0        5.3        11.9         4.0         2.1          --        18.6
Net income......................................     116.0      169.5       297.0       150.4       220.4       167.8       174.5
Preferred dividends.............................       6.8        5.5        20.6        18.6        18.4        13.8        22.7
Net income applicable to common stock...........     109.2      164.0       276.4       131.8       202.0       154.0       151.8
PER SHARE DATA(A)
Net income, primary............................. $    2.05  $    2.71   $    4.73   $    2.50   $    4.69   $    3.58   $    2.84
Net income, fully diluted.......................      2.01       2.70        4.39        2.44        4.22        3.22        2.59
Dividends declared per common share.............      .035       .043        .150        .250        .093        .083        .103
Book value per common share outstanding at
  period end....................................      7.73      10.93       16.89       10.45       20.44       17.84       25.22
Shares outstanding at period end................      49.4       49.8        50.6        44.4        40.5        40.5        67.0
Average fully diluted shares outstanding........      50.8       59.2        67.0        61.7        52.2        52.1        67.4
BALANCE SHEET DATA -- PERIOD END
Total assets.................................... $11,832.4  $11,772.7   $13,749.3   $10,811.9   $17,297.5   $17,009.1   $23,176.0
Notes payable for which Conseco is directly
  liable........................................     177.6      163.2       413.0       191.8       871.4       920.8     1,169.0
Notes payable of BLH, not direct obligations of
  Conseco.......................................        --      392.0       290.3       280.0       301.5       272.6       418.1
Notes payable of ALH, not direct obligations of
  Conseco.......................................     319.3         --          --       331.1       283.2       308.5        13.0
Total liabilities...............................  11,321.3   11,154.4    12,382.9     9,743.2    15,782.5    15,646.7    21,072.3
Minority interest...............................      79.5       24.0       223.8       321.7       403.3       356.7       147.8
Shareholders' equity............................     431.6      594.3     1,142.6       747.0     1,111.7     1,005.7     1,955.9

                                                                                                                 NINE MONTHS
                                                                YEARS ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                                ---------------------------------------------------------   ---------------------
                                                  1991        1992        1993        1994        1995        1995        1996
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                 (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OTHER FINANCIAL DATA(B)
Premiums collected(c)........................... $ 1,648.7  $ 1,464.9   $ 2,140.1   $ 1,879.1   $ 3,106.4   $ 2,390.2   $ 2,353.7
Operating earnings(d)...........................      61.5      114.8       162.0       151.7       131.3        89.3       181.8
Operating earnings per fully diluted common
  share(a)(d)...................................      1.05       1.80        2.39        2.46        2.52        1.71        2.70
Shareholders' equity excluding unrealized
  appreciation (depreciation) of fixed maturity
  securities(e).................................     431.6      560.3     1,055.2       884.7       999.1       945.4     2,002.6
Book value per common share outstanding,
  excluding unrealized appreciation
  (depreciation) of fixed maturity
  securities(a)(e)..............................      7.73      10.24       15.16       13.55       17.66       16.35       25.92
Ratio of debt (including debt of CCP guaranteed
  by Conseco until its retirement in 1993) for
  which Conseco is directly liable to total
  capital of Conseco only(f):
  As reported...................................       .29X       .22X        .27X        .20X        .44X        .48X        .36X
  Excluding unrealized appreciation
    (depreciation)(e)...........................       .29X       .23X        .28X        .18X        .47X        .49X        .36X
Adjusted statutory capital (at period end)(g)... $   617.1  $   603.1   $ 1,135.5   $   509.0   $ 1,021.0   $   928.2   $ 1,582.3
Adjusted statutory earnings(h)..................      90.0      153.4       273.8       248.6       321.7       223.6       283.6
Ratio of adjusted statutory earnings to cash
  interest(i)...................................      2.62X      5.75X       4.94X       5.06X       3.79X       3.86X       4.32X

-------------------------
(a) All share and per share amounts have been restated to reflect the April 1, 1996 two-for-one stock split.

(b) Amounts under this heading are included to assist the reader in analyzing Conseco's financial position and results of operations. Such amounts are not intended to, and do not, represent insurance policy income, net income, net income per share, shareholders' equity or book value per share prepared in accordance with GAAP.

(c) Includes premiums received from annuities and universal life policies, which are not reported as revenues under GAAP.

(d) Represents income before extraordinary charge, excluding net trading income (losses) (net of income taxes), net realized gains (losses)(less that portion of change in future policy benefits, amortization of cost of policies purchased and cost of policies produced and income taxes relating to such gains (losses)) and restructuring activities (net of income taxes).

(e) Excludes the effect of reporting fixed maturities at fair value and recording the unrealized gain or loss on such securities as a component of shareholders' equity, net of tax and other adjustments, which Conseco began to do in 1992. Such adjustments are in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), as described in the notes to the consolidated financial statements included in Conseco's Annual Report which is incorporated herein by reference.

(f) Represents the ratio of notes payable for which Conseco is directly liable to the sum of shareholders' equity and notes payable for which Conseco is directly liable.

(g) Includes: (1) statutory capital and surplus; (2) mandatory securities valuation reserve ("MSVR") at periods ended prior to December 31, 1992; (3) asset valuation reserve ("AVR") and interest maintenance reserve ("IMR") at periods ended on or after December 31, 1992; and (4) the portion of surplus debentures carried by the life companies as a liability to Conseco. Such statutory data reflect the combined data derived from the annual statements of Conseco's and BLH's wholly owned life insurance companies as filed with insurance regulatory agencies and prepared in accordance with statutory accounting practices.

(h) Represents gains from operations before interest expense (except interest on annuities and financial products) and income taxes of Conseco's and BLH's wholly owned life insurance companies as reported for statutory accounting purposes plus income before interest expense and income taxes of all non-life companies.

(i) Represents the ratio of adjusted statutory earnings to cash interest. Cash interest includes interest, except interest on annuities and financial products, of Conseco and BLH and their wholly owned subsidiaries that is required to be paid in cash, which aggregated $34.3 million, $26.7 million, $55.4 million, $49.2 million and $85.0 million for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively, and $57.9 million and
     $65.7 million for the nine months ended September 30, 1995 and 1996, respectively.

                SELECTED HISTORICAL FINANCIAL INFORMATION OF THI

     The selected historical financial information set forth below reflects a series of transactions which occurred on September 29, 1995, pursuant to which previously separate companies (all of which were wholly owned subsidiaries of Travelers) were combined with THI and the outstanding common stock of THI was distributed to the shareholders of Travelers. The financial statements of THI for periods prior to the September 29, 1995 transactions reflect the results of operations and the financial position of the previously separate companies as if such companies had been combined at the beginning of the periods presented using the pooling of interests method. The selected historical financial information was derived from the consolidated financial statements of THI. In conjunction with the September 29, 1995 transactions, THI issued $50 million of Notes and borrowed $62 million from a syndicate of banks. The proceeds of the borrowings were used, in part, to make a distribution of $96 million to the former parent of THI and to pay expenses of $6.5 million associated with the September 29, 1995 transactions. During the fourth quarter of 1995, THI sold its long term care business to ATC. These transactions significantly affect the comparability of the results of operations in 1996 with prior periods. For a description of these transactions, see THI's Annual Report, incorporated by reference herein.

     The consolidated balance sheets of THI at December 31, 1994 and 1995, and the consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995 and notes thereto were audited by KPMG Peat Marwick LLP, independent public accountants, and are included in THI's Annual Report, which is incorporated by reference herein. The selected historical financial information set forth below is qualified in its entirety by, and should be read in conjunction with, THI's Annual Report. The selected historical financial information set forth below as of December 31, 1992, and as of and for the year ended December 31, 1991, and the nine months ended September 30, 1995 and 1996 is unaudited; however, in the opinion of THI's management, such financial information contains all adjustments, consisting only of normal recurring items, necessary to present fairly the financial information for such periods. The results of operations for the nine months ended September 30, 1996 may not be indicative of the results of operations to be expected for a full year.

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                             YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                  -----------------------------------------------    ------------------
                                                   1991      1992      1993      1994      1995       1995        1996
                                                  ------    ------    ------    ------    -------    ------      ------
                                                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Insurance policy income.......................... $342.7    $289.0    $256.9    $227.7    $ 190.2    $160.1      $ 82.4
Investment activity:
  Net investment income..........................   42.1      43.7      44.0      46.6       49.7      39.7        29.6
  Net realized gains (losses)....................    2.8      19.7      26.8      (3.4)       6.7       (.1)         .3
Total revenues...................................  399.6     368.1     331.0     270.9      246.6     199.7       113.7
Interest expense.................................     --        --        --        --        2.3        --         6.8
Expenses of spin-off and related transactions....     --        --        --        --        2.2       2.2          --
Loss on sale of long term care business..........     --        --        --        --       68.5        --          --
Total benefits and expenses......................  356.5     305.3     281.0     234.9      287.7     171.4        91.5
Income (loss) before income taxes and cumulative
  effect of change in accounting principle.......   43.1      62.8      50.0      36.0      (41.1)     28.3        22.2
Cumulative effect of change in accounting
  principle......................................     --        --       (.3)       --         --        --          --
Net income (loss)................................   30.3      42.7      32.6      23.0      (26.8)     18.2        14.4
PER SHARE DATA
Net income (loss), primary(a)....................                                         $(17.75)   $11.42      $ 6.73
Net income (loss), fully diluted(a)..............                                          (17.75)     5.84        4.06
Book value per fully diluted common share(b).....                                           66.59     77.50       62.03
Shares outstanding at period end.................                                             1.6       1.6         1.6
Average fully diluted shares outstanding.........                                             2.0       3.1         3.2
BALANCE SHEET DATA -- PERIOD END
Total assets..................................... $740.0    $813.3    $890.7    $885.2    $ 950.5    $972.4      $941.9
Notes payable (including Notes)..................     --        --        --        --      110.3     112.0       108.3
Total liabilities................................  502.1     548.3     587.6     595.8      746.4     736.0       767.7
Shareholders' equity.............................  237.9     265.0     303.1     289.4      204.1     236.4       174.2

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                             YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                  -----------------------------------------------    ------------------
                                                   1991      1992      1993      1994      1995       1995        1996
                                                  ------    ------    ------    ------    -------    ------      ------
                                                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OTHER FINANCIAL DATA(C)
Operating earnings(d)............................ $ 28.5    $ 29.7    $ 15.5    $ 25.2    $  15.4    $ 20.3      $ 14.2
Operating earnings per fully diluted common
  share(a), (d)..................................                                            7.50      6.53        3.99
Shareholders' equity excluding unrealized
  appreciation (depreciation) of fixed maturity
  securities(e)..................................  237.9     265.0     303.1     312.2      180.9     225.4       170.1
Book value per common share outstanding excluding
  unrealized appreciation of fixed maturity
  securities(b), (e).............................                                           59.14     73.96       60.75
Adjusted statutory capital (at period end)(f).... $ 96.9    $122.2    $132.0    $130.7    $ 163.5    $127.6      $154.2
Adjusted statutory earnings (loss)(g)............   28.0      39.3       8.1      24.5       51.8      16.2        34.9

-------------------------
(a) Per share data for the nine months ended September 30, 1995, and the year ended December 31, 1995, is presented as if the 1,590,461 shares outstanding after the September 29, 1995 distribution were outstanding for the entire periods. Operating earnings per fully diluted share data for the nine months ended September 30, 1996 and the year ended December 31, 1995 also include the dilutive effect of the issuance of the Notes from the date of issuance, September 29, 1995. Such equivalent shares were anti-dilutive for purposes of computing net loss per fully diluted share for the year ended December 31, 1995.

(b) Book value per common share reflects the dilution which would occur if the Notes were converted to THI Common Stock and outstanding THI Stock Options were exercised.

(c) Amounts under this heading are included to assist the reader in analyzing THI's financial position and results of operations. Such amounts are not intended to, and do not, represent net income, net income per share, shareholders' equity or book value per share prepared in accordance with GAAP.

(d) Represents income before cumulative effect of change in accounting principle, excluding: (i) net realized gains (losses), net of income taxes;
    (ii) the loss on the sale of long term care business, net of income taxes; and (iii) expenses related to THI's September 29, 1995 spin-off and related transactions, net of income taxes.

(e) Excludes the effects of reporting fixed maturities at fair value and recording the unrealized gain or loss on such securities as a component of shareholders' equity, net of tax and other adjustments, which THI began to do effective January 1, 1994. Such adjustments are in accordance with SFAS 115, as described in the notes to the consolidated financial statements included in THI's Annual Report, which is incorporated herein by reference.

(f) Includes: (1) statutory capital and surplus; (2) MSVR at periods ended prior to December 31, 1992; and (3) AVR and IMR at periods ended on or after December 31, 1992. Such statutory data reflect the combined data derived from the annual statements of THI's consolidated insurance subsidiaries as filed with insurance regulatory agencies and prepared in accordance with statutory accounting practices.

(g) Represents gains from operations before interest expense and income taxes of THI's consolidated insurance subsidiaries as reported for statutory accounting purposes plus income before interest expense, expenses related to THI's September 29, 1995 spin-off, and income taxes of all non-life companies.

                SELECTED HISTORICAL FINANCIAL INFORMATION OF ATC

     The selected historical financial information set forth below was derived from the consolidated financial statements of ATC. The consolidated balance sheets of ATC at December 31, 1994 and 1995, and the consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995 and notes thereto were audited by Arthur Andersen LLP, independent public accountants, and are included in ATC's Annual Report, which is incorporated by reference herein. The selected historical financial information is qualified in its entirety by, and should be read in conjunction with, ATC's Annual Report. The selected historical financial information set forth for the nine months ended September 30, 1995 and 1996, is unaudited; however, in the opinion of ATC's management, the accompanying financial information contains all adjustments, consisting only of normal recurring items, necessary to present fairly the financial information for such periods. The results of operations for the nine months ended September 30, 1996 may not be indicative of the results of operations to be expected for a full year.

     The comparison of the selected historical financial information set forth below is significantly affected by the acquisition of the long term care business of the J.C. Penney Insurance Companies in 1994 and THI in 1995. A description of the acquisition of these blocks of business is contained in the notes to the consolidated financial statements included in ATC's Annual Report, which is incorporated by reference herein.

                                                                                                NINE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                            ----------------------------------------------     -------------------
                                             1991      1992      1993      1994      1995       1995         1996
                                            ------    ------    ------    ------    ------     ------       ------
                                                       (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Insurance policy income...................  $117.0    $138.3    $166.4    $201.9    $274.0     $186.2       $283.3
Investment activity:
  Net investment income...................     8.1       8.7       9.4      11.0      23.2       12.7         33.2
  Net realized gains......................     (.1)       .4        .2        --        .1         .2          1.3
Total revenues............................   125.0     147.4     176.0     212.9     297.3      199.1        317.8
Interest expense..........................      .2        .2        --       1.0       3.3        1.5          5.8
Total benefits and expenses...............   108.3     131.2     152.7     185.9     262.6      175.1        278.8
Income before income taxes................    16.7      16.2      23.3      27.0      34.7       24.0         39.0
Net income................................    11.0      10.7      14.6      18.4      23.7       16.5         26.0
PER SHARE DATA(A)
Net income, primary.......................  $  .71    $  .68    $  .92    $ 1.14    $ 1.45     $ 1.01       $ 1.55
Net income, fully diluted.................     .71       .68       .92      1.14      1.36       1.01         1.24
Book value per common share outstanding at
  period end..............................    5.95      6.66      7.51      8.65     10.77       9.68        11.11
Shares outstanding at period end..........    15.2      15.2      15.5      15.8      15.9       15.9         16.3
Average fully diluted shares
  outstanding.............................    15.5      15.6      15.8      16.1      18.4       16.5         23.8
BALANCE SHEET DATA -- PERIOD END
Total assets..............................  $219.7    $240.9    $299.0    $400.8    $836.1     $538.3       $907.6
Notes payable (including convertible
  subordinated debentures)................     8.4        --      12.0      20.0     103.5      103.5        102.9
Total liabilities.........................   129.3     139.7     182.8     264.5     665.3      384.8        726.3
Shareholders' equity......................    90.4     101.2     116.2     136.3     170.8      153.5        181.3
OTHER FINANCIAL DATA(B)
Operating earnings(c).....................  $ 11.1    $ 10.4    $ 14.5    $ 18.4    $ 23.6     $ 16.3       $ 25.2
Operating earnings per fully diluted
  common share(a),(c).....................     .71       .67       .91      1.14      1.35       1.00         1.20
Shareholders' equity excluding unrealized
  appreciation (depreciation) of fixed
  maturity securities(d)..................    90.4     101.2     116.2     136.3     160.6      153.5        191.7
Book value per common share outstanding
  excluding unrealized appreciation of
  fixed maturity securities(a),(d)........    5.95      6.66      7.51      8.65     10.13       9.68        11.74
Adjusted statutory capital (at period
  end)(e).................................  $ 29.9    $ 30.5    $ 47.0    $ 58.0    $ 74.3     $118.9       $ 85.3
Adjusted statutory earnings (loss)(f).....    (3.3)     (1.1)      4.3      11.3     (29.6)      11.2          9.2

                                               (See footnotes on following page)

-------------------------
(a) All share and per share amounts have been restated to reflect the April 10, 1996 three-for-two stock split.

(b) Amounts under this heading are included to assist the reader in analyzing ATC's financial position and results of operations. Such amounts are not intended to, and do not, represent net income, net income per share, shareholders' equity or book value per share prepared in accordance with GAAP.

(c) Represents net income excluding net realized gains (losses), net of income taxes.

(d) Excludes the effects of reporting fixed maturities at fair value and recording the unrealized gain or loss on such securities as a component of shareholders' equity, net of tax and other adjustments, which ATC began to do effective December 31, 1995. Such adjustments are in accordance with SFAS 115, as described in the notes to the consolidated financial statements included in ATC's Annual Report, which is incorporated herein by reference.

(e) Includes: (1) statutory capital and surplus; (2) MSVR at periods ended prior to December 31, 1992; and (3) AVR and IMR at periods ended on or after December 31, 1992. Such statutory data reflect the combined data derived from the annual statements of ATC's consolidated insurance subsidiaries as filed with insurance regulatory agencies and prepared in accordance with statutory accounting practices.

(f) Represents gains from operations before interest expense and income taxes of ATC's consolidated insurance subsidiaries as reported for statutory accounting purposes plus income before interest expense and income taxes of all non-life companies.

                SELECTED HISTORICAL FINANCIAL INFORMATION OF CAF

     The selected historical financial information set forth below was derived from the consolidated financial statements of CAF. The consolidated balance sheets of CAF at December 31, 1994 and 1995, and the consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995 and notes thereto were audited by KPMG Peat Marwick LLP, independent accountants, and are included in CAF's Annual Report, which is incorporated by reference herein. The selected historical financial information is qualified in its entirety by, and should be read in conjunction with, CAF's Annual Report. The selected historical financial information set forth below for the nine months ended September 30, 1995 and 1996, is unaudited; however, in the opinion of CAF's management, the accompanying financial information contains all adjustments, consisting only of normal recurring items, necessary to present fairly the financial information for such periods. The results of operations for the nine months ended September 30, 1996 may not be indicative of the results of operations to be expected for a full year.

                                                                                                NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                              ----------------------------------------------    ------------------
                                               1991      1992      1993      1994      1995      1995       1996
                                              ------    ------    ------    ------    ------    ------    --------
STATEMENT OF OPERATIONS DATA
Insurance policy income....................   $188.4    $219.5    $244.8    $263.3    $282.1    $209.6    $  219.9
Investment activity:
  Net investment income....................     17.5      22.8      33.5      41.0      48.6      35.8        41.7
  Net realized gains.......................       --        --        .6        --        --        --          .3
Total revenues.............................    206.4     242.8     279.4     304.4     330.8     245.4       261.9
Interest expense...........................      1.2       1.6       1.5       2.3       2.4       1.9         1.6
Total benefits and expenses................    162.2     189.8     210.8     235.7     259.2     192.0       202.2
Income before income taxes and cumulative
  effect of change in accounting for income
  taxes....................................     44.2      53.0      68.6      68.7      71.6      53.4        59.7
Income from cumulative effect of change in
  accounting for income taxes..............      3.7        --        --        --        --        --          --
Net income.................................     32.6      35.0      43.5      44.8      46.0      34.2        38.8
PER SHARE DATA
Income before cumulative effect of change
  in accounting for income taxes, primary
  and fully diluted........................   $ 1.77    $ 2.19    $ 2.36    $ 2.50    $ 2.64    $ 1.96    $   2.22
Net income, primary and fully diluted......     2.00      2.19      2.36      2.50      2.64      1.96        2.22
Dividends declared per common share........     .050      .255      .280      .320      .360      .270        .300
Book value per common share outstanding at
  period end...............................     5.68      9.61     11.58     13.34     16.71     15.04       17.41
Shares outstanding at period end...........     16.0      18.5      18.2      17.5      17.5      17.5        17.5
Average fully diluted shares outstanding...     16.3      16.0      18.5      17.9      17.5      17.5        17.5
BALANCE SHEET DATA -- PERIOD END
Total assets...............................   $397.7    $556.8    $668.5    $793.1    $948.3    $888.7    $1,017.9
Notes payable..............................     21.0      20.0      22.0      24.0      24.0      30.0        29.0
Total liabilities..........................    307.0     379.1     457.2     559.5     656.6     626.2       713.3
Shareholders' equity.......................     90.7     177.7     211.3     233.6     291.7     262.5       304.6
OTHER FINANCIAL DATA(A)
Operating earnings(b)......................   $ 28.9    $ 35.0    $ 43.1    $ 44.8    $ 46.0    $ 34.2    $   38.6
Operating earnings per primary and fully
  diluted common share(b)..................     1.77      2.19      2.33      2.50      2.64      1.96        2.21
Shareholders' equity excluding unrealized
  appreciation of fixed maturity
  securities(c)............................     90.7     177.7     211.3     233.6     272.9     262.5       307.7
Book value per common share outstanding,
  excluding unrealized appreciation of
  fixed maturity securities(c).............     5.68      9.61     11.58     13.34     15.63     15.04       17.59
Adjusted statutory capital (at period
  end)(d)..................................   $ 48.3    $108.7    $108.0    $ 93.9    $ 88.5    $ 94.6    $   97.9
Adjusted statutory earnings(e).............     20.1      25.6      33.5      29.4      30.9      21.9        29.9

                                               (See footnotes on following page)

-------------------------
(a) Amounts under this heading are included to assist the reader in analyzing CAF's financial position and results of operations. Such amounts are not intended to, and do not, represent net income, net income per share, shareholders' equity or book value per share prepared in accordance with GAAP.

(b) Represents net income before cumulative effect of change in accounting for income taxes and net realized gains, net of income taxes.

(c) Excludes the effects of reporting available-for-sale fixed maturities at fair value and recording the unrealized gain or loss on such securities as a component of shareholders' equity, net of tax and other adjustments, which CAF began to do with respect to a portion of its portfolio effective December 31, 1995. Such adjustments are in accordance with SFAS 115, as described in the notes to the consolidated financial statements included in CAF's Annual Report, which is incorporated herein by reference.

(d) Includes: (1) statutory capital and surplus; (2) MSVR at periods ended prior to December 31, 1992; and (3) AVR and IMR at periods ended on or after December 31, 1992. Such statutory data reflect the combined data derived from the annual statements of CAF's consolidated insurance subsidiaries as filed with insurance regulatory agencies and prepared in accordance with statutory accounting practices.

(e) Represents gains from operations before interest expense and income taxes of CAF's consolidated insurance subsidiaries as reported for statutory accounting purposes plus income before interest expense and income taxes of all non-life companies.

                          SUMMARY UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL INFORMATION OF CONSECO

     The summary unaudited pro forma consolidated financial information of Conseco set forth below was derived from the unaudited pro forma consolidated financial statements of Conseco included elsewhere in this Statement. See "Unaudited Pro Forma Consolidated Financial Statements of Conseco." The summary unaudited pro forma consolidated financial information is based upon the historical and pro forma consolidated financial statements and related notes thereto of Conseco, LPG, THI, CAF and ATC incorporated by reference in this Statement. The summary unaudited pro forma consolidated financial information set forth below is qualified in its entirety by, and should be read in conjunction with, such materials and the unaudited pro forma consolidated financial statements appearing elsewhere in this Statement.

     The summary unaudited pro forma consolidated statement of operations information for the year ended December 31, 1995, and the nine months ended September 30, 1996, in the columns headed "Pro forma Conseco before the Merger" reflects the following transactions, all of which have already occurred, as if such transactions had occurred on January 1, 1995: (1) the issuance of $275.0 million of Trust Originated Preferred Securities ("TOPrS") having a distribution rate of 9.16 percent (the "TOPrS Offering"); (2) the issuance of $325.0 million of Capital Trust Pass-through Securities ("TruPS") having a distribution rate of
8.70 percent (the "TruPS Offering"); (3) the call for redemption of Conseco's Series D Convertible Preferred Stock (the "Series D Call") completed September 26, 1996; (4) the acquisition of all of the outstanding common stock of ALH, not previously owned by Conseco or its affiliates, and related transactions (the "ALH Transaction") completed September 30, 1996; (5) the acquisition and merger of LPG completed effective July 1, 1996 (the "LPG Merger"); (6) the acquisition of all of the outstanding common stock of CCP not previously owned by Conseco and related transactions (including the repayment of borrowings under Conseco's existing $250.0 million revolving credit agreement); (7) the increase of Conseco's ownership in BLH to 90.4 percent, as a result of purchases of common shares of BLH by Conseco and BLH during 1995 and the first three months of 1996;
(8) the issuance of 4.37 million shares of Conseco PRIDES in January 1996; (9) the BLH tender offer for and repurchase of its 13 percent senior subordinated notes due 2002 and related financing transactions completed in March 1996 (the "BLH Tender Offer"); and (10) the debt restructuring of ALH in the fourth quarter of 1995. The summary unaudited pro forma consolidated statement of operations information for the year ended December 31, 1995, and the nine months ended September 30, 1996, in the columns headed "Pro forma for the Merger" reflects further adjustments to the consolidated operating results of Conseco as if the Merger had occurred on January 1, 1995. The summary unaudited pro forma consolidated statement of operations information for the year ended December 31, 1995, and the nine months ended September 30, 1996, in the columns headed "Pro forma for the Merger and other planned transactions" reflects further adjustments to the consolidated operating results of Conseco as if the following additional planned transactions had occurred on January 1, 1995: (1) the CAF Merger; (2) the acquisition of all of the outstanding common stock of BLH not previously owned by Conseco and related transactions (the "BLH Transaction"); and (3) the ATC Merger.

     The summary unaudited pro forma consolidated balance sheet information at September 30, 1996, in the column headed "Pro forma Conseco before the Merger" reflects the application of certain pro forma adjustments for the TOPrS Offering and the TruPS Offering, which have already occurred. The summary unaudited pro forma consolidated balance sheet information at September 30, 1996, in the columns headed "Pro forma for the Merger" reflects further adjustments to the financial position of Conseco as if the Merger had occurred on September 30, 1996. The summary unaudited pro forma consolidated balance sheet information at September 30, 1996, in the columns headed "Pro forma for the Merger and other planned transactions" reflects further adjustments to the financial position of Conseco as if the following additional planned transactions had occurred on September 30, 1996: (1) the CAF Merger; (2) the BLH Transaction; and (3) the ATC Merger.

     The summary unaudited pro forma consolidated financial information for the year ended December 31, 1995, and as of and for the nine months ended September 30, 1996, is provided for informational purposes only and is not necessarily indicative of the results of operations or financial condition that would have been achieved had the transactions set forth above actually occurred as of the dates indicated or of future results of operations or financial condition of Conseco. Conseco anticipates cost savings and additional benefits as a result of completing the transactions set forth above. Such benefits and any other changes that might have resulted from management of the combined companies have not been included as adjustments to the pro forma consolidated financial information. The Merger, the CAF Merger and the ATC Merger will be accounted for under the purchase method of accounting. The BLH Transaction will be accounted for using the step acquisition method of accounting.

                                                        YEAR ENDED DECEMBER 31, 1995        NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                    -------------------------------------   -------------------------------------
                                                    PRO FORMA               PRO FORMA FOR   PRO FORMA               PRO FORMA FOR
                                                     CONSECO                 THE MERGER      CONSECO                 THE MERGER
                                                     BEFORE     PRO FORMA     AND OTHER      BEFORE     PRO FORMA     AND OTHER
                                                       THE       FOR THE       PLANNED         THE       FOR THE       PLANNED
                                                     MERGER      MERGER     TRANSACTIONS     MERGER      MERGER     TRANSACTIONS
                                                    ---------   ---------   -------------   ---------   ---------   -------------
                                                                   (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Insurance policy income............................ $1,752.8    $1,943.0      $ 2,498.7     $ 1,349.0   $ 1,431.4     $ 1,934.6
Investment activity:
  Net investment income............................  1,461.1     1,503.9        1,574.0       1,084.4     1,109.0       1,182.4
  Net trading income (losses)......................      2.5         2.5            2.5          (6.5)       (6.5)         (6.5)
  Net realized gains...............................    220.3       220.3          222.0          23.0        23.0          26.4
Total revenues.....................................  3,498.4     3,731.4        4,358.9       2,521.4     2,629.8       3,209.8
Interest expense on notes payable..................    105.3       106.5          145.5          72.2        73.1         104.7
Total benefits and expenses........................  2,963.5     3,170.8        3,755.5       2,104.8     2,194.5       2,722.0
Income before income taxes, minority interest and
  extraordinary charge.............................    534.9       560.6          603.4         416.6       435.3         487.8
Income before extraordinary charge.................    273.1       290.4          324.4         212.4       224.5         267.8
PER SHARE DATA
Income before extraordinary charge, primary........ $   3.61    $   3.62      $    3.38     $    2.75   $    2.75     $    2.75
Income before extraordinary charge, fully
  diluted..........................................     3.59        3.61           3.22          2.70        2.70          2.61
Book value per common share outstanding at period
  end..............................................                                             25.01       26.62         31.77
Shares outstanding at period end...................     65.5        70.0           85.7          67.0        71.5          87.2
Average fully diluted shares outstanding...........     76.0        80.5          100.6          78.7        83.2         103.3
BALANCE SHEET DATA -- PERIOD END
Total assets.......................................                                         $23,176.0   $23,804.3     $26,901.5
Notes payable for which Conseco is directly
  liable...........................................                                             582.2       600.7       1,880.8
Notes payable of BLH, not direct obligations of
  Conseco..........................................                                             418.1       418.1            --
Notes payable of ALH, not direct obligations of
  Conseco..........................................                                              13.0        13.0          13.0
Total liabilities..................................                                          20,485.5    20,885.9      23,171.4
Minority interest in consolidated subsidiaries:
  Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts......                                             600.0       600.0         600.0
  Preferred stock..................................                                              92.5        92.5          92.5
  Common stock.....................................                                              55.3        55.3            --
Shareholders' equity...............................                                           1,942.7     2,170.6       3,037.6
OTHER FINANCIAL DATA(A)
Premiums collected(b).............................. $3,671.8    $3,862.0      $ 4,418.1     $ 2,633.8   $ 2,716.2     $ 3,219.4
Operating earnings(c)..............................    221.0       238.3          271.0         200.5       212.6         252.6
Operating earnings per fully diluted common
  share(c).........................................     2.91        2.96           2.69          2.55        2.56          2.46
Shareholders' equity excluding unrealized
  appreciation (depreciation) of fixed maturity
  securities(d)....................................                                           1,989.4     2,217.3       3,084.3
Book value per common share outstanding, excluding
  unrealized appreciation (depreciation) of fixed
  maturity securities(d)...........................                                             25.71       27.28         32.31
Ratio of debt for which Conseco is directly liable
  to total capital of Conseco only(e):
  As reported......................................                                               .18X        .17X          .34X
  Excluding unrealized appreciation
    (depreciation)(d)..............................                                               .18X        .17X          .33X
  Excluding unrealized appreciation (depreciation)
    and assuming conversion of ATC's Convertible
    Subordinated Debentures into Conseco Common
    Stock(d), (f)..................................                                                                         .29X
Ratio of debt for which Conseco is directly liable
  and Company--obligated mandatorily redeemable
  preferred securities of subsidiary trusts to
  total capital of Conseco only(g):
  As reported......................................                                               .37X        .35X          .44X
  Excluding unrealized appreciation
    (depreciation)(d)..............................                                               .36X        .34X          .44X
  Excluding unrealized appreciation (depreciation)
    and assuming conversion of ATC's Convertible
    Subordinated Debentures into Conseco Common
    Stock(d), (f)..................................                                                                         .40X
Adjusted statutory capital (at period end)(h)...... $1,508.6    $1,672.0      $ 1,834.9     $ 1,582.3   $ 1,736.5     $ 1,919.7
Adjusted statutory earnings(i).....................    480.7       532.5          533.8         409.4       444.3         483.4
Ratio of adjusted statutory earnings to cash
  interest(j)......................................     4.59 X      5.08 X         3.63X         5.53X       5.94X         4.39X
Ratio of adjusted statutory earnings to cash
  interest and dividends on Company-obligated
  mandatorily redeemable preferred securities of
  subsidiary trusts(k).............................     3.04 X      3.37 X         2.66X         3.59X       3.87X         3.22X

-------------------------
(a) Amounts under this heading are included to assist the reader in analyzing Conseco's pro forma financial position and pro forma results of operations. Such amounts are not intended to, and do not, represent pro forma insurance policy income, pro forma net income, pro forma net income per share, pro forma shareholders' equity or pro forma book value per share prepared in accordance with GAAP.

(b) Includes premiums received from annuities and universal life policies, which are not reported as revenues under GAAP.

(c) Represents pro forma income before extraordinary charge, excluding net trading income (net of income taxes), net realized gains (less that portion of change in future policy benefits, amortization of cost of policies purchased and cost of policies produced and income taxes relating to such gains) and restructuring activities (net of income taxes).

(d) Excludes the effect of reporting fixed maturities at fair value and recording the unrealized gain or loss on such securities as a component of shareholders' equity, net of tax and other adjustments, which Conseco began to do in 1992. Such adjustments are in accordance with SFAS 115, as described in the notes to the consolidated financial statements included in Conseco's Annual Report which is incorporated herein by reference.

(e) Represents the ratio of pro forma notes payable for which Conseco is directly liable to the sum of pro forma shareholders' equity, pro forma notes payable for which Conseco is directly liable, minority interest related to preferred stock issued by a subsidiary of ALH and Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(f) Assumes ATC's Convertible Subordinated Debentures, which will be convertible into an assumed 5.0 million shares of Conseco Common Stock with a value of $238.6 million, are converted. ATC's Convertible Subordinated Debentures are callable on October 1, 1998.

(g) Represents the ratio of pro forma notes payable for which Conseco is directly liable and the Company-obligated mandatorily redeemable preferred securities of subsidiary trusts to the sum of pro forma shareholders' equity, pro forma notes payable for which Conseco is directly liable, minority interest related to preferred stock issued by a subsidiary of ALH and the Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(h) Includes: (1) statutory capital and surplus; (2) AVR and IMR; and (3) the portion of surplus debentures carried by the life companies as a liability to Conseco. Such statutory data reflect the combined data derived from the annual statements of Conseco's pro forma life insurance subsidiaries as filed with insurance regulatory agencies and prepared in accordance with statutory accounting practices.

(i) Represents gains from operations before interest expense (except interest on annuities and financial products) and income taxes of Conseco's pro forma life insurance subsidiaries as reported for statutory accounting purposes plus income before interest expense and income taxes of Conseco's pro forma non-life subsidiaries.

(j) Represents the pro forma ratio of adjusted statutory earnings to cash interest. Cash interest includes interest, except interest on annuities and financial products, of Conseco and its pro forma subsidiaries that is required to be paid in cash.

(k) Represents the pro forma ratio of adjusted statutory earnings to the sum of cash interest and dividends on the Company-obligated mandatorily redeemable preferred securities of subsidiary trusts. Cash interest includes interest, except interest on annuities and financial products, of Conseco and its pro forma subsidiaries that is required to be paid in cash.

            COMPARATIVE UNAUDITED PER SHARE DATA OF CONSECO AND THI

     The following table sets forth selected historical per share data of Conseco, THI, CAF and ATC and corresponding pro forma and pro forma equivalent per share amounts for the year ended December 31, 1995, and as of and for the nine months ended September 30, 1996, giving effect to the LPG Merger, the Series D Call, the ALH Transaction, the TOPrS Offering, the TRUPS Offering, the Merger, the CAF Merger, the BLH Transaction and the ATC Merger. Pro forma equivalent amounts are presented assuming that the Conseco Share Price will be $55.00, so that each share of THI Common Stock is exchanged for 1.4 shares of Conseco Common Stock in the Merger. Assuming that the Effective Time for the
Merger were to occur on December   , 1996, the date of this Statement, the
Trading Average would be $     , the Conseco Share Price would be $50.00, and
1.4 shares of Conseco Common Stock would be issuable in the Merger with respect to each share of THI Common Stock. The information presented is derived from the consolidated financial statements and related notes thereto included in Conseco's Annual Report, THI's Annual Report, CAF's Annual Report, ATC's Annual Report (all of which are incorporated by reference herein) and the unaudited pro forma consolidated financial statements of Conseco included elsewhere in this Statement. The information is qualified in its entirety by, and should be read in conjunction with, such materials. See "Unaudited Pro Forma Consolidated Financial Statements of Conseco." The pro forma financial information is provided for informational purposes only and is not necessarily indicative of the actual results that would have been achieved had the above transactions been consummated at the beginning of the periods presented, or of future results.

                                                                             YEAR ENDED     NINE MONTHS ENDED
                                                                            DECEMBER 31,      SEPTEMBER 30,
                                                                                1995              1996
                                                                            ------------    -----------------
NET INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE PER FULLY DILUTED COMMON
  SHARE:
  Historical:
    Conseco.................................................................   $   4.26          $  2.87
    THI.....................................................................     (17.75)(a)         4.06
    CAF.....................................................................       2.64             2.22
    ATC.....................................................................       1.36             1.24
  Pro forma:
    Conseco before the Merger...............................................   $   3.59          $  2.70
    Adjusted for the Merger.................................................       3.61             2.70
    Further adjusted for the CAF Merger, the BLH Transaction and the ATC
     Merger.................................................................       3.22             2.61
    Equivalent for one share of THI Common Stock............................       4.51             3.65
DIVIDENDS PER COMMON SHARE:
  Historical:
    Conseco.................................................................   $   .093          $  .103
    THI.....................................................................         --               --
    CAF.....................................................................       .360             .300
    ATC.....................................................................         --               --
  Pro forma:
    Conseco before the Merger...............................................   $   .093          $  .103
    Adjusted for the Merger.................................................       .093             .103
    Further adjusted for the CAF Merger, the BLH Transaction and the ATC
     Merger.................................................................       .093             .103
    Equivalent for one share of THI Common Stock............................       .130             .144
BOOK VALUE PER COMMON SHARE:
  Historical:
    Conseco.................................................................                     $ 25.22
    THI.....................................................................                       62.03(b)
    CAF.....................................................................                       17.41
    ATC.....................................................................                       11.11
  Pro forma:
    Conseco before the Merger...............................................                       25.01
    Adjusted for the Merger.................................................                       26.62
    Further adjusted for the CAF Merger, the BLH Transaction and the ATC
     Merger.................................................................                       31.77
    Equivalent for one share of THI Common Stock............................                       44.48

-------------------------
(a) Per share data for the year ended December 31, 1995 is presented as if the 1,590,461 shares outstanding after the September 29, 1995 distribution were outstanding for the entire year.

(b) Book value per common share reflects the dilution which would occur if the Notes were converted into common stock and outstanding options were exercised.

                            MARKET PRICE INFORMATION

     Market prices for the shares of Conseco Common Stock are reported on the NYSE, and market prices for the shares of THI Common Stock are reported on the Nasdaq National Market. The table below sets forth for the periods indicated the high and low sale prices per share of Conseco Common Stock and THI Common Stock and the cash dividends paid per share of Conseco Common Stock. No dividends have been paid on the THI Common Stock. The THI Common Stock has been traded on the Nasdaq National Market since October 2, 1995. For current price information with respect to the Conseco Common Stock and THI Common Stock, stockholders are urged to consult publicly available sources.

                                                                                                          THI COMMON STOCK
                                                              CONSECO COMMON STOCK
                                                 ----------------------------------------------    -------------------------------
                                                      HIGH               LOW          DIVIDENDS         HIGH             LOW
                                                 ---------------   ----------------   ---------    --------------   --------------
1994
  First Quarter................................. $ 32 1/8          $ 26 9/16          $  0.0625      --               --
  Second Quarter................................   29 1/16           23 3/16             0.0625      --               --
  Third Quarter.................................   26 3/16           21 5/8              0.0625      --               --
  Fourth Quarter................................   23 1/8            17 15/16            0.0625      --               --
1995
  First Quarter.................................   24 5/16           16 1/4              0.0625      --               --
  Second Quarter................................   23 5/16           19 9/16             0.0625      --               --
  Third Quarter.................................   26 5/8            22 3/4              0.01        --               --
  Fourth Quarter................................   31 9/16           25 7/16             0.01      $ 44             $ 32 1/4
1996
  First Quarter.................................   36 5/16           29 7/8              0.01        45 3/4           39 1/2
  Second Quarter................................   39 7/8            36 1/2              0.02        48 1/4           41 1/2
  Third Quarter.................................   49 3/8            35 1/4              0.02        70 1/2           44 1/2
  Fourth Quarter (through December 10, 1996)....   65 3/8            48 3/4              0.0625      90 1/8           68 1/2

     The information set forth in the table below presents: (1) the closing price for shares of Conseco Common Stock and THI Common Stock on September 25, 1996, the last day on which trading occurred prior to the public announcement of
the Merger Agreement, and on December   , 1996, the last full trading day for
which information was available prior to the mailing of the Statement and (2) the "Equivalent Per Share Price" (as hereinafter defined) of THI Common Stock on
September 25, 1996 and December   , 1996. The "Equivalent Per Share Price" of
THI Common Stock represents the closing price per share of Conseco Common Stock reported on the NYSE, multiplied by $70.00 and divided by the Conseco Share Price ($45.31 and $50.00 assuming consummation of the Merger had occurred on
September 25, 1996 and December   , 1996, respectively). The Equivalent Per
Share Price is not the same as the Merger Consideration. The amount and value of the Merger Consideration to be received by holders of the THI Common Stock can be determined only at the date the Merger is consummated. See "The Merger Agreement -- Conversion of Shares; Exchange of Stock Certificates; No Fractional Amounts."

                                                                                        THI
                                                                                    COMMON STOCK
                                                                CONSECO    THI       EQUIVALENT
                                                                COMMON    COMMON        PER
                       PER SHARE PRICE                          STOCK     STOCK     SHARE PRICE
-------------------------------------------------------------   ------    ------    ------------
September 25, 1996...........................................   $46.50    $51.75       $71.84
December   , 1996............................................   $         $            $

     Listing on the NYSE of the shares of Conseco Common Stock issuable in connection with the Merger is a condition to consummation of the Merger. See "The Merger Agreement -- Conditions to the Merger."

     HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE CONSECO COMMON STOCK AND THE THI COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OF, OR MARKETS FOR, CONSECO COMMON STOCK OR THI COMMON STOCK.

                             SPECIAL CONSIDERATIONS

     Absence of Withdrawal Rights. EXCEPT UNDER CERTAIN LIMITED CIRCUMSTANCES, NOTES, ONCE TENDERED, MAY NOT BE WITHDRAWN, AND CONSENTS, ONCE DELIVERED, MAY NOT BE REVOKED. Notwithstanding the foregoing, Notes may be withdrawn, and Consents revoked, at any time prior to the Effective Time. See "The Exchange Offer and Solicitation -- Withdrawal of Tenders and Revocation of Consents."

     Loss of Interest Payments. The consideration for each Note tendered pursuant to the Exchange Offer will consist of (i) shares of Conseco Common Stock, (ii) cash representing accrued and unpaid interest through the Closing Date and (iii) cash representing the Conversion Payment. As to any Note, the Conversion Payment is equal to the net present value of the interest that would have accrued thereon at the rate of 6% per annum from and after the Effective Time and through and including the fourth anniversary of the Effective Time, based on a discount rate of 7.5% per annum and assuming semi-annual interest payments on January 31 and July 31 of each year and assuming that the remainder of interest would be paid on such fourth anniversary. IT IS CURRENTLY ANTICIPATED THAT THE CONVERSION PAYMENT WILL BE APPROXIMATELY $205 PER $1,000 IN PRINCIPAL AMOUNT OF NOTES. SUCH CONVERSION PAYMENT IS SIGNIFICANTLY LESS THAN THE PRESENT VALUE (DETERMINED USING A DISCOUNT RATE OF 7.5%) OF THE INTEREST THAT WOULD BE PAYABLE ON THE NOTES IF THE HOLDER THEREOF, HELD SUCH NOTES UNTIL SEPTEMBER 30, 2002 (THE DATE ON WHICH SUCH NOTES FIRST BECOME REDEEMABLE AT THE OPTION OF THI). See "The Exchange Offer and Solicitation -- Terms of the Exchange Offer and Solicitation."

     Effects of the Proposed Amendments. Any Notes not tendered pursuant to the Exchange Offer will remain outstanding, will become obligations of Conseco as a result of the Merger and will continue to be governed by the terms of the Loan Agreement. If the Proposed Amendments become effective, substantially all of the restrictive covenants contained in the Loan Agreement will be eliminated. With respect to any Notes that remain outstanding after the consummation of such Exchange Offer, such nontendering Holders thereof will no longer be entitled to the benefit of such covenants. See "The Exchange Offer and Solicitation -- Proposed Amendments to the Loan Agreement." THE PROPOSED AMENDMENTS BECOME EFFECTIVE IMMEDIATELY UPON RECEIPT OF THE REQUISITE CONSENTS, WHICH MAY OCCUR AS EARLY AS THE EFFECTIVE TIME. Consents will not be deemed to be received until the Notes to which such Consents relate have been accepted for payment by Conseco (and Conseco has thereby become irrevocably bound to pay the Tender Payments therefor). Conseco anticipates that the Requisite Consents will be obtained as of the Effective Time. See "-- Exchange Agreements; Requisite Consents" below.

     Exchange Agreements; Requisite Consents. IP and Messrs. Lasater and Sharpe have entered into Exchange Agreements pursuant to which such holders agreed to exchange their Series A Notes in the Exchange Offer and deliver Consents to the Proposed Amendments. Such Holders collectively hold approximately 75% of the aggregate principal amount of Notes held by all Holders, and Messrs. Lasater and Sharpe together hold approximately 36% of the aggregate principal amount of Notes held by Individual Holders. Messrs. Lasater and Sharpe have also agreed to deliver a Consent to the Proposed Amendments. Conseco anticipates that Individual Holders (including Messrs. Lasater and Sharpe) holding at least a majority of the aggregate principal amount of Notes held by Individual Holders will deliver Consents to the Proposed Amendments. In addition, Conseco anticipates that Travelers will deliver a Consent to the Proposed Amendments. Assuming that all of such Holders deliver Consents to the Proposed Amendments, the Requisite Consents will have been obtained.

     Optional Note Repurchase. Pursuant to the Loan Agreement, each Holder has the right to require Conseco, as the successor-in-interest to THI, to repurchase for cash all or any part of such Holder's Notes at a purchase price equal to 100% of the aggregate principal amount thereof, together with unpaid interest to the date of repurchase. Such right will not be available with respect to Notes that are tendered in the Exchange Offer. See "The Exchange Offer and Solicitation -- Optional Note Repurchase."

     Absence of Trading Market. There is currently no public market for the Notes, and Conseco anticipates that no public market for the Notes will exist after the Expiration Date. Conseco does not intend to apply for listing of the Notes on any securities exchange or for listing on any interdealer quotation system. Therefore, no assurances can be given as to the market for, liquidity of, or price that may be obtained for, the Notes. The Notes were originally issued in a private placement transaction, and may only be sold in accordance with the registration requirements imposed by the Securities Act or under a valid exemption therefrom, including the exemption afforded by Rule 144 under the Securities Act. Rule 144 contains significant restrictions on sales of securities, including the imposition of a holding period.

                         INFORMATION CONCERNING CONSECO

BACKGROUND

     Conseco is a financial services holding company engaged primarily in the development, marketing and administration of annuity, individual health insurance and individual life insurance products. Conseco's earnings result primarily from operating life insurance companies and providing investment management, administrative and other fee-based services to affiliated and non-affiliated businesses. Conseco's operating strategy is to consolidate and streamline management and administrative functions, to realize superior investment returns through active asset management and to focus resources on the development and expansion of profitable products and strong distribution channels.

     On August 2, 1996, the Company completed the LPG Merger and LPG became a wholly-owned subsidiary of Conseco. A total of 16.1 million shares of the Conseco Common Stock were issued in connection with the LPG Merger, and Conseco assumed notes payable of LPG of $249.5 million. The subsidiaries of LPG sell a diverse portfolio of universal life insurance and, to a lesser extent, annuity products to individuals.

     On September 30, 1996, Conseco completed the acquisition of the common shares of ALH not already owned by Conseco or its affiliates for approximately $165 million in cash. ALH is a provider of retirement savings annuities. ALH has been included in Conseco's consolidated financial statements since September 1994, when it was acquired by Partnership II. Conseco now holds 59.2 percent of the outstanding common shares of ALH and BLH holds the remaining 40.8 percent of such shares.

     Conseco currently holds major ownership interests in the following life insurance businesses: (1) BLH, a NYSE-listed company in which Conseco currently holds a 90.4 percent ownership interest (and which is the parent company of Bankers Life and Casualty Company ("Bankers Life")); (2) ALH, formerly The Statesman Group, Inc.; (3) Great American Reserve Insurance Company ("Great American Reserve") and Beneficial Standard Life Insurance Company ("Beneficial Standard"), in which Conseco has had an ownership interest since their acquisition by Partnership I in 1990 and 1991, respectively, and which became wholly owned subsidiaries of Conseco in August 1995; (4) the subsidiaries of LPG, which are now wholly owned subsidiaries of Conseco, including Philadelphia Life Insurance Company ("Philadelphia Life"), Massachusetts General Life Insurance Company ("Massachusetts General Life") and Lamar Life Insurance Company ("Lamar Life"); and (5) Bankers National Life Insurance Company ("Bankers National"), National Fidelity Life Insurance Company ("National Fidelity") and Lincoln American Life Insurance Company ("Lincoln American"), all of which are wholly owned by Conseco and which have profitable blocks of in-force business, although new product sales are currently not being pursued. BLH and its subsidiaries are collectively referred to hereinafter as BLH.

INSURANCE OPERATIONS

     Conseco's insurance operations are conducted through three segments: (1) senior market operations, consisting of the activities of BLH; (2) annuity operations, consisting of the activities of Great American Reserve, Beneficial Standard and ALH; and (3) life insurance operations, consisting of the activities of Philadelphia Life, Massachusetts General Life and Lamar Life, as well as National Fidelity, Bankers National and Lincoln American.

     SENIOR MARKET OPERATIONS. BLH, with total assets of approximately $5.0 billion at September 30, 1996, markets health and life insurance and annuity products primarily to senior citizens through approximately 200 branch offices and approximately 3,200 career agents. Most of BLH's agents sell only BLH policies. Approximately 56 percent of the $1,513.8 million of total premiums and annuity deposits collected by BLH in 1995 (and approximately 58 percent of the $1,136.5 million of total premiums and annuity deposits collected in the first nine months of 1996) was from the sale of individual health insurance products, principally Medicare supplement and long-term care policies. BLH believes that its success in the individual health insurance market is attributable in large part to its career agency force, which permits one-on-one contacts with potential policyholders and builds loyalty to BLH among existing policyholders. Its efficient and highly automated claims processing system is designed to complement its personalized marketing strategy by stressing prompt payment of claims and rapid response to policyholder inquiries.

     ANNUITY OPERATIONS. The annuity companies (Great American Reserve and Beneficial Standard), with total assets of approximately $5.6 billion at September 30, 1996, market, issue and administer annuity, life and employee benefit-related insurance products through two cost-effective distribution channels: (1) approximately 3,000 educator market specialists, who sell tax-qualified annuities and certain employee benefit-related insurance products primarily to school teachers and administrators; and (2) approximately 9,000 professional independent producers, who sell various annuity and life insurance products aimed primarily at the retirement market. Approximately 87 percent of the $709.8 million of total premiums and annuity deposits collected by the annuity companies in 1995 (and approximately 88 percent of the $490.8 million of total premiums and annuity deposits collected in the first nine months of 1996) was from the sale of annuity products. This segment will include ALH beginning with its acquisition in the third quarter of 1996. ALH, with total assets of approximately $6.2 billion at September 30, 1996, is engaged primarily in the development, marketing, underwriting, issuance and administration of annuity and life insurance products. ALH markets those products through a general agency and insurance brokerage system comprised of approximately 25,000 independent licensed agents. Approximately 91 percent of the $825.6 million of total premiums and annuity deposits collected by ALH in 1995 (and approximately 92 percent of the $537.9 million of total premiums and annuity deposits collected in the first nine months of 1996) was from the sale of deferred annuities.

     LIFE INSURANCE OPERATIONS. Life insurance operations include the activities of Philadelphia Life, Massachusetts General Life and Lamar Life, beginning with their acquisition in the third quarter of 1996. These companies distribute universal life insurance products using two primary marketing systems, the client company system and the regional director system, comprising a total of approximately 25,000 professional independent producers. Approximately 69 percent of the $533.6 million of total insurance premiums and annuity deposits collected by LPG in 1995 (and approximately 66 percent of the $453.6 million of total insurance premiums and annuity deposits collected in the first nine months of 1996) was from the sale of life insurance products, primarily universal life insurance. Segment activities also include Conseco's other wholly owned life insurance subsidiaries -- Bankers National Life, National Fidelity Life and Lincoln American Life -- which have profitable in-force blocks of annuity and life insurance products, but do not currently market their products to new customers.

FEE-BASED OPERATIONS

     Conseco's subsidiaries provide various services to affiliated and unaffiliated clients. Conseco Capital Management, Inc. managed approximately $29 billion of invested assets at September 30, 1996, including $16.8 billion of assets of affiliated companies. Marketing Distribution Systems Consulting Group, Inc. provides marketing services to financial institutions related to the distribution of insurance and investment products. Conseco Risk Management, Inc. distributes property and casualty insurance products as an independent agency. Conseco Mortgage Capital, Inc. originates and services mortgages. Total fees from affiliated and nonaffiliated clients were $69.2 million and $86.8 million for 1995 and the first nine months of 1996, respectively. To the extent that these services are provided to entities that are included in the financial statements on a consolidated basis, the intercompany fees are eliminated in consolidation. Earnings in this segment increase when Conseco adds new clients (either affiliated or unaffiliated) and when Conseco increases the fee-producing activities conducted for clients. Effective January 1, 1996, Conseco's subsidiaries entered into new service agreements with Conseco's service subsidiaries. Such new agreements had the effect of increasing revenues from fee-based operations by $34.4 million in the first nine months of 1996, but had no effect on consolidated net income.

     In addition to Conseco's fee-based operations, Conseco Private Capital Group, Inc. makes direct strategic investments in growing companies, providing these firms with the capital or financing they need to continue their growth, make acquisitions or realize the potential of their businesses.

OTHER PENDING ACQUISITIONS BY CONSECO

     ATC. On August 25, 1996, Conseco and ATC entered into the ATC Merger Agreement pursuant to which ATC will be merged into Conseco. Under the ATC Merger Agreement, each of the approximately 18.0 million issued and outstanding shares of ATC Common Stock would be converted into the right to receive a fraction of a share of Conseco Common Stock having a value between $32.00 and $35.03, calculated as follows: (1) if the Conseco/ATC Share Price (as defined below) is greater than or equal to $42.25 per share and less than or equal to $46.25 per share, .7574 of a share of Conseco Common Stock, (2) if the Conseco/ATC Share Price is less than $42.25 per share, the fraction (rounded to the nearest ten-thousandth) of a share of Conseco Common Stock determined by dividing $32.00 by the Conseco/ATC Share Price or (3) if the Conseco/ATC Share Price is greater than $46.25 per share, the fraction (rounded to the nearest ten-thousandth) of a share of Conseco Common Stock determined by dividing $35.03 by the Conseco/ATC Share Price. The "Conseco/ATC Share Price" shall be equal to the average of the closing prices of the Conseco Common Stock on the NYSE Composite Transactions Reporting System for the ten trading days immediately preceding the second trading day prior to the date of the ATC Merger. For additional information concerning ATC, see ATC's Annual Report and other documents filed with the Commission and listed under "Incorporation of Certain Documents by Reference" and "Summary -- Selected Historical Financial Information of ATC."

     CAF. On August 25, 1996, Conseco and CAF entered into the CAF Merger Agreement pursuant to which CAF will be merged with and become a wholly owned subsidiary of Conseco. Under the CAF Merger Agreement, each of the approximately
17.8 million issued and outstanding shares of common stock of CAF would be converted into the right to receive (1) $30.00 in cash plus the Time Factor (as defined below), if any, and (2) the fraction (rounded to the nearest ten-thousandth) of a share of Conseco Common Stock determined by dividing $6.50 by the Trading Value (as hereinafter defined). The "Trading Value" shall be equal to the average of the closing prices of the Conseco Common Stock on the NYSE Composite Transactions Reporting System for the 20 consecutive trading days immediately preceding the second trading day prior to the date of the CAF Merger. The "Time Factor" will be equal to $0.25 if the CAF Merger does not occur by December 10, 1996, which amount will increase by an additional $0.25 on the tenth day of each month thereafter until the CAF Merger is consummated. For additional information concerning CAF, see CAF's Annual Report and other documents filed with the Commission and listed under "Incorporation of Certain Documents by Reference" and "Summary -- Selected Historical Financial Information of CAF."

     BLH. Conseco announced on August 26, 1996 that it intends to merge with BLH in a transaction in which each of the 4.7 million shares of BLH Common Stock not already owned by Conseco would be converted into the right to receive $25.00 in Conseco Common Stock.

     Consummation of the Merger is not conditioned upon consummation by Conseco of any of the other pending acquisitions. See "Unaudited Pro Forma Consolidated Financial Statements of Conseco."

GENERAL INFORMATION CONCERNING CONSECO

     Conseco's executive offices are located at 11825 North Pennsylvania Street, Carmel, Indiana 46032 and the telephone number for Conseco is (317) 817-6100.

     For additional information concerning Conseco, including information concerning ALH and BLH, see Conseco's Annual Report and other documents filed with the Commission and listed under "Incorporation of Certain Documents by Reference" and "Summary -- Selected Historical Financial Information of Conseco." For additional information concerning LPG, see LPG's Annual Report and other documents filed with the Commission and listed under "Incorporation of Certain Documents by Reference."

                           INFORMATION CONCERNING THI

     In 1982, Transport Life Insurance Company ("Transport Life"), a Texas life insurance company organized in 1958 and in continuous operation since that time, was acquired by American Can Company, a predecessor of Travelers. THI was incorporated in 1990 under the laws of the State of Delaware. In a series of transactions that culminated on September 29, 1995, THI became the sole stockholder of Intermediate Holdings Inc., a Delaware corporation. Intermediate Holdings Inc. is the sole stockholder of THD Inc. a Delaware corporation. THD Inc. is the sole shareholder of TLIC Life Insurance Company ("TLIC Life"), a Texas life insurance company. TLIC Life is the sole shareholder of Transport Life. Transport Life in turn owns all of the common stock of Continental Life Insurance Company ("Continental Life"), a Texas life insurance company formed and in continuous operation since 1969, and a wholly owned subsidiary of Transport Life since 1971. On September 29, 1995, all of the outstanding THI Common Stock was distributed to the stockholders of Travelers.

     THI, through its life insurance subsidiaries, is principally engaged in the underwriting and distribution of supplemental health insurance and, until late 1995, was engaged in long-term care insurance. THI has several lines of business with policies in force that it no longer actively offers, including life insurance, major/catastrophic hospital insurance and credit insurance. In addition, THI administers a discontinued line of life insurance business for a subsidiary of Travelers and manages and administers certain discontinued lines of credit insurance business for other subsidiaries of Travelers. THI provides administrative and management services for a line of personal accident insurance and personal effects coverage sold through auto rental agencies for a subsidiary of Travelers. THI provides premium processing, claims adjudication and payment, and actuarial and accounting services related to these businesses, and receives monthly fee payments pursuant to contracts which expire in September 1998.

     THI's supplemental health insurance products include cancer insurance and heart/stroke insurance, and generally provide fixed or limited benefits to the insureds. These supplemental health products are primarily sold by two independent general agencies and accounted for approximately 43 percent of 1995 premium income. These general agencies market THI's insurance products through what THI believes are such agencies' exclusive full time agents.

     Until late 1995, THI marketed long-term care insurance products including nursing home and home health care insurance to the senior age market. THI's long-term care insurance products were marketed primarily by an independent marketing organization that relies on non-exclusive insurance brokers for sales to prospective insureds. Long-term care products accounted for approximately 46 percent of 1995 premium income. This business was sold to ATC in the fourth quarter of 1995. THI continues to administer (for a fee) the long-term care business for ATC through 1996.

     The remaining approximately 11 percent of 1995 premium income was derived primarily from insurance products that are no longer actively marketed.

     Transport Life is licensed to conduct insurance business in the District of Columbia and all states except New York. THI's net premium income in 1995 and the nine months ended September 30, 1996 was $190.2 million and $82.4 million, respectively. At September 30, 1996, THI had total assets of $941.9 million and stockholders' equity of $174.2 million. Its operating results for the year ended December 31, 1995 and the nine months ended September 30, 1996 were a loss of $26.8 million and income of $14.4 million, respectively.

     For additional information concerning THI, see THI's Annual Report and other documents filed with the Commission and listed under "Incorporation of Certain Documents by Reference" and "Summary -- Selected Historical Financial Information of THI."

     THI's executive offices are located at 714 Main Street, Fort Worth, Texas 76102 and its telephone number is (817) 390-8000.

                                   THE NOTES

     In connection with the spin-off of THI by Travelers in September 1995, THI issued $42 million aggregate principal amount of Series A Notes and $8 million aggregate principal amount of Series B Notes. The Notes bear interest at the rate of 8.5% per annum, are not redeemable at the option of THI until September 30, 2002, and are convertible, under specified circumstances, at the option of the holders thereof into shares of THI Common Stock. In addition, the Loan Agreement currently contains a number of covenants restricting the ability of THI and its subsidiaries to engage in certain activities, including limitations on restricted payments, indebtedness, subsidiary guarantees, payment restrictions affecting subsidiaries, sales of assets, issuances or sales of capital stock, major acquisitions, charter amendments, and mergers and consolidations. Many of such restrictive covenants will be eliminated if the Proposed Amendments are adopted. See "The Exchange Offer and Solicitation -- Proposed Amendments to the Loan Agreement" and Appendix A. The Notes also contain a number of restrictions on conversion and transfer by the holders thereof. As of the date of this Statement, none of Conseco or any of its affiliates owns any Notes. Upon consummation of the Merger, each outstanding Note will, by operation of law, become an obligation of Conseco, as successor in interest to THI, and become convertible into shares of Conseco Common Stock.

                      THE EXCHANGE OFFER AND SOLICITATION

BACKGROUND OF THE EXCHANGE OFFER AND SOLICITATION

     In connection with the negotiation of the terms of the Merger, Conseco made a proposal to acquire THI pursuant to a merger in which the outstanding shares of THI Common Stock would be converted into shares of Conseco Common Stock. Such proposal also required that the Notes be converted into shares of Conseco Common Stock. Absent a conversion of the Notes, the surviving corporation in any merger with THI would be bound by the obligations of THI under the Notes (including the restrictive covenants relating thereto) and, if securities of the surviving corporation were issued to the holder of THI Common Stock in such merger, the Notes would become convertible into the same securities of the surviving corporation. Conseco stated it was not willing to be bound by such restrictive covenants and was not willing to assume convertible debt obligations bearing interest at the rate of 8.5% per annum.

     Furthermore, pursuant to the Conseco proposal, the number of shares of Conseco Common Stock issuable upon the conversion of the Notes was equal to the number of shares of Conseco Common Stock that would be received if the Notes had been converted prior to the merger. Prior to September 30, 2002, THI cannot force the conversion of the Notes. After reviewing the Conseco proposal, the primary Holders of the Notes indicated they were not willing to convert their Notes into shares of Conseco Common Stock on the terms proposed by Conseco. Such Holders believed among other things that (i) this proposal did not adequately compensate them for the value of the Notes and (ii) the value of the Notes exceeded the value of the shares of THI Common Stock into which such notes were convertible, primarily because the Notes bear interest at the rate of 8.5% per annum, while allowing the Holders to receive the benefit of any increase in the value of the underlying THI Common Stock.

     After additional negotiations involving all parties, in order to facilitate the successful conclusion of the negotiations, the primary Holders of Notes agreed to exchange (by means of a registered exchange offer) such notes for convertible notes of Conseco. Accordingly, the Merger Agreement as originally executed provided that Conseco was to offer to exchange, in a registered exchange offer, $50 million aggregate principal amount of 6% Convertible Debentures due 2005 of Conseco (the "Conseco Convertible Notes") for the $50 million aggregate principal amount of Notes issued and outstanding. In connection with such exchange, Conseco would pay to the holders of the Notes all accrued and unpaid interest thereon. The Conseco Convertible Notes were to bear interest at a rate of 6% per annum and contain few restrictive covenants. In addition, although the Conseco Convertible Notes would not be redeemable by Conseco, under certain circumstances Conseco would be permitted to cause the Conseco Convertible Notes to be converted into Conseco Common Stock (in which event Conseco would be required to pay to each holder of Conseco Convertible Notes, in cash, the Conversion Payment). Each $1,000 principal amount of Conseco Convertible Notes issued in exchange for Notes would be initially convertible into the number of shares of Conseco Common Stock that would have been received in the Merger by the holder of such Notes if such Notes had been converted into THI Common Stock prior to the Merger.

     IP holds $35 million aggregate principal amount of Series A Notes, certain executive officers, directors, and key producers of THI hold the remaining $7 million aggregate principal amount of Series A Notes, and AMAD, a wholly owned subsidiary of Travelers, holds the entire $8 million aggregate principal amount of Series B Notes. In connection with the execution and delivery of the Merger Agreement, IP, Garland M. Lasater, Jr., a Director and the President and Chief Executive Officer of THI, and John T. Sharpe, Chairman of the Board of Directors of THI, entered into Exchange Agreements pursuant to which such holders agreed to exchange their Series A Notes for Conseco Convertible Notes in the exchange offer and to consent to the amendment of the documents governing the Series A Notes to remove substantially all of the restrictive covenants therefrom. Based on discussions with representatives of Travelers, Conseco and THI believed that the terms of such exchange offer, when made, would be acceptable to Travelers. Neither Travelers nor AMAD executed an Exchange Agreement.

     In November 1996, Conseco informed THI that, as promptly as practicable after the Effective Time, Conseco intended to exercise its mandatory conversion rights under the Conseco Convertible Notes and thereby convert such notes into Conseco Common Stock. In such event, pursuant to the terms of the Conseco Convertible Notes, Conseco would be required to pay Conversion Payments of approximately $205 per each $1,000 in principal amount of Conseco Convertible Notes to the holders of such notes in connection with such conversion. Based on Conseco's expressed intent, the Merger Agreement was amended to permit Conseco to offer Conseco Common Stock in exchange for the Notes on the same economic basis as the proposed offer to exchange Conseco Convertible Notes for the Notes. Accordingly, Conseco hereby offers to exchange, by means of the Exchange Offer, shares of Conseco Common Stock and cash for the outstanding Notes. The number of shares of Conseco Common Stock offered in respect of each Note will be equal to the number of shares of Conseco Common Stock that would have been received in the Merger by the Holder thereof if such Note had been converted into THI Common Stock prior to the Merger. The cash amount payable by Conseco in the Exchange Offer will be equal to the accrued and unpaid interest on the Notes plus an amount equal to approximately $205 per $1,000 in principal amount of Notes. In this regard, the present value (determined using a discount rate of 7.5%) of the interest that would be payable on the Notes in respect of the period from December 31, 1996 through September 30, 2002 (the date on which such notes first become redeemable at the option of THI) would be approximately $393 per $1,000 principal amount of Notes. As noted above, IP, AMAD and certain officers, directors and key producers of THI own Notes and, accordingly, such persons will receive shares of Conseco Common Stock and cash in the Exchange Offer. As part of the Exchange Offer, Conseco is soliciting the consent of the holders of the Notes to the removal of substantially all of the restrictive covenants from the documents governing the Notes.

     In connection with the foregoing amendment to the Merger Agreement, the Exchange Agreements of IP, Garland Lasater and John Sharpe were amended to provide for the exchange of Conseco Common Stock in lieu of Conseco Convertible Notes. Conseco anticipates that AMAD will participate in the Exchange Offer. Neither Travelers nor AMAD has executed an Exchange Agreement. Conseco's obligation to consummate the Merger is conditioned upon, among other things, holders of at least 90% of the aggregate principal amount of Notes accepting the Exchange Offer. Assuming that IP, Messrs. Lasater and Sharpe, and AMAD accept the Exchange Offer, this condition to the Merger will be satisfied.

     Pursuant to the Merger Agreement, Conseco is required to take such action as is necessary for the making and consummation of the Exchange Offer and the issuance by it of Conseco Common Stock upon the consummation thereof, including the filing of a registration statement with the Commission with respect to the shares of Conseco Common Stock to be issued in exchange for the Notes. In addition, Conseco agreed that, if any of the shares of Conseco Common Stock issued in exchange for Notes shall not be immediately freely tradeable by the holder thereof, then, at the request of the holder, Conseco shall, as promptly as practicable, at Conseco's option, either (i) acquire such shares directly from such holder at the then current market price, or (ii) file and have declared effective a registration statement on Form S-3 (or other appropriate form) with the Commission to register such shares for resale by such holder and use commercially reasonable efforts to keep such registration statement effective until such time as such shares become freely tradeable. For purposes of the preceding sentence, shares which may be sold at such time pursuant to Rule 144 (as promulgated by the Commission) shall be considered "freely tradeable." As the shares of Conseco Common Stock to be issued in connection with the Exchange Offer will be registered by the Registration Statement and none of the Holders is an affiliate of Conseco, Conseco anticipates that all shares of Conseco Common Stock issued in the Exchange Offer will be "freely tradeable." In addition, because the shares of Conseco Common Stock to be issued in the Exchange Offer are issued pursuant to a registered offering, the certificates representing such shares will not bear a Securities Act or similar legend restricting the transfer thereof.

TERMS OF THE EXCHANGE OFFER AND SOLICITATION

     Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), Conseco is offering to purchase for shares of Conseco Common Stock and cash all of the outstanding Notes.

     The consideration for each Note tendered pursuant to the Exchange Offer will consist of shares of Conseco Common Stock and cash. The number of shares of Conseco Common Stock offered in exchange for each $1,000 in principal amount of Notes is equal to the product of (i) the quotient (rounded to the nearest ten-thousandth) of (A) $1,000 divided by (B) the conversion price of the Series A Notes or Series B Notes, as applicable, multiplied by (ii) the Exchange Ratio. The conversion prices for the Series A Notes and Series B Notes are approximately $31.44 and $44.00, respectively. Notwithstanding the foregoing, no fractional shares of Conseco Common Stock will be issued pursuant to the Exchange Offer, and Conseco will pay cash in lieu of any such fractional shares. The amount of cash payable by Conseco (in addition to amounts payable in lieu of fractional shares of Conseco Common Stock) in respect of each $1,000 principal amount of Notes shall be equal to the sum of (i) the Conversion Payment plus
(ii) an amount equal to the accrued and unpaid interest on such $1,000 principal amount of Notes through and including the Closing Date.

     Every Note that is validly tendered (and not withdrawn) in accordance with the procedures set forth under "-- Procedures for Tendering Notes and Delivering Consents" on or prior to the Effective Time will, upon the terms and subject to the conditions hereof, be deemed to be accepted for payment by Conseco as of the Effective Time. Every Holder who validly tenders such Holder's Note(s) on or prior to the Effective Time will receive the Tender Payments therefor immediately after the Effective Time.

     Every Note that is validly tendered in accordance with the procedures set forth under "-- Procedures for Tendering Notes and Delivering Consents" after the Effective Time will, upon the terms and subject to the conditions hereof, be deemed to be accepted upon receipt by the Depositary of all required Tender Materials relating to such Note. Every Holder who validly tenders such Holder's Note(s) after the Effective Time (but on or prior to the Expiration Date) will receive the Tender Payment therefor promptly after receipt by the Depositary of all required Tender Materials relating to such Note(s).

     Immediately upon acceptance for payment of validly tendered Notes, Conseco will become irrevocably bound to pay the Tender Payments therefor. All Notes validly tendered and purchased in the Exchange Offer will, immediately following acceptance for payment thereof by Conseco, be canceled by Conseco.

     Each tendering Holder of Series A Notes whose Series A Notes are accepted for payment pursuant to the Exchange Offer will receive the same consideration therefor, per $1,000 principal amount thereof, as all other Holders of such Series A Notes whose tenders thereof are so accepted. Each tendering Holder of Series B Notes whose Series B Notes are accepted for payment pursuant to the Exchange Offer will receive the same consideration therefor, per $1,000 principal amount thereof, as all other Holders of such Series B Notes whose tenders thereof are so accepted. If and to the extent that Conseco, by amendment of the Exchange Offer or otherwise, increases the Merger Consideration offered thereunder, all Holders who tender Notes in the Exchange Offer, including, without limitation, any Holders whose Notes may have already been accepted for payment and who may have already received Tender Payments therefor, shall receive such increased Merger Consideration.

     Upon the terms and subject to the conditions of the Solicitation (including, if the Solicitation is extended or amended, the terms and conditions of any such extension or amendment), Conseco is also soliciting Consents from Holders with respect to the Proposed Amendments.

     Holders will not be entitled to receive any Tender Payments unless they BOTH tender their Notes pursuant to the Exchange Offer AND deliver Consents to the Proposed Amendments with respect to such Notes. The proper tender by a Holder of Notes pursuant to the Exchange Offer will be deemed to constitute the giving of a Consent by such Holder to the Proposed Amendments with respect to such Notes.

     The Proposed Amendments to the Loan Agreement require the receipt of the Requisite Consents. EFFECTIVE IMMEDIATELY UPON RECEIPT OF THE REQUISITE CONSENTS (WHICH MAY OCCUR AS EARLY AS THE EFFECTIVE TIME), THE LOAN AGREEMENT WILL BE AMENDED BY MEANS OF THE LOAN AGREEMENT AMENDMENT TO GIVE EFFECT TO THE PROPOSED AMENDMENTS. Although effective immediately upon receipt of the Requisite Consents, the Loan Agreement Amendment will be subsequently rendered void and of no effect in the event that the Exchange Offer is terminated without Conseco having purchased all Notes validly tendered for purchase pursuant to the Exchange Offer.

     ASSUMING THAT THE REQUISITE CONSENTS ARE RECEIVED AND THE PROPOSED AMENDMENTS HAVE BECOME EFFECTIVE, THE PROPOSED AMENDMENTS WILL BE BINDING ON ALL NON-TENDERING HOLDERS OF NOTES. THEREFORE, ADOPTION OF THE PROPOSED AMENDMENTS MAY HAVE ADVERSE CONSEQUENCES FOR HOLDERS WHO DO NOT TENDER IN THE EXCHANGE OFFER. SEE "SPECIAL CONSIDERATIONS -- EFFECTS OF THE PROPOSED AMENDMENTS," "-- EXCHANGE AGREEMENTS; REQUISITE CONSENTS" AND APPENDIX A.

     The Exchange Offer is conditioned upon, among other things, the satisfaction of the Merger Condition. See "-- Conditions to the Exchange Offer" which describes the foregoing condition and sets forth all conditions to the Exchange Offer. If any condition to Conseco's obligation to purchase Notes under the Exchange Offer is not satisfied prior to the Expiration Date, Conseco reserves the right (but shall not be obligated) to (i) waive such unsatisfied condition and purchase all Notes validly tendered, (ii) extend the Exchange Offer for a period not to exceed 20 days and retain the Notes which have been tendered during the period or periods for which the Exchange Offer is extended (subject to the withdrawal rights described in this Statement) or (iii) amend the Exchange Offer. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS STATEMENT, CONSECO WILL NOT EXTEND OR AMEND THE EXCHANGE OFFER WITHOUT THE PRIOR WRITTEN CONSENT OF HOLDERS OF NOTES REPRESENTING A MAJORITY OF THE AGGREGATE PRINCIPAL AMOUNT OF ALL NOTES OUTSTANDING AS OF THE DATE OF THIS STATEMENT.

     Conseco expressly reserves the right, at any time or from time to time, regardless of whether or not any of the events set forth in "-- Conditions to the Exchange Offer" shall have occurred or shall have been determined by Conseco to have occurred, (i) to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for payment of, and the making of Tender Payments for, any Notes, by giving oral or written notice of such extension to the Depositary or (ii) to amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by Conseco in this paragraph are in addition to Conseco's rights to terminate the Exchange Offer described in "-- Conditions to the Exchange Offer." Any extension, amendment or termination will be followed as promptly as practicable by announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS STATEMENT, CONSECO WILL NOT EXTEND OR AMEND THE EXCHANGE OFFER WITHOUT THE PRIOR WRITTEN CONSENT OF HOLDERS OF NOTES REPRESENTING A MAJORITY OF THE AGGREGATE PRINCIPAL AMOUNT OF ALL NOTES OUTSTANDING AS OF THE DATE OF THIS STATEMENT.

     If Conseco extends the Exchange Offer, or if, for any reason, the acceptance for payment of, or the making of Tender Payments for, Notes is delayed or if Conseco is unable to accept for payment or make Tender Payments for Notes pursuant to the Exchange Offer, then, without prejudice to Conseco's rights under the Exchange Offer, the Depositary may retain tendered Notes on behalf of Conseco, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in "-- Withdrawal of Tenders and Revocation of Consents" below. However, the ability of Conseco to delay the payment for Notes which Conseco has accepted for payment is limited by Rule 14e-1(c) under the Exchange

Act (which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer). If Conseco waives a material condition of the Exchange Offer, Conseco will disseminate additional offering materials and extend the Exchange Offer to the extent required by law.

PROPOSED AMENDMENTS TO THE LOAN AGREEMENT

     Set forth below is a brief description of the Proposed Amendments to the Loan Agreement for which Consents are being sought pursuant to the Solicitation. The Proposed Amendments constitute a single proposal, and a tendering Holder must deliver a Consent to the Proposed Amendments as an entirety and may not deliver a Consent selectively with respect to certain of the Proposed Amendments.

     EFFECTIVE IMMEDIATELY UPON RECEIPT OF THE REQUISITE CONSENTS (WHICH MAY OCCUR AS EARLY AS THE EFFECTIVE TIME), THE LOAN AGREEMENT WILL BE AMENDED BY MEANS OF THE LOAN AGREEMENT AMENDMENT TO GIVE EFFECT TO THE PROPOSED AMENDMENTS. THEREAFTER, THE PROPOSED AMENDMENTS WILL BE BINDING ON ALL HOLDERS. Although effective immediately upon receipt of the Requisite Consents, the Loan Agreement Amendment will be subsequently rendered void and of no effect in the event that the Exchange Offer is terminated without Conseco having purchased all Notes validly tendered for purchase pursuant to the Exchange Offer. A Consent to the Proposed Amendments may not be revoked except under certain limited circumstances. See "-- Withdrawal of Tenders and Revocation of Consents" below.

     The Proposed Amendments to the Loan Agreement require the receipt of the Requisite Consents. IP and Messrs. Lasater and Sharpe have entered into Exchange Agreements pursuant to which such holders agreed to exchange their Series A Notes in the Exchange Offer and deliver Consents to the Proposed Amendments. Such Holders collectively hold approximately 75% of the aggregate principal amount of Notes held by all Holders, and Messrs. Lasater and Sharpe together hold approximately 36% of the aggregate principal amount of Notes held by Individual Holders. Conseco anticipates that Individual Holders (including Messrs. Lasater and Sharpe) holding at least a majority of the aggregate principal amount of Notes held by Individual Holders will deliver Consents to the Proposed Amendments. In addition, Conseco anticipates that Travelers will deliver a Consent to the Proposed Amendments. Assuming that all of such Holders deliver Consents to the Proposed Amendments, the Requisite Consents will have been obtained.

     THE PROPER TENDER BY A HOLDER OF NOTES PURSUANT TO THE EXCHANGE OFFER WILL BE DEEMED TO CONSTITUTE THE GIVING OF A CONSENT BY SUCH HOLDER TO THE PROPOSED AMENDMENTS WITH RESPECT TO SUCH NOTES.

     The Proposed Amendments to the Loan Agreement are as follows:

     Restrictive Covenants to Be Deleted. The Proposed Amendments would delete in their entirety the following restrictive covenants and any references thereto from the Loan Agreement:

     Section 7.3 Limitation on Restricted Payments by the Company and its Subsidiaries
     Section 7.7   Limitation on Incurrences of Additional Indebtedness
     Section 7.8   Limitation on Payment Restrictions Affecting Subsidiaries
     Section 7.9   Sale of Assets
     Section 7.10  Limitation on Guaranties by Subsidiaries
     Section 7.11  Limitation on Issuance and/or Sale of Capital Stock
     Section 7.12  Limitation on Major Acquisitions
     Section 7.14  Limitation on Certain Amendments of Certificate of
                   Incorporation
     Section 7.15  Determination as to Bona Fide Takeover Proposal
     Section 8.1   Limitation on Acquisition of Capital Stock
     Section 8.2   Limitation on Sale
     Section 8.3   Form A Filing
     Section 8.4   Pledge Agreement
     Section 9.1   When Company May Merger, Etc.

     Sections to Be Amended. The Proposed Amendments would amend the following sections of the Loan Agreement:

     Section  1.1   Definitions
     Section  7.5   Reports
     Section  9.2   Successor Corporation Substituted
     Section 10.1   Right of Conversion
     Section 16.4   Survival of Provisions; Limitation of Liability
     Section 16.16 Appointment of Successor Director; Agreements Regarding the Designation of Directors; Notice

     Restrictive Covenants to Be Retained. The Proposed Amendments would retain the following restrictive covenants:

     Section 7.1   Payment of Securities
     Section 7.2   Maintenance of Office or Agency
     Section 7.4   Corporate Existence
     Section 7.6   Notice of Default
     Section 7.13  Change of Control

     Definitions. The Proposed Amendments would delete certain definitions identified in Appendix A from the Loan Agreement because any references to such defined terms would be eliminated by the Proposed Amendments or because they otherwise would not be used.

     See Appendix A for the full text of the provisions of the Loan Agreement to be amended or eliminated by the Proposed Amendments. Holders are urged to read Appendix A in its entirety. Appendix A is qualified in its entirety by reference to the full and complete terms contained in the Loan Agreement. Holders may obtain copies of the Loan Agreement and the proposed forms of Loan Agreement Amendment without charge from the Depositary.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, Conseco shall not be required to accept for payment or make Tender Payments for, and may delay the acceptance for payment of, any tendered Notes, in each event subject to Rule 14e-1(c) under the Exchange Act, if either the Merger Condition or the General Condition (each as defined below) shall not yet have been satisfied. In addition, Conseco may terminate the Exchange Offer if either the Merger Condition or the General Condition shall not have been satisfied as of the Expiration Date. There is no minimum principal amount of Notes or number of Consents that must be obtained as a condition to the consummation of the Exchange Offer and Solicitation.

     The "Merger Condition" shall mean the consummation of the Merger on or prior to the Expiration Date. The "General Condition" shall mean, as to any tender of a Note pursuant to the Exchange Offer or any delivery of a Consent pursuant to the Solicitation, the absence, as of the time of deemed acceptance of such Note, of an order, statute, rule, regulation, executive order, stay decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced, or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality having jurisdiction over such tender or delivery on or after the date of this Statement that prohibits or prevents the acceptance of such tender or delivery.

     The foregoing conditions are for the sole benefit of Conseco and may be asserted by Conseco regardless of the circumstances giving rise to any such condition and may be waived by Conseco, in whole or in part, at any time and from time to time, in the sole discretion of Conseco. The failure by Conseco at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

SOURCE AND AMOUNT OF FUNDS

     Assuming that 100% of the outstanding principal amount of Notes are tendered and accepted for payment, the total amount of consideration required by Conseco to purchase all of the Notes pursuant to the

Exchange Offer is estimated to be (i) approximately 2.1 million shares of Conseco Common Stock, (ii) approximately $1.7 million in cash (representing accrued and unpaid interest on the Notes), and (iii) approximately $10.2 million in cash (representing Conversion Payments on the Notes). Such shares of Conseco Common Stock will be newly issued by Conseco, and Conseco expects to finance such cash amounts with cash on hand or borrowings under its revolving credit facility.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS

     The following is a summary description of the material United States federal income tax consequences to the Holders of the Exchange Offer, the adoption of the Proposed Amendments and the Merger. This summary is not a complete description of all of the tax consequences of these transactions and, in particular, does not address tax considerations which may affect the treatment of certain special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies and foreign taxpayers. In addition, no information is provided herein with respect to the tax consequences of the Exchange Offer, the adoption of the Proposed Amendments or the Merger under applicable foreign, state or local laws.

     The following discussion is based on the Code, as in effect on the date of this Statement, without consideration of the particular facts or circumstances of any particular Holder. Conseco has not sought and will not seek any rulings from the Internal Revenue Service with respect to any of the matters discussed herein.

     The obligation of THI to effect the Merger is conditioned on delivery to THI of an opinion dated the Closing Date from Weil, Gotshal & Manges LLP, counsel to THI, or other legal counsel reasonably acceptable to THI and Conseco, based on certain representations to be made by THI, Conseco and certain significant stockholders and security holders and on assumptions set forth in the opinion, that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code. Such opinion, however, will not be binding on the Internal Revenue Service.

     The following discussion is based on the assumption that the Notes are securities for federal income tax purposes.

     Assuming that the Merger qualifies for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code, the material federal income tax consequences of the Merger for the Holders who tender Notes pursuant to the Exchange Offer will be as follows:

          (i) Any gain realized by Holders upon their exchange of Notes for Conseco Common Stock and cash will be recognized and taken into income up to the amount of cash received. For this purpose, the amount of gain realized, if any, would equal the excess of (i) the sum of the fair market value of the Conseco Common Stock and cash received by a Holder over (ii) such Holder's basis in Notes exchanged therefor. No loss will be recognized by Holders upon their exchange of Notes for Conseco Common Stock and cash. Any gain that is recognized should constitute a capital gain if such Holder's Notes are held as capital assets at the time of the exchange, long-term if held for more than one year.

          (ii) The tax basis in the Conseco Common Stock received by a Holder in exchange for Notes will be the same as such Holder's tax basis in the Notes surrendered in exchange therefor, decreased by the amount of cash received, and increased by the amount of gain recognized in the exchange; and

          (iii) The holding period of the Conseco Common Stock received by a Holder will include the period during which the Notes surrendered in exchange therefor were held (provided that such Notes were held by such Holder as a capital asset at the time of the exchange).

     Assuming that the Merger qualifies for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code, the material federal income tax consequences of the Merger for the Holders who do not tender Notes pursuant to the Exchange Offer will be as follows:

          (i) If the Proposed Amendments are not "significant" modifications for federal income tax purposes, then neither the adoption of the Proposed Amendments nor the Merger should be treated as resulting in a taxable exchange for such Holders. Consequently, such Holders after the Merger and Conseco's assumption of the Notes in the Merger would continue to have the same basis and holding period with respect to the Notes as they had before the Merger.

          (ii) If the Proposed Amendments are "significant" modifications for federal income tax purposes, then the adoption of the Proposed Amendments in conjunction with the Merger may constitute a sale or exchange of old Series A Notes and old Series B Notes ("Old Notes") for new Series A Notes and new Series B Notes ("New Notes"). In such case, gain would be recognized by Holders of Old Notes to the extent that the "principal amount" of the New Notes exceeds the "principal amount" of the Old Notes. The meaning of the term "principal amount" under current law is unclear. In the event that the term means the stated principal amount of the New Notes or if neither the Old Notes nor the New Notes are publicly traded during the period beginning thirty days before and ending thirty days after the effective date of the Proposed Amendments, then no gain should be recognized by Holders. If the term "principal amount" of the New Notes means the "issue price" of the New Notes and either the Old Notes or the New Notes are publicly traded, then the issue price of the New Notes will be the fair market value of the New Notes on the effective date of the Proposed Amendments (if the New Notes are publicly traded) or the fair market value of the Old Notes (if the Old Notes but not the New Notes are publicly traded) on the effective date of the Proposed Amendments. In such case, gain will be realized by Holders to the extent that the issue price of the New Notes exceeds the Holder's adjusted basis in the Old Notes, and such gain apparently would be recognized to the extent that the issue price of the New Notes exceeds the adjusted issue price of the Old Notes. In both of the above cases, a Holder's basis in the New Notes should equal such Holder's basis in the Old Notes, increased by the gain recognized in the exchange, if any. A Holder's holding period for the New Notes should include the period during which the Old Notes surrendered in exchange therefor were held (provided that such Old Notes were held by such Holder as a capital asset at the effective date of the Proposed Amendments).

     THE FOREGOING IS A GENERAL DISCUSSION OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER, THE ADOPTION OF THE PROPOSED AMENDMENTS AND THE MERGER FOR HOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH HOLDER'S STATUS AND ATTRIBUTES. ACCORDINGLY, EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE OFFER, THE ADOPTION OF THE PROPOSED AMENDMENTS AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN SUCH TAX LAWS.

OPTIONAL NOTE REPURCHASE

     Pursuant to the Loan Agreement, each Holder has the right to require Conseco, as the successor-in-interest to THI, to repurchase for cash all or any part of such Holder's Notes at a purchase price equal to 100% of the aggregate principal amount thereof, together with unpaid interest to the date of repurchase. Such right will not be available with respect to Notes that are tendered in the Exchange Offer. Within 20 days following the Effective Time, Conseco will mail a notice of the Merger to any Holders who have not tendered their Notes in the Exchange Offer. Such notice will specify a date, not less than 30 days nor more than 60 days after the date of mailing of such notice, for the repurchase offer described in this paragraph.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES; ACCEPTANCE OF CONSENTS

     Every Note that is validly tendered (or defectively tendered and as to which Conseco has waived, or caused to be waived, such defect) (and not withdrawn) in accordance with the procedures set forth under "-- Procedures for Tendering Notes and Delivering Consents" on or prior to the Effective Time will, upon the terms and subject to the conditions hereof, be deemed to be accepted for payment by Conseco as of the

Effective Time. Every Holder who validly tenders such Holder's Note(s) on or prior to the Effective Time will receive the Tender Payments therefor immediately after the Effective Time.

     Every Note that is validly tendered (or defectively tendered and as to which Conseco has waived, or caused to be waived, such defect) in accordance with the procedures set forth under "-- Procedures for Tendering Notes and Delivering Consents" after the Effective Time will, upon the terms and subject to the conditions hereof, be deemed to be accepted upon receipt by the Depositary of all required Tender Materials relating to such Note. Every Holder who validly tenders such Holder's Note(s) after the Effective Time (but on or prior to the Expiration Date) will receive the Tender Payment therefor promptly after receipt by the Depositary of all required Tender Materials relating to such Note(s).

     Immediately upon acceptance for payment of validly tendered Notes, Conseco will become irrevocably bound to pay the Tender Payments therefor. Conseco expressly reserves the right, in Conseco's sole discretion, to delay acceptance for payment of, or the making of Tender Payments for, Notes, subject to Rule 14e-1(c) under the Exchange Act (which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer), if any of the conditions of the Exchange Offer shall not have been satisfied or validly waived or in order to comply, in whole or in part, with any applicable law. In all cases, Tender Payments for Notes purchased pursuant to the Exchange Offer will be made only after timely receipt by the Depositary of
(i) certificates representing such Notes pursuant to the procedures set forth herein and in the Consent and Letter of Transmittal, (ii) a properly completed and duly executed Consent and Letter of Transmittal (or a facsimile thereof) and
(iii) any other documents required by the Consent and Letter of Transmittal (the items in clauses (i) through (iii) are referred to herein as "Tender Materials").

     Conseco will promptly pay for Notes accepted as described above by depositing the aggregate applicable Tender Payments in immediately available funds and shares of Conseco Common Stock with the Depositary, which will act as agent for tendering Holders for the purpose of receiving Tender Payments from Conseco and transmitting such Tender Payments to tendering Holders. Tenders of Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Under no circumstances will interest on any Tender Payments be paid by Conseco by reason of any delay in making such Tender Payments. If any tendered Notes are not purchased pursuant to the Exchange Offer for any reason, such Notes not purchased will be returned, without expense, to the tendering Holder promptly after the expiration or termination of the Exchange Offer. Holders who tender will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Notes pursuant to the Exchange Offer.

     For purposes of the Solicitation, Consents will be deemed to be delivered when the Notes to which such Consents relate have been accepted for payment by Conseco (and Conseco has thereby become irrevocably bound to pay the Tender Payments therefor).

PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS

     Holders will not be entitled to receive Tender Payments unless they BOTH tender their Notes pursuant to the Exchange Offer AND deliver Consents to the Proposed Amendments with respect to such Notes. The proper tender by a Holder of Notes pursuant to the Exchange Offer in accordance with the procedures described below will be deemed to constitute the giving of a Consent by such Holder with respect to the full principal amount of the Notes tendered.

     Tender of Notes and Delivery of Consents. The tender by a Holder of Notes (and subsequent acceptance of such tender by Conseco) pursuant to one of the procedures set forth below will constitute an agreement between such Holder and Conseco in accordance with the terms and subject to the conditions set forth in this Statement and the Consent and Letter of Transmittal. The procedures by which Notes may be tendered and Consents may be given by beneficial owners that are not Holders will depend upon the manner in which the Notes are held.

     Tender of Notes Held in Physical Form. To validly tender Notes held in physical form pursuant to the Exchange Offer, a Holder should complete and sign the applicable Consent and Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions to such Consent and Letter of Transmittal, have the signature thereon guaranteed if required by Instruction 1 of the Consent and Letter of Transmittal and deliver it, together with any other documents required by the Instructions to the applicable Consent and Letter of Transmittal, to the Depositary at its address set forth on the back cover page of this Statement and deliver certificates representing such Notes to the Depositary at such address prior to the Expiration Date. Consents and Letters of Transmittal and any certificates evidencing Notes tendered pursuant to the Exchange Offer should be sent only to the Depositary, not to Conseco.

     The proper completion, execution and delivery of the applicable Consent and Letter of Transmittal by a Holder with respect to Notes will constitute the giving of a Consent by such Holder to the Proposed Amendments with respect to such Notes, and no separate Consent or proxy will be required.

     If the Notes are registered in the name of a person other than the signer of a Consent and Letter of Transmittal, then, in order to validly tender such Notes pursuant to the Exchange Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name or names of such Holder or Holders appear on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below. In addition, such tender of Notes must be accompanied by a valid Consent or proxy of such Holder or Holders, since Notes may not be tendered without also delivering a Consent to the Proposed Amendments with respect to such Notes, and only Holders are entitled to deliver Consents to the Proposed Amendments.

     Tender of Notes Held Through a Custodian. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes and deliver Consents and Letters of Transmittal should (i) contact such Holder promptly and instruct such Holder to tender Notes and deliver applicable Consents and Letters of Transmittal on such beneficial owner's behalf or (ii) effect a valid transfer of registered ownership of the Notes to itself prior to executing and delivering the Consent and Letter of Transmittal on its own behalf.

     Signature Guarantees. Signatures on all Consents and Letters of Transmittal must be guaranteed by a financial institution that is a member of the Notes Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each of the foregoing being referred to as "Eligible Institution"), unless the Notes tendered thereby are tendered (i) by a Holder of the Notes who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment or Issuance Instructions" on the Consent and Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Consent and Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Consent and Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the Holder, then the signatures on the Consents and Letters of Transmittal accompanying the tendered Notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Consent and Letter of Transmittal.

     In all cases, Tender Payments for Notes purchased pursuant to the Exchange Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Notes pursuant to the procedures set forth herein and in the Consent and Letter of Transmittal, (ii) a properly completed and duly executed Consent and Letter of Transmittal (or a facsimile thereof) and (iii) any other documents required by the Consent and Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND CONSENTS AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING NOTES AND DELIVERING CONSENTS AND LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE CONSENTS AND LETTERS OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE APPLICABLE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH DATE.

     Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Consents and Letters of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes or delivered Consents pursuant to any of the procedures described above will be determined by Conseco, in Conseco's sole discretion (whose determination shall be final and binding). Conseco reserves the absolute right to reject any or all tenders of any Notes or deliveries of any Consents determined by it not to be in proper form or, if the acceptance for payment of or payment for such Notes and Consents may, in the opinion of Conseco's counsel, be unlawful. Conseco also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to Notes or delivery with respect to a Consent of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Conseco's interpretation of the terms and conditions of the Exchange Offer and Solicitation (including the Consents and Letters of Transmittal and the Instructions thereto) will be final and binding. Neither Conseco, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If Conseco waives its right to reject a defective tender of Notes, the tendering Holder will be entitled to the applicable Tender Payments.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

     EXCEPT AS SPECIFIED IN THIS PARAGRAPH, NOTES, ONCE TENDERED, MAY NOT BE WITHDRAWN, AND CONSENTS, ONCE DELIVERED, MAY NOT BE REVOKED. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS STATEMENT, (I) NOTES MAY BE WITHDRAWN, AND CONSENTS REVOKED, AT ANY TIME PRIOR TO THE EFFECTIVE TIME AND (II) IF THE EXCHANGE OFFER OR THE SOLICITATION IS EXTENDED OR AMENDED FOR ANY REASON, OR PAYMENT FOR TENDERED NOTES IS DELAYED FOR MORE THAN FIVE BUSINESS DAYS AFTER THE EXPIRATION DATE, HOLDERS SHALL BE ENTITLED TO WITHDRAW THEIR NOTES AND REVOKE THEIR CONSENTS. In the event that the Exchange Offer is terminated without any Notes being purchased thereunder, (i) any Notes tendered will be promptly returned to the Holders tendering the same and (ii) the Proposed Amendments, if already effective, will become void and of no effect.

     For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at its address set forth in the Consent and Letter of Transmittal prior to the Effective Time. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number or numbers and principal amount of such Notes), (iii) be signed by the Holder in the same manner as the original signature on the Consent and Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to register the transfer of such Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by Conseco, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Notes and Delivering Consents" above at any time on or prior to midnight, New York City time, on the Expiration Date.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In late August 1996, DLJ indicated to IP that Conseco might be willing to pay a premium over current market price to the holders of THI Common Stock and Notes. Subsequently, representatives of DLJ gave a presentation in early September 1996 to Conseco concerning THI. A few days later, THI's management met directly with management of Conseco. Based on such conversations, Conseco entered into a confidentiality agreement with THI, and THI furnished Conseco with certain non-public information requested by Conseco.

     From September 17, 1996 through September 20, 1996, representatives of THI and Conseco negotiated the terms of a possible acquisition of THI by Conseco. Among the proposals discussed was a proposal by Conseco to acquire THI by merger for $71.50 per share of THI Common Stock (payable in Conseco Common Stock). The proposal included a collar placing high and low limits on the price of Conseco Common Stock used in calculating the Merger Consideration (the "Collar") (see "The Merger Agreement -- Conversion of Shares; Exchange of Stock Certificates; No Fractional Amounts") and required that the Notes be converted into shares of Conseco Common Stock. Absent a conversion of the Notes, Conseco, as the surviving corporation in the merger, would be bound by the obligations of THI under the Notes (including the restrictive covenants relating thereto) and the Notes would become convertible into shares of Conseco Common Stock. Conseco stated it was not willing to be bound by such restrictive covenants and was not willing to assume convertible debt obligations bearing interest at the rate of 8.5% per annum.

     Furthermore, pursuant to the Conseco proposal, the number of shares of Conseco Common Stock issuable upon the conversion of the Notes was equal to the number of shares of Conseco Common Stock that would be received if the Notes had been converted prior to the merger. Prior to September 30, 2002, THI cannot force the conversion of the Notes. After reviewing the Conseco proposal, the primary holders of the Notes indicated they were not willing to convert their Notes into shares of Conseco Common Stock on the terms proposed by Conseco. Such holders believed among other things that (i) this proposal did not adequately compensate them for the value of the Notes and (ii) the value of the Notes exceeded the value of the shares of THI Common Stock into which such Notes would become convertible, primarily because the Notes bear interest at the rate of 8.5% per annum, while allowing the holders to receive the benefit of any increase in the value of the underlying THI Common Stock. After additional negotiations, in order to facilitate the successful conclusion of the negotiations, the primary holders of Notes agreed to exchange (by means of a registered exchange offer) such notes for convertible notes of Conseco.

     After further negotiations, managements of THI and Conseco and the primary holders of Notes agreed (subject to approval thereof by the respective Boards of Directors of THI and Conseco) to the terms described in this Statement, including (i) $70.00 per share value for THI Common Stock (payable in Conseco Common Stock), (ii) the Collar, and (iii) the offer to exchange Conseco convertible notes for Notes.

     On September 20, 1996, the outside directors of THI were informed by John Sharpe, the Chairman of the Board of THI, of the discussions regarding a possible merger with Conseco. Mr. Sharpe reviewed the background events leading to the merger discussions, the proposed transaction structure, the proposed principal terms and conditions of the acquisition, and the probable timing of the transaction.

     The Conseco Board of Directors met on September 20 to consider the proposed merger. At the meeting, Conseco management reported on the due diligence review undertaken by Conseco and its advisors and on the results of the discussions to date with representatives of THI and its legal and financial advisors. The Conseco Board discussed the potential benefits to Conseco of an acquisition of THI. Management outlined for the Conseco Board the proposed terms and conditions of the Merger Agreement. After reviewing and discussing the merger proposal, the Conseco Board of Directors authorized management of Conseco to execute and deliver the Merger Agreement as outlined to the Directors at the meeting, with such further changes as management approved. See "-- Conseco's Reasons for the Merger."

     Conseco provided THI with an initial draft of a form of merger agreement on September 21, 1996 setting forth the terms of Conseco's offer to acquire THI by merger in exchange for Conseco Common Stock. From September 21 through September 25, 1996, representatives of THI and its advisors met with representatives of Conseco and conducted a due diligence review of the business and financial condition of Conseco.

     On September 22, 1996, THI's Board of Directors held a special telephonic meeting regarding the proposed merger. At this meeting, THI's senior management and legal and financial advisors reviewed the ongoing discussions and negotiations between THI and Conseco. It was agreed that management of THI would continue to pursue a possible sale of THI to Conseco, with the understanding that final approval of any transaction would be considered at a special meeting of the THI Board of Directors to be held on September 24, 1996.

     From September 23 through September 25, 1996, members of the senior management of Conseco and THI, together with their legal advisors, negotiated the provisions of the Merger Agreement and the terms of the exchange of the Notes. In addition, IP and Messrs. Lasater and Sharpe agreed to execute Exchange Agreements requiring such holders to exchange their Notes in the contemplated exchange offer and to consent to the amendment of the documents governing the Notes to remove substantially all of the restrictive covenants therefrom. Based on discussions with representatives of Travelers, Conseco and THI believed that the terms of such exchange offer, when made, would be acceptable to Travelers. Neither Travelers nor AMAD executed an Exchange Agreement.

     The THI Board of Directors held a special meeting on September 24, 1996. At the meeting, Conseco management delivered a presentation of Conseco's business and financial performance and plans and prospects for the future operation of the combined enterprise and answered questions posed by the THI Board of Directors. THI's management reported on the results of the discussions to date with representatives of Conseco, and THI's advisors reported on the due diligence review undertaken to date. THI's advisors also summarized the material terms and conditions of the Merger Agreement and related matters. The THI Board of Directors instructed THI's management and legal advisors to perform additional due diligence with regard to various matters and instructed THI's management to take certain positions in the negotiations with Conseco, including a change in the method of computing the average price per share of Conseco Common Stock for the purpose of calculating the Merger Consideration and the addition of a termination event in the event that the five day trading average of the Conseco Common Stock as of the scheduled Closing Date is less than $34.875. DLJ then presented its analysis of the financial terms of the Merger Agreement and discussed various other financial considerations that it used to reach its opinion on the fairness to the stockholders of THI, from a financial point of view, of the Exchange Ratio. Finally, DLJ answered questions of the members of the THI Board of Directors before orally rendering its opinion that the Merger Consideration to be received by the stockholders of THI pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. DLJ delivered its written opinion at the end of the meeting. See "-- Opinion of THI's Financial Advisor."

     The THI Board of Directors held a subsequent telephonic meeting on September 25, 1996 after the completion of negotiations between the parties and their respective representatives with regard to the definitive terms of the Merger. At such meeting, THI's legal advisors discussed the final results of their due diligence review of Conseco, including the results of the additional due diligence review requested by the THI Board of Directors at the prior meeting. THI's advisors also summarized the changes in the terms and conditions of the Merger Agreement since the last meeting, and answered questions posed by the directors. After careful consideration by the members of the THI Board of Directors of the terms of the Merger Agreement and after consultation with its advisors, the THI Board of Directors voted unanimously to approve the Merger Agreement in the form presented to it at the meeting, with such changes thereto as the Executive Committee thereof may approve. See "-- THI's Reasons for the Merger; Recommendations of the THI Board of Directors."

     The terms of the Conseco convertible notes to be offered in exchange for the Notes as described above would have granted to Conseco the right to cause such Conseco notes to be converted into shares of Conseco Common Stock. During November 1996, Conseco informed THI that Conseco intended to exercise such right as promptly as practicable following the Effective Time. Based on Conseco's expressed intent, the Merger Agreement was amended to permit Conseco to offer shares of Conseco Common Stock in exchange for the Notes on the same economic basis as the proposed offer to exchange Conseco convertible notes for the Notes.

CONSECO'S REASONS FOR THE MERGER

     The Conseco Board of Directors approved the Merger Agreement by a unanimous vote at its September 20 meeting. In reaching its decision, the Conseco Board considered information provided at the Board meeting, including, among other things, (1) information concerning the financial performance and condition, business operations and prospects of THI, including an analysis of possible cost savings and synergies, and a qualitative overview of the individual business segments, (2) the potential long-term and short-term effect of the transaction on Conseco's earnings per share, (3) the structure of the proposed transaction, (4) the terms of the Merger Agreement and (5) the presentation and recommendation made by the management of Conseco.

     A principal strategic objective of Conseco since it commenced operations in 1982 has been to acquire life and health insurance companies and to increase their value by implementing management strategies to reduce costs and improve administrative efficiency, centralize asset management, improve marketing and distribution, eliminate unprofitable products and focus resources on the development and expansion of profitable products. In furtherance of this strategy, Conseco has completed 13 acquisitions of insurance companies and related businesses since it commenced operations. Conseco believes that the value and profitability of its existing insurance subsidiaries can be enhanced as a result of the cross-selling opportunities presented by a company which complements Conseco's existing product lines and distribution channels.

     Conseco's operating strategy is to target selected markets which provide significant growth potential and to focus its sales efforts on profitable products which will provide predictable and diversified earnings regardless of interest rate changes or other changes in the economic environment. Conseco also seeks to be a major competitor in each of its targeted markets and to develop strong, complementary distribution channels. Strategic acquisitions will be made by Conseco which are consistent with this strategy and which enable Conseco to maintain its targeted ratio of debt to total capital.

     The Conseco Board of Directors believes that the insurance businesses of Conseco and THI complement each other. THI's cancer insurance, heart/stroke insurance and other supplemental health products will provide Conseco an opportunity to expand its product portfolio. Completion of the Merger and Conseco's other pending acquisitions would enable Conseco to be a major competitor in its targeted markets, with more than 90,000 agents selling long term care insurance, Medicare supplement insurance, cancer insurance, other supplemental health insurance, universal life insurance and retirement annuity products. The addition of THI's distribution system would also provide Conseco additional opportunities to cross-market its current products. The Conseco Board of Directors also believes that the Merger offers Conseco and THI the opportunity to improve their profitability and capitalization through the achievement of economies of scale, the elimination of redundancies and the enhancement of market position. By consolidating certain operations and eliminating expenses, Conseco expects to achieve, over time, significant savings of operating costs. See "-- Conduct of the Business of Conseco After the Merger."

THI'S REASONS FOR THE MERGER; RECOMMENDATION OF THE THI BOARD OF DIRECTORS

     After careful consideration by the members of the THI Board of Directors of the terms of the Merger Agreement and consultation with its advisors, the THI Board of Directors voted unanimously to approve the Merger Agreement in the form presented to it at the THI Board of Directors meeting on September 25, 1996, with such changes thereto as the Executive Committee thereof may approve. In voting to approve the Merger Agreement and the Merger, the THI Board of Directors considered many different factors, including: (1) the premium over the then current market price of the THI Common Stock offered by Conseco; (2) the length of time that would be required if the Merger were not consummated to achieve the stockholder value to be received by the THI stockholders through the Merger; (3) the financial condition and results of operations of Conseco and the THI Board of Directors' perception of the more favorable overall business prospects of Conseco and THI on a combined basis as compared to THI's prospects as a separate entity; (4) the tax-deferred nature of the transaction; (5) the potential increase in value of the Conseco Common Stock after the Merger based on Conseco's financial strength and competitive position; (6) the highly competitive nature of the life and health insurance business; (7) the difficulty of maintaining financial and claims-paying ratings issued by rating agencies;
(8) the current trend of consolidation within the insurance industry; (9) the broader, more active trading market for Conseco Common Stock; and (10) the opinion rendered to the THI Board of Directors by DLJ with regard to the fairness to the stockholders of THI, from a financial point of view, of the Exchange Ratio to be received by the stockholders of THI pursuant to the Merger Agreement. The directors of THI have unanimously approved the terms of the Merger Agreement and have recommended that the stockholders of THI vote for the proposal to authorize and adopt the merger agreement.

OPINION OF THI'S FINANCIAL ADVISOR

     In its role as financial advisor to THI, DLJ was asked by THI to render its opinion to the THI Board of Directors as to the fairness, from a financial point of view, to the holders of THI Common Stock of the consideration to be received by the holders of THI Common Stock pursuant to the terms of the Merger Agreement. On September 24, 1996, DLJ delivered its written opinion (the "DLJ Opinion") to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of THI Common Stock.

     The DLJ Opinion was prepared for the THI Board of Directors and is directed only to the fairness, from a financial point of view, to the holders of THI Common Stock, and did not constitute a recommendation to any shareholder as to how to vote at the Special Meeting.

     The DLJ Opinion does not constitute an opinion as to the price at which Conseco Common Stock will actually trade at any time. The Exchange Ratio was determined in arms' length negotiations between THI and Conseco, in which negotiations DLJ advised THI. No restrictions or limitations were imposed by the THI Board of Directors upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion. DLJ was not requested to, nor did it, solicit the interests of any other party in acquiring THI.

     In arriving at its opinion, DLJ reviewed the Merger Agreement and exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished to it by THI and Conseco, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of THI for the years ending December 31, 1996 through December 31, 2000 prepared by the management of THI, and certain pro forma financial statements of Conseco for the year ended December 31, 1995 and the six months ended June 30, 1996 and certain financial projections of Conseco which are pro forma for the Merger and for certain other transactions announced by Conseco for the years ending December 31, 1996 through December 31, 2005 prepared by the management of Conseco. In addition, DLJ compared certain financial and securities data of THI and Conseco with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of THI Common Stock and Conseco Common Stock, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by THI and Conseco or its representatives, or that was otherwise reviewed by it. With respect to the financial projections of THI supplied to it, DLJ assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of THI as to the future operating and financial performance of THI. With respect to the pro forma financial statements and pro forma financial projections of Conseco supplied to it, DLJ assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Conseco as to the pro forma and future operating and financial performance of THI and Conseco. DLJ did not assume any responsibility for making an independent evaluation of THI's and Conseco's assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ relied as to all legal matters on advice of counsel to THI.

     The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, September 24, 1996. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

     The following is a summary of the presentation made by DLJ to the THI Board of Directors at its September 24, 1996 meeting.

     DLJ assumed an Exchange Ratio such that each holder of THI Common Stock would receive $70.00 per share in its analysis, which is based on Conseco's closing stock price on September 19, 1996 of $45.00. DLJ also assumed an Exchange Ratio such that each holder of THI Common Stock would receive $63.82 per share in its analysis, which is the lowest per share value the holders of THI Common Stock could receive without triggering their right to terminate the Merger. Such assumptions should in no way be viewed by the holders of THI Common Stock as an opinion as to the value of Conseco Common Stock that may actually be received in the Merger. Such use is merely for illustrative and analytical purposes.

     TRANSACTION ANALYSIS. DLJ reviewed publicly available information for selected transactions involving the acquisition of life insurance and accident and health insurance companies since January 1, 1993 (the "Selected Life and Health Transactions") and for selected transactions involving the acquisition of accident and health insurance companies since January 1, 1993 (the "Selected Health Transactions") (together, the "Selected Transactions"). In reviewing these transactions, several factors were considered, including: (i) the lack of publicly available information for subsidiary and private company transactions which represent a significant portion of the merger and acquisition activity; and (ii) the lack of directly comparable transactions. The Selected Transactions were not intended to represent the complete list of life insurance and accident and health insurance company transactions which have occurred. Rather, such transactions included only selected recent transactions involving life insurance and accident and health insurance companies. Such transactions were used in this analysis because the companies involved were deemed by DLJ to operate in similar businesses or have similar financial characteristics to THI and Conseco.

     DLJ reviewed the consideration paid in such transactions in terms of the price paid for the common stock plus the amount of debt and preferred stock assumed, repaid or redeemed in such transactions (the "Transaction Value") as a multiple of statutory operating earnings for the latest twelve months ("LTM") or latest fiscal year ("LFY") ended prior to announcement of such transactions and statutory capital and surplus as of the end of the last fiscal quarter ("LFQ") or LFY ended prior to the announcement of such transactions. In analyzing acquisitions of life insurance and accident and health insurance companies, the purchase price paid may be described in terms of multiples of the Transaction Value to statutory operating earnings and statutory capital and surplus. Variances in multiples for different transactions may reflect such considerations as the consistency, quality and growth of earnings and the company's capitalization, asset quality and return on surplus. Since statutory operating earnings and statutory capital and surplus do not reflect the cost of a company's debt or preferred stock financing, which are usually at the holding company level rather than the insurance company level, analysis of a multiple of statutory operating earnings and statutory capital and surplus is usually based on a Transaction Value which includes the cost of assuming, repaying or redeeming such debt or preferred stock financing. Comparing the multiple of Transaction Value to be paid for THI by Conseco to the statutory operating earnings and statutory capital and surplus of THI with the multiples paid in the Selected Transactions indicates whether the valuation being placed on THI is within the range of values paid for the Selected Transactions.

     The low, average and high multiples of Transaction Value to statutory operating earnings for the LTM or LFY ended prior to announcement of the transaction were 7.5x, 16.7x and 36.7x, respectively, for the Selected Life and Health Transactions and 5.1x, 20.5x and 46.9x, respectively, for the Selected Health Transactions. Based on an offer price of $70.00 per share, the implied multiple of Transaction Value to THI's 1995 statutory operating earnings was 16.6x. This multiple is higher than the low multiples of both the Selected Life and Health Transactions and the Selected Health Transactions. Based on an offer price of $63.82 per share, the implied multiple of Transaction Value to THI's 1995 statutory operating earnings was 15.5x. This multiple is higher than the low multiples of both the Selected Life and Health Transactions and the Selected Health Transactions. The low, average and high multiples of Transaction Value to statutory capital and surplus as of the end of the LFQ or LFY ended prior to the announcement of the transaction were 1.2x, 2.7x and 10.5x, respectively, for the Selected Life and Health Transactions and 1.3x, 3.9x and 10.8x, respectively, for the Selected Health Transactions. Based on an offer price of $70.00 per share, the implied multiple of Transaction Value to THI's statutory capital and surplus as of December 31, 1995 was 2.1x. This multiple is higher than the low multiples of both the Selected Life and Health Transactions and the Selected Health Transactions. Based on an offer price of $63.82 per share, the implied multiple of Transaction Value to THI's statutory capital and surplus as of December 31, 1995 was 1.9x. This multiple is higher than the low multiples of both the Selected Life and Health Transactions and the Selected Health Transactions.

     Additionally, DLJ reviewed the consideration paid in the Selected Transactions in terms of the price paid for the common stock in the Selected Life and Health Transactions and the Selected Health Transactions as a multiple of GAAP operating earnings for the LTM ended prior to the announcement of such transactions and as a multiple of shareholders' equity as of the end of the LFQ ended prior to the announcement of such transactions. In analyzing acquisitions of life insurance and accident and health insurance companies, the purchase price paid may be described in terms of multiples of the price paid for common stock to GAAP operating earnings and to shareholders' equity. Variances in multiples for different transactions may reflect such considerations as the consistency, quality and growth of earnings and the company's capitalization, asset quality and return on capital. Since GAAP operating earnings and shareholders' equity already reflect the cost of a company's debt or preferred stock financing, analyses of multiples of GAAP operating earnings or shareholders' equity are usually based on the price paid for the company's common stock, which excludes the cost of assuming, repaying or redeeming such debt or preferred stock financing. Comparing the multiples of the price offered to be paid for THI Common Stock by Conseco to the GAAP operating earnings and shareholders' equity of THI with multiples paid by acquirors in other transactions indicates whether the valuation being placed on THI is within the range of values paid for other life insurance and accident and health insurance companies.

     The low, average and high multiples of price paid for common stock to LTM GAAP operating earnings were 5.2x, 14.7x and 23.9x, respectively, for the Selected Life and Health Transactions and 10.8x, 13.1x and 16.9x, respectively, for the Selected Health Transactions. Based on an offer price of $70.00 per share, the implied multiple of price paid for common stock to THI's GAAP operating earnings for the LTM ended June 30, 1996 was 16.4x. This multiple is higher than the average multiples of both the Selected Life and Health Transactions and the Selected Health Transactions. Based on an offer price of $63.82 per share, the implied multiple of price paid for common stock to THI's GAAP operating earnings for the LTM ended June 30, 1996 was 14.9x. This multiple is higher than the average multiples of both the Selected Life and Health Transactions and the Selected Health Transactions. The low, average and high multiples of price paid for common stock to shareholders' equity as of the end of the LFQ ended prior to the announcement of the transaction were 0.9x, 1.6x and 2.8x, respectively, for the Selected Life and Health Transactions and 1.8x, 2.3x and 2.8x, respectively, for the Selected Health Transactions. Based on an offer price of $70.00 per share, the implied multiple of price paid for common stock to THI's shareholders' equity as of June 30, 1996 was 1.2x. This multiple is higher than the low multiple of the Selected Life and Health Transactions and lower than the low multiple of the Selected Health Transactions. Based on an offer price of $63.82 per share, the implied multiple of price paid for common stock to THI's shareholders' equity as of June 30, 1996 was 1.1x. This multiple is higher than the low multiple of the Selected Life and Health Transactions and lower than the low multiple of the Selected Health Transactions.

     DLJ also determined the percentage premium of the offer prices (represented by the purchase price per share in cash transactions and the price of the constituent securities times the exchange ratio in the case of stock-for-stock mergers) over the public market trading prices one day, one week and one month prior to the announcement date of selected transactions involving life insurance and accident and health insurance companies since January 1, 1993 where the acquired company's stock was publicly traded (the "Selected Public Life and Health Transactions") and selected transactions involving only accident and health insurance companies since January 1, 1993 where the acquired company's stock was publicly traded (the "Selected Public Health Transactions"). The average premiums of offer prices to public market trading prices one day, one week and one month prior to the announcement date were 20.7%, 22.0% and 30.4%, respectively, for the Selected Public Life and Health Transactions and 20.1%, 24.7% and 27.6%, respectively, for the Selected Public Health Transactions. An offer price of $70.00 per share represents premiums to the trading prices of THI Common Stock one day, one week and one month prior to September 19, 1996, of 42.1%, 45.8% and 50.1%, respectively. These premiums are higher than the corresponding average premiums of both the Selected Public Life and Health Transactions and the Selected Public Health Transactions. An offer price of $63.82 per share represents premiums to the trading prices of THI Common Stock one day, one week and one month prior to September 19, 1996 of 29.6%, 32.9% and 36.9%, respectively. These premiums are higher than the corresponding average premiums of both the Selected Public Life and Health Transactions and the Selected Public Health Transactions.

     PUBLIC COMPANY ANALYSIS. To provide comparative market information, DLJ compared selected historical and projected operating and financial ratios of THI to the corresponding data and ratios of selected accident and health insurance companies whose securities are publicly traded. Such companies included American Heritage Life Investment Corp., Delphi Financial Group, Inc., Penn Treaty American Corp. and Pioneer Financial Services, Inc. (the "Selected Small Health Companies").

     Such analysis included, among other things, the ratios of stock price to GAAP operating earnings per share ("EPS") for the LTM ended June 30, 1996, estimated GAAP operating EPS for 1997 through 2001 (as estimated by research analysts and compiled by Institutional Brokers Estimating Service for 1997 for the Selected Small Health Companies and management's projections for 1997 through 2001 for THI) and shareholders' equity per share as of June 30, 1996, as well as the ratios of the aggregate equity market capitalization plus the amount of debt and preferred stock outstanding ("Enterprise Value") to statutory operating earnings for the LTM or LFY and statutory capital and surplus as of the end of the LFQ or LFY. The projections for THI's GAAP operating EPS for 1997 through 2001 provided by THI's management to DLJ were preliminary in nature and were not made available to the public or to research analysts. Such projections showed a decline in estimated GAAP operating EPS when comparing 1997 to 1998 through 2001. Closing prices as of August 20, 1996 were used in this analysis. The ratios described in this paragraph have been designed to reflect the value attributable in the public equity markets to various valuation measures of accident and health insurance companies. Measures utilized in the public marketplace to value the stock of publicly traded companies in the accident and health insurance industry are based on, among other things, a company's historical and projected GAAP operating earnings, historical statutory operating earnings, shareholders' equity and statutory capital and surplus. The multiples of stock price to GAAP operating EPS and Enterprise Value to statutory operating earnings reflect the value attributed to a company by public equity market investors based on the company's historical and projected earnings. The multiples of stock price to shareholders' equity per share and Enterprise Value to statutory capital and surplus reflect the values attributed to a company by public equity market investors based on the company's net worth. Variances in multiples for different companies may reflect such considerations as the consistency, quality and growth of earnings and the company's capitalization, asset quality and return on capital. Since GAAP operating earnings and shareholders' equity already reflect the cost of a company's debt or preferred stock financing, analyses of multiples of GAAP operating earnings or shareholders' equity are usually based on the price paid for the company's common stock, which excludes debt or preferred stock financing. Since statutory operating earnings and statutory capital and surplus do not reflect the cost of a company's debt or preferred stock financing, which are usually at the holding company level rather than the insurance company level, analyses of multiples of statutory operating earnings and statutory capital and surplus are usually based on Enterprise Value, which includes debt or preferred stock financing. Comparing the multiples of price offered to be paid by Conseco to the GAAP operating EPS, shareholders' equity, statutory operating earnings and statutory capital and surplus of THI with the multiples at which the Selected Small Health Companies trade indicates whether the valuation being placed on THI is within the range of values at which the Selected Small Health Companies trade.

     The low, average and high multiples of public stock price to GAAP operating EPS for the LTM ended June 30, 1996 were 8.1x, 12.2x and 15.6x, respectively, for the Selected Small Health Companies. Based on an offer price of $70.00 per share, the implied multiple of offer price to THI's GAAP operating EPS for the LTM ended June 30, 1996 was 16.4x. This multiple is higher than the high multiple of the Selected Small Health Companies. Based on an offer price of $63.82 per share, the implied multiple of offer price to THI's GAAP operating EPS for the LTM ended June 30, 1996 was 14.9x. This multiple is higher than the average multiple of the Selected Small Health Companies. The low, average and high multiples of public stock price to estimated 1997 GAAP operating EPS were 6.8x, 9.4x and 12.3x, respectively, for the Selected Small Health Companies. Based on an offer price of $70.00 per share, the implied multiple of offer price to THI's estimated 1997 GAAP operating EPS was 8.8x. This multiple is higher than the low multiple of the Selected Small

Health Companies. Based on an offer price of $63.82 per share, the implied multiple of offer price to THI's estimated 1997 GAAP operating EPS was 8.0x. This multiple is higher than the low multiple of the Selected Small Health Companies. Based on an offer price of $70.00 per share, the implied multiple of offer price to the simple average of THI's estimated GAAP operating EPS for 1999 through 2001 (the "Normalized Estimated GAAP Operating EPS") was 10.3x. This multiple is higher than the average multiple of public stock price to estimated 1997 GAAP operating EPS of the Selected Small Health Companies. Based on an offer price of $63.82 per share, the implied multiple of offer price to THI's Normalized Estimated GAAP Operating EPS was 9.4x. This multiple is equal to the average multiple of public stock price to estimated 1997 GAAP operating EPS of the Selected Small Health Companies. The low, average and high multiples of public stock price to shareholders' equity per share as of June 30, 1996 were 1.1x, 1.4x and 1.7x, respectively, for the Selected Small Health Companies. Based on an offer price of $70.00 per share, the implied multiple of offer price to THI's shareholders' equity per share as of June 30, 1996 was 1.2x. This multiple is higher than the low multiple of the Selected Small Health Companies. Based on an offer price of $63.82 per share, the implied multiple of offer price to THI's shareholders' equity per share as of June 30, 1996 was 1.1x. This multiple is equal to the low multiple of the Selected Small Health Companies. The low, average and high multiples of Enterprise Value to statutory operating earnings for the LTM or LFY were 15.1x, 22.8x and 29.8x, respectively, for the Selected Small Health Companies. Based on an offer price of $70.00 per share, the implied multiple of Transaction Value to THI's 1995 statutory operating earnings was 16.6x. This multiple is higher than the low multiple of the Selected Small Health Companies. Based on an offer price of $63.82 per share, the implied multiple of Transaction Value to THI's 1995 statutory operating earnings was 15.5x. This multiple is higher than the low multiple of the Selected Small Health Companies. The low, average and high multiples of Enterprise Value to statutory capital and surplus as of the end of the LFQ or LFY were 2.1x, 3.5x and 5.2x, respectively, for the Selected Small Health Companies. Based on an offer price of $70.00 per share, the implied multiple of Transaction Value to THI's statutory capital and surplus as of December 31, 1995 was 2.1x. This multiple is equal to the low multiple of the Selected Small Health Companies. Based on an offer price of $63.82 per share, the implied multiple of Transaction Value to THI's statutory capital and surplus as of December 31, 1995 was 1.9x. This multiple is lower than the low multiple of the Selected Small Health Companies.

     Since the Merger Consideration will be in the form of Conseco Common Stock, to provide comparative market information, DLJ compared selected historical and projected operating and financial ratios of Conseco to the corresponding data and ratios of Equitable of Iowa Companies, Liberty Financial Companies, Inc., Presidential Life Corp., SunAmerica Inc. and Western National Corp. (the "Selected Annuity Companies"), of Jefferson-Pilot Corp., Kansas City Life Insurance Company, Protective Life Corp., ReliaStar Financial Corp., and USLIFE Corp. (The "Selected Life Companies") and of AFLAC, Inc., PennCorp Financial Group, Inc., Provident Companies and UNUM Corp. (the "Selected Large Health Companies") (together, the "Selected Companies").

     Such analysis included, among other things, the multiples of stock price to estimated GAAP operating EPS for 1996 and 1997 (as estimated by research analysts and compiled by Institutional Brokers Estimating Service for the Selected Companies and management's projections for Conseco) and shareholders' equity per share as of June 30, 1996. Closing prices as of September 19, 1996 were used in this analysis. Comparing the multiples of Conseco's stock price to GAAP operating EPS and shareholders' equity per share with the multiples at which the Selected Companies trade indicates whether Conseco's stock price is within the range of values at which the Selected Companies trade. Conseco's GAAP operating EPS and shareholders' equity per share used in this analysis were adjusted to give pro forma effect to the LPG Merger, the CAF Merger, the ATC Merger, the ALH Transaction, the BLH Transaction and certain other matters (together the "Concurrent Transactions").

     The low, average and high multiples of public stock price to estimated 1996 GAAP operating EPS were 9.8x, 11.9x and 17.0x, respectively, for the Selected Annuity Companies, 8.4x, 10.8x and 13.8x, respectively, for the Selected Life Companies and 11.4x, 13.6x and 15.4x, respectively, for the Selected Large Health Companies. The multiple of price to Conseco's estimated 1996 GAAP operating EPS was 12.5x. This multiple is higher than the average multiple of both the Selected Annuity Companies and the Selected Life

Companies and higher than the low multiple of the Selected Large Health Companies. The low, average and high multiples of public stock price to estimated 1997 GAAP operating EPS were 8.8x, 10.6x and 14.7x, respectively, for the Selected Annuity Companies, 7.7x, 9.7x and 12.4x, respectively, for the Selected Life Companies and 9.8x, 11.5x and 13.1x, respectively, for the Selected Large Health Companies. The multiple of price to Conseco's estimated 1997 GAAP operating EPS was 10.2x. This multiple is higher than the low multiple of both the Selected Annuity Companies and the Selected Large Health Companies and higher than the average multiple of the Selected Life Companies. The low, average and high multiples of public stock price to shareholders' equity per share as of June 30, 1996 were 1.0x, 1.4x and 1.8x, respectively, for the Selected Annuity Companies, 0.8x, 1.5x and 2.1x, respectively, for the Selected Life Companies and 1.2x, 1.9x and 2.8x, respectively, for the Selected Large Health Companies. The multiple of price to Conseco's shareholders' equity per share as of June 30, 1996 was 1.4x. This multiple is equal to the average multiple of the Selected Annuity Companies and higher than the low multiples of both the Selected Life Companies and the Selected Large Health Companies.

     No company or transaction used in the Transaction Analysis or the Public Company Analysis described above was directly comparable to THI, Conseco or the proposed Merger. Accordingly, an analysis of the results of the foregoing was not simply mathematical nor necessarily precise; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the transaction values and trading prices. For example, many qualitative factors are involved in valuing a company or analyzing a transaction in the life insurance, accident and health insurance and annuity industries, including assessments of the quality of management, the attractiveness of the company's target market, the economics of the products being sold and the company's market position relative to its competitors. Other factors that could affect the transaction values or trading prices include differences in distribution, products, geographic or demographic customer concentration, size, accounting practices, asset portfolio quality, interest rate sensitivity and other factors. These factors may affect the transaction values or trading prices in each case by affecting in varying degrees investors' expectations of such factors as the company's risk and future operating profitability.

     STOCK TRADING HISTORY. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and their relative relationships for both THI Common Stock and Conseco Common Stock for various periods ended prior to September 19, 1996. DLJ also reviewed the daily closing prices of THI Common Stock and Conseco Common Stock and compared the THI and Conseco closing stock prices with the S&P 500 Index and indices of selected publicly traded companies. DLJ reviewed the trading history since the spin-off from Travelers of the THI Common Stock on October 2, 1995 and since September 17, 1993 of Conseco Common Stock to determine whether trading levels immediately prior to September 19, 1996 were reflective of longer term trading levels or were affected by recent unusual or event specific trading activity. In addition, DLJ reviewed the trading history of THI Common Stock and Conseco Common Stock relative to indices of selected publicly traded companies in order to assess the relative stock price performance of THI, Conseco and such indices.

     PRO FORMA MERGER ANALYSIS. DLJ analyzed certain pro forma financial effects resulting from the Merger. In conducting its analysis, DLJ relied upon certain assumptions described above and financial projections provided by the management of THI and pro forma financial statements and pro forma financial projections provided by the management of Conseco. DLJ analyzed the pro forma effect of the Merger on the EPS, shareholders' equity per share and leverage ratios of the combined companies, assuming the Concurrent Transactions have been completed. Conseco's management has indicated that it believes that the Merger will offer consolidation opportunities which will result in revenue enhancements and expense savings relative to the stand-alone projected revenues and expenses of THI and Conseco. DLJ incorporated estimates of such revenue enhancements and expense savings, determined in conjunction with the managements of THI and Conseco, in its analysis, although DLJ does not express any opinion as to the likelihood of such revenue enhancements or expense savings being realized. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. Based on this analysis and on an offer price of $70.00 per share and assuming that the cash portion of the consideration paid in the Concurrent Transactions is financed with $300 million of tax-deductible preferred stock and the remainder with debt,

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

Conseco's shareholders would realize EPS accretion of 3.6%, and 1.5%, respectively, in 1997 and 1998 assuming the Merger and the Concurrent Transactions are completed versus assuming only the Concurrent Transactions are completed. Based on this analysis and on an offer price of $70.00 per share and assuming that the cash portion of the consideration paid in the Concurrent Transactions is financed with $300 million of tax-deductible preferred stock and the remainder with debt, Conseco's ratios of debt to total capitalization and debt and preferred stock to total capitalization as of June 30, 1996 would be 34.2% and 36.4%, respectively, assuming the Merger and the Concurrent Transactions are completed, versus 34.5% and 36.6%, respectively, assuming only the Concurrent Transactions are completed. There can be no assurance as to whether the assumptions regarding financing sources set forth in this paragraph will occur, and such assumptions are used only for purposes of illustration.

     CONTRIBUTION ANALYSIS. DLJ analyzed THI's and Conseco's relative contributions to the combined company with respect to GAAP operating revenues, GAAP operating earnings, shareholders' equity and total assets and compared this with the relative ownership of THI shareholders in the combined company after the Merger. Such analysis was considered on a percentage contribution basis and was made, where appropriate, (i) for 1995 and for the LTM ended June 30, 1996 based on Conseco's and THI's historical and pro forma (in the case of Conseco, pro forma for the Concurrent Transactions) financial results and (ii) with respect to estimated GAAP operating earnings for 1997 and 1998, as projected by THI's and Conseco's managements.

     THI's relative contribution to the combined company with respect to estimated GAAP operating earnings for 1997 and 1998 were 5.5% and 4.2%, respectively, of the total. THI's relative contribution to the combined company with respect to total assets was 3.4% of the total. Including the tax-deductible preferred stock and the PRIDES for Conseco as common equity, THI's relative contribution to shareholders' equity as of June 30, 1996 was 4.4% of the total.

     Based on offer prices of $70.00 per share and $63.82 per share, THI shareholders would own approximately 4.8% and 5.6%, respectively, of the combined company after the Merger. The results of these contribution analyses are not necessarily indicative of the contributions that the respective businesses may actually make in the future.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ in rendering the DLJ Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the Merger and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness, from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selected portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying the DLJ Opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     The THI Board of Directors selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and is familiar with THI, its business and the life insurance, accident and health insurance and annuity industries. Pursuant to the terms of an engagement letter dated September 25, 1996 between THI and DLJ, THI paid DLJ a $100,000 retainer fee and an additional $250,000 upon rendering of the DLJ Opinion. Pursuant to the terms of the engagement letter, THI will pay DLJ, on the Closing Date, cash compensation equal to three-quarters of one percent (0.75%) of the Transaction Value, less the $350,000 paid to date. Based on an assumed Transaction Value, THI will pay DLJ, on the Closing Date, cash compensation of approximately $2.3 million, less the $350,000 paid to date. THI also agreed to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and THI believe are customary in transactions of this nature, were negotiated at arms' length between THI and DLJ and the THI Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

     In the ordinary course of business, DLJ may actively trade the securities of both THI and Conseco for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for Conseco in the past and has received usual and customary compensation for such services. In addition, DLJ acted as financial advisor to ATC in connection with the purchase of THI's long-term care insurance business in December 1995 and as financial advisor to LPG, CAF and ATC in connection with the LPG Merger, the CAF Merger and the ATC Merger, respectively. DLJ has received or will receive usual and customary compensation for each of such services.

CERTAIN CONSEQUENCES OF THE MERGER

     As a result of the Merger, the holders of THI Common Stock will become shareholders of Conseco, and thereby will continue to have an interest in THI through Conseco. See "Comparison of Shareholders' Rights." Upon the consummation of the Merger, each outstanding share of THI Common Stock (other than shares of THI Common Stock held as treasury stock by THI) will be converted into the right to receive the Merger Consideration. Conseco will apply to have the additional shares of Conseco Common Stock issued pursuant to the Merger listed on the NYSE, and the approval of such shares for listing on the NYSE (subject to official notice of issuance) is a condition to the obligation of Conseco and THI to effect the Merger. See "The Merger Agreement -- Conditions to the Merger." After consummation of the Merger and the Exchange Offer (assuming that all holders of Notes exchange such notes in the Exchange Offer) and without giving effect to the proposed acquisitions of ATC, CAF and BLH, the current Conseco shareholders would own between 92 percent and 94 percent of the shares of Conseco Common Stock then outstanding, and the current holders of THI Common Stock and Notes would own between six percent and eight percent of such shares.

     See "The Merger Agreement -- Treatment of THI Stock Options and THI Warrants" for a description of the treatment of THI Stock Options and THI Warrants in the Merger. Conseco has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Conseco Common Stock for delivery upon exercise of THI Stock Options and THI Warrants assumed in accordance with the Merger Agreement.

CONDUCT OF THE BUSINESS OF CONSECO AFTER THE MERGER

     Conseco's Board of Directors and management will not be affected by the Merger. See "Management of Conseco Upon Consummation of the Merger."

     Conseco intends to consolidate the operations of THI with the operations of Conseco in Carmel, Indiana in April 1997. Conseco expects to achieve operating cost savings as a result of such consolidation through the elimination of redundant expenses, reductions in staff, the closing of THI's office and the achievement of certain economies of scale. There can be no assurance that such cost savings will be realized as anticipated by Conseco.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     SEVERANCE BENEFITS. Members of THI's senior management (including Messrs. Lasater, Sharpe, Nelson, Cole and Ms. Greer) who experience a Severance Event (as defined below) within 18 months after the Effective Time will be entitled to receive, in lieu of the severance benefits described under "The Merger

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

Agreement -- THI Employee Matters," severance benefits in the form of a lump sum equal to (i) one and one-half of such senior officer's base salary plus (ii) if such Severance Event occurs during 1997, 60 percent of the bonus received by such senior officer for services performed in 1995 and 1996 (pro rated to reflect when the Severance Event occurred during 1997) less any cash bonus paid to such senior officer with respect to services performed in calendar year 1997 prior to such Severance Event. Any such severance payments shall be in addition to amounts otherwise payable under any employment or other agreement between THI and any of its officers. The term "Severance Event" means, with respect to any employee: (i) the material reduction or elimination of such employee's duties, responsibilities or title (other than the elimination of positions with THI as a result of the Merger); (ii) the reduction or elimination of such employee's compensation; (iii) the requirement that such employee relocate or commute an unreasonable distance in order to effectively perform such employee's duties; or
(iv) with respect to senior officers only, the failure to pay to such senior officer a bonus with respect to services performed in calendar year 1997 equal to at least 60 percent of the bonus received by such senior officer for services performed in 1995 and 1996.

     VESTING OF THI STOCK OPTIONS. In accordance with the terms of the Merger Agreement and the 1995 Stock Plan, all outstanding THI Stock Options will become immediately exercisable in full at the Effective Time. As a result of such acceleration, the following executive officers and directors of THI will be able, at and after the Effective Time, to exercise their THI Stock Options for the following number of additional shares of THI Common Stock that would not yet otherwise be exercisable but for the Merger: A. Foster Nelson (32,000 shares);
T. Gary Cole (20,000 shares); and Deborah V. Greer (6,400 shares).

     THI WARRANTS. From and after the Effective Time, each outstanding THI Warrant shall be exercisable, for the same aggregate consideration payable to exercise such THI Warrant, for the number of shares of Conseco Common Stock which the holder of such THI Warrant would have been entitled to receive at the Effective Time if such THI Warrant had been exercised in full for shares of THI Common Stock immediately prior to the Effective Time, and otherwise on the same terms and conditions as were applicable under such THI Warrant. Conseco has also agreed to amend the outstanding THI Warrants as soon as practicable after the Effective Time to provide that the holders thereof may, from time to time, sell all or part of the THI Warrants (subject to a reasonable minimum size limitation and a reasonable limit on the number of such sales each year) to Conseco for a price equal to the difference between the "current market price" and the "current warrant price" (as such terms are defined in the underlying warrant agreement), each as of the date of the proposed sale. The outstanding THI Warrants are held by trusts established for the benefit of the children of Messrs. Lasater and Sharpe. See "The Merger Agreement -- Treatment of THI Stock Options and THI Warrants."

     EXCHANGE OFFER. Certain officers and directors of THI and its subsidiaries, including Messrs. Lasater, Sharpe, Nelson and Cole and Ms. Greer, own Series A Notes in the aggregate principal amount of $3,680,000. In addition, IP owns Series A Notes in the aggregate principal amount of $35,000,000. Mr. Doctoroff is a vice president and minority stockholder of the ultimate corporate general partners of IP and, accordingly, may be deemed to share the voting and dispositive power of any voting securities held by IP. All Holders of Notes will be eligible to participate in the Exchange Offer.

     TERMINATION OF RESTRICTIONS ON RESTRICTED STOCK. In accordance with the terms of the Restricted Stock Plan, the limitations imposed by such plan on the Restricted Director Shares (including, without limitation, restrictions on transfer and assignment thereof) will terminate as of the Effective Time. Certain directors of THI, consisting of Messrs. Doctoroff, Grinstein and King, each own 529 Restricted Director Shares.

     CONSULTING AND EMPLOYMENT ARRANGEMENTS. Conseco has agreed to enter into agreements with each of Messrs. Lasater, Sharpe and Nelson that will provide that the noncompetition and related covenants contained in their respective employment agreements will not apply to any companies that become affiliates of THI, Transport Life or any of their respective affiliates by reason of the Merger or subsequent acts or transactions of Conseco or companies under Conseco's control. Conseco has also agreed to enter into agreements with Transport Life and certain officers of Transport Life (including Mr. Cole and Ms. Greer) that will provide that such officers shall be continuously employed as an employee/consultant of Transport Life through January 31, 1998. In addition, Conseco has agreed to enter into an agreement with Transport Life and

Ms. Greer that will provide that Ms. Greer shall not be terminated as an employee of Transport Life prior to February 25, 1997.

     PAYMENT OF ACCRUED BONUSES. THI and Transport Life have paid to, or set aside for payment to, certain officers and employees of Transport Life (including Messrs. Lasater, Sharpe, Nelson and Cole and Ms. Greer) (the "Transport Officers and Employees"), an aggregate amount of cash equal to approximately $3,433,500 (the "Bonus Amount"). The Bonus Amount represents accrued and unpaid bonuses paid to the Transport Officers and Employees relating to services provided during calendar years 1995 and 1996. All or part of the Bonus Amount may be put into one or more trusts, escrow accounts or other arrangements under terms acceptable to THI and Transport Life, the terms of which will provide for payment of all or part of the Bonus Amount in calendar year 1997. THI, Transport Life and IP intend to pay or set aside for payment, or agree to pay or set aside for payment, an amount of cash equal to approximately $764,700 under new or existing severance, compensation or "stay-pay" arrangements and/or Transport Life's 401(k) plan for employees of THI and/or Transport Life.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE. The Merger Agreement provides that the certificate of incorporation and by-laws of each of THI's subsidiaries shall contain the provisions with respect to indemnification set forth therein on the date of the Merger Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of THI or any of its subsidiaries (the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. Conseco has agreed to indemnify the Indemnified Parties, but only to the extent that THI would have been obligated to do so had it been the corporation surviving the Merger (the "Surviving Corporation"). In addition, for a period of three years after the Effective Time, Conseco has agreed to maintain the current policies of officers' and directors' liability insurance covering the Indemnified Parties with respect to claims arising out of facts or events that occurred prior to the Effective Time. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and the heirs and personal representatives of such Indemnified Party and shall be binding on all successors and assigns of Conseco.

ACCOUNTING TREATMENT

     Conseco intends to account for the Merger under the purchase method of accounting in accordance with APB Opinion No. 16, "Business Combinations." Under this method of accounting, the cost of acquiring all outstanding shares of THI Common Stock and the assumption of all outstanding THI Stock Options and THI Warrants will be determined by the value at the Effective Time of the Merger Consideration and the Conseco Common Stock (or cash) to be issued to holders of THI Stock Options and THI Warrants, plus the direct costs associated with the Merger. Conseco will allocate such cost in establishing new accounting and reporting bases for the underlying acquired assets and liabilities based on their estimated fair values at the Effective Time.

REGULATORY APPROVALS

     ANTITRUST. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Conseco and THI filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 30, 1996. Early termination of the required waiting period under the HSR Act was obtained on November 15, 1996. At any time before or after the consummation of the Merger, and notwithstanding that the HSR Act waiting period has been terminated, the Antitrust Division of the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Conseco and THI. At any time before or after the consummation of the Merger, and notwithstanding that the HSR Act waiting period has been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of THI or businesses of Conseco or THI. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Conseco and THI believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Conseco and THI would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the Merger.

     INSURANCE. The consummation of the Merger will require the approval of the Commissioner of the Texas Department of Insurance (Texas is the jurisdiction in which the insurance companies owned by THI are domiciled). The Texas Insurance Code contains provisions applicable to the acquisition of control of a Texas-domiciled insurer, including a presumption of control that arises from the ownership of ten percent or more of the voting securities of a Texas-domiciled insurer or a person that controls a Texas-domiciled insurer. Appropriate filings with the Texas Insurance Commissioner have been made and it is anticipated, although there can be no assurance, that the approval of the Texas Insurance Commissioner will be obtained.

NYSE LISTING OF CONSECO COMMON STOCK

     Pursuant to the Merger Agreement, Conseco is required to use commercially reasonable efforts to obtain listing on the NYSE of the shares of Conseco Common Stock to be issued in connection with the Merger. Approval of the listing on the NYSE of the shares of Conseco Common Stock to be issued in the Merger is a condition to the respective obligations of THI and Conseco to consummate the Merger.

ABSENCE OF APPRAISAL RIGHTS

     Holders of THI Common Stock will not be entitled to appraisal rights under the DGCL in connection with the Merger. Holders of Conseco Common Stock will not be entitled to appraisal rights under the Indiana Business Corporation Law (the "IBCL") in connection with the Merger. See "Comparison of Shareholders' Rights -- Dissenters' Rights."

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement. All stockholders are urged to read the Merger Agreement in its entirety.

THE MERGER

     The Merger Agreement provides that, subject to satisfaction or waiver of the terms and conditions contained in the Merger Agreement, including the approval of the Merger Agreement and the Merger by the stockholders of THI and the obtaining of required regulatory approvals, THI will be merged with and into Conseco, with Conseco being the surviving corporation. See "-- Conditions to the Merger" and "-- Termination."

EFFECTIVE TIME

     The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions and the requisite approval of the stockholders of THI, the Merger will be consummated by and will become effective on the date of the filing of the Articles of Merger with the Secretary of State of Indiana and the Certificate of Merger with the Secretary of State of Delaware or at such time thereafter as is provided in the Articles of Merger and the Certificate of Merger. The Merger Agreement may be terminated by either Conseco or THI if, among other reasons, the Merger has not been consummated on or before January 31, 1997 (or March 31, 1997 under certain circumstances). See "-- Conditions to the Merger" and "-- Termination."

CONVERSION OF SHARES; EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL AMOUNTS

     At the Effective Time, pursuant to the Merger Agreement, each share of THI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by THI) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the whole number and fraction (rounded to the nearest ten-thousandth) of a share of Conseco Common Stock determined by dividing $70.00 by the Conseco Share Price. The "Conseco Share Price" shall be equal to the Trading Average (as defined below); provided, however, that if the Trading Average is less than $38.25, then the Conseco Share Price shall be $38.25, and if the Trading Average is greater than $50.00, then the Conseco Share Price shall be $50.00. The "Trading Average" shall be equal to the average of the closing prices of the Conseco Common Stock on the NYSE Composite Transactions Reporting System, as reported in The Wall Street Journal, for the ten trading days immediately preceding the second trading day prior to the Effective Time. As a result of this Exchange Ratio, holders of THI Common Stock will receive, upon consummation of the Merger, not less than 1.4000 shares and not more than
1.8301 shares of Conseco Common Stock for each share of THI Common Stock held at the Effective Time. The Conseco Common Stock to be issued to holders of shares of THI Common Stock in accordance with the Merger and any cash to be paid in lieu of fractional shares of Conseco Common Stock are referred to collectively as the "Merger Consideration."

     In the event of any change in Conseco Common Stock between the date of the Merger Agreement and the Effective Time of the Merger by reason of any stock split, dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Conseco Common Stock to be issued and delivered in the Merger in exchange for each outstanding share of THI Common Stock as provided in the Merger Agreement and the calculation of all share prices provided for in the Merger Agreement shall be proportionately adjusted.

     On December   , 1996, the last full trading day for which information was available prior to the mailing of this Statement, the closing price reported for shares of Conseco Common Stock on the NYSE was $ per share and the closing price reported for shares of THI Common Stock on the Nasdaq National Market was $ per share. There can be no assurance or prediction, and neither Conseco nor THI hereby make any assurance or prediction, as to the future price of the Conseco Common Stock or THI Common Stock.

     No fractional shares of Conseco Common Stock will be issued in connection with the Merger. Each THI stockholder who otherwise would have been entitled to receive a fraction of a share of Conseco Common Stock (after taking into account all certificates representing THI Common Stock ("Certificates") delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Conseco Common Stock multiplied by the Conseco Share Price.

     Promptly after the Effective Time, First Union National Bank of North Carolina (the "Exchange Agent") will mail to each record holder of Certificates, which prior thereto represented THI Common Stock, a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the consideration to which such holder shall be entitled pursuant to the Merger Agreement. After receipt of such transmittal form, each holder of Certificates should surrender such Certificates to the Exchange Agent together with the letter of transmittal duly executed and completed in accordance with the instructions thereto, and each such holder will be entitled to receive in exchange therefor certificates for shares of Conseco Common Stock and a check for any cash which may be payable in lieu of a fractional share of Conseco Common Stock.

     THI STOCKHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     After the Effective Time, each outstanding Certificate (other than Certificates evidencing shares of THI Common Stock held as treasury shares by
THI), which prior thereto represented THI Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the Merger Consideration that the holder of such Certificate is entitled to receive pursuant to the terms of the Merger Agreement.

TREATMENT OF THI STOCK OPTIONS AND THI WARRANTS

     From and after the Effective Time, each THI Stock Option shall be exercisable, for the same aggregate consideration payable to exercise such THI Stock Option immediately prior to the Effective Time, for the number of shares of Conseco Common Stock which the holder would have been entitled to receive at the Effective Time if such THI Stock Option had been fully vested and exercised for shares of THI Common Stock immediately prior to the Effective Time, and otherwise on the same terms and conditions as were applicable under the 1995 Stock Plan and the underlying stock option agreement; provided, that each THI Stock Option, if not then vested, will vest in full at the Effective Time in accordance with the 1995 Stock Plan.

     From and after the Effective Time, each outstanding THI Warrant shall be exercisable, for the same aggregate consideration payable to exercise such THI Warrant immediately prior to the Effective Time, for the number of shares of Conseco Common Stock which the holder of such THI Warrant would have been entitled to receive at the Effective Time if such THI Warrant had been exercised in full for shares of THI Common Stock immediately prior to the Effective Time, and otherwise on the same terms and conditions as were applicable under such THI Warrant. Conseco has also agreed to amend the outstanding THI Warrants as soon as practicable after the Effective Time to provide that the holders thereof may, from time to time, sell all or part of the THI Warrants (subject to a reasonable minimum size limitation and a reasonable limit on the number of such sales each year) to Conseco for a price equal to the difference between the "current market price" and the "current warrant price" (as such terms are defined in the underlying warrant agreement), each as of the date of the proposed sale. The outstanding THI Warrants are held by trusts established for the benefit of the children of Messrs. Lasater and Sharpe.

     Conseco has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Conseco Common Stock for delivery upon exercise of THI Stock Options assumed in accordance with the Merger Agreement and to register such shares of Conseco Common Stock with the Commission pursuant to a Registration Statement on Form S-8.

REDEMPTION OF THI PREFERRED STOCK

     The Merger Agreement provides that all of the outstanding shares of THI Preferred Stock will be redeemed before the Effective Time. In accordance with the terms of the THI Certificate of Incorporation, AMAD, as the sole holder of THI Preferred Stock, will receive, upon redemption of the shares of THI Preferred Stock held by it, an amount equal to the liquidation preference therefor ($250 per share), plus accrued and unpaid dividends thereon (whether or not declared) to but excluding the date of redemption. Such amount is expected to be approximately $26.4 million. In connection with such redemption, Travelers and AMAD executed a letter agreement with THI agreeing that (i) the THI Preferred Stock may be redeemed by THI, in connection with the Merger, without complying with the notice provisions set forth in the certificate of designations governing the THI Preferred Stock, (ii) the redemption of the THI Preferred Stock in connection with the Merger may be effected immediately following THI's oral notification of Travelers of such redemption and payment of the redemption price therefor, and otherwise in accordance with, and with the effect set forth in, the certificate of designations governing the THI Preferred Stock, and (iii) Travelers will cause the certificates representing the shares of THI Preferred Stock to be delivered to THI promptly following such redemption. See "The Merger Agreement -- Redemption of THI Preferred Stock."

THI EMPLOYEE MATTERS

     Pursuant to the Merger Agreement, Conseco will provide severance benefits for certain persons who are eligible employees of THI or any of THI's subsidiaries immediately prior to the Effective Time. Any such person who experiences a Severance Event within 18 months after the Effective Time will be entitled to receive severance benefits in the form of a lump sum equal to (i) up to twelve months of base salary (based upon employee classification) plus (ii) two weeks of base salary plus (iii) one week of base salary for every year of service. In lieu of such severance benefits, THI's senior officers will be entitled to receive the severance benefits described under "The Merger -- Interests of Certain Persons in the Merger -- Severance Benefits."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain customary representations and warranties relating to, among other things, (1) each of Conseco's and THI's organization and similar corporate matters; (2) each of Conseco's and THI's capital structure; (3) the authorization, execution, delivery, performance and enforceability of the Merger Agreement with respect to Conseco and THI and related matters; (4) documents filed by each of Conseco and THI with the Commission and the accuracy of information contained therein; (5) the absence of material changes with respect to the business of Conseco and THI; and (6) compliance with applicable laws.

CERTAIN COVENANTS

     The Merger Agreement contains certain customary covenants and agreements, including, without limitation, the following:

     CONDUCT OF BUSINESS. Pursuant to the Merger Agreement, Conseco has agreed that during the period from the date of the Merger Agreement until the Effective Time, Conseco shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and not, among other things, (1)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock of Conseco (other than its regular quarterly cash dividend on Conseco Common Stock and regular cash dividends on the Conseco PRIDES, in each case with usual record and payment dates and in accordance with Conseco's Articles of Incorporation and its present dividend policy) or (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Conseco's outstanding capital stock; (2) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of this Statement or, (B) if it were to occur after such date of mailing, require an amendment of this Statement; or (3) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could reasonably be expected to (A) delay materially the date of mailing of this Statement or (B) if it were to occur after such date of mailing, require an amendment of this Statement.

     Pursuant to the Merger Agreement, THI has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement, as set forth on the Disclosure Schedules thereto or as otherwise consented to in writing by Conseco, THI will, and will cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and not (without the prior consent of Conseco), among other things (1)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of THI's outstanding capital stock; (B) split, combine or reclassify any of THI's outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of THI's outstanding capital stock; or (C) purchase, redeem or otherwise acquire any shares of THI's outstanding capital stock or any rights, warrants or options to acquire such shares; (2) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities, or any securities convertible into, or any rights, warrants, or options to acquire, any such shares other than upon the exercise of THI Stock Options outstanding on the date of the Merger Agreement; (3) amend its Certificate of Incorporation or By-laws;
(4) acquire, form, or commence operations of any business; (5) sell, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets that are material to THI and its subsidiaries taken as a whole, except in the ordinary course of business; (6) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to THI or any subsidiary of THI, or make any loans or advances to any other person other than routine advances to agents and employees; (7) make any tax election or settle or compromise any income tax liability that would reasonably be expected to be material to THI and its subsidiaries taken as a whole; (8) pay, discharge, settle or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements of THI filed with the Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice; (9) invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of its assets and properties, and any cash funds currently held by it, in any investments other than cash equivalent assets or in short-term investments, except (A) as otherwise required by law, (B) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its actual or anticipated obligations or (C) in publicly traded corporate bonds that are rated investment grade by at least two nationally recognized statistical rating organizations; (10) except as may be required by law, (A) make any representation or promise to any employee or former director, officer, or employee of THI or its subsidiaries that is inconsistent with the terms of any THI benefit plan, (B) make any change to the contracts, salaries, wages, or other compensation of any employee or any agent or consultant of THI or any subsidiary other than changes that are required under existing contracts, (C) adopt, enter into, amend, alter or terminate any existing THI benefit plan or any election made pursuant to the provisions of any existing THI benefit plan, to accelerate any payments, obligations or vesting schedules under any existing THI benefit plan, or (D) approve any general or company-wide pay increases for employees; (11) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which THI or any subsidiary is a party or waive, release or assign any material rights or claims thereunder; or
(12) hold any meeting of the THI Board of Directors or the board of directors of any subsidiary or any committee of any such board, or take any action by written consent of any such board or committee, without providing to Conseco (A) notice of any such meeting no later than the date notice is given to the board of directors or in advance of the date of any proposed action by written consent and (B) with such notice, except as provided in the Merger Agreement, an agenda of the specific matters to be considered at such meeting or a copy of the proposed written consent.

     NO SOLICITATION. Pursuant to the Merger Agreement, THI shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, THI or any of its subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage the submission of any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving THI or any subsidiary of THI, or any purchase of all or any significant portion of the assets of THI or any subsidiary of THI, or any equity interest in THI or any subsidiary of THI, other than the transactions contemplated by the Merger Agreement (each an "Acquisition Proposal"), or (2) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The foregoing shall not prohibit the THI Board of Directors from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (1) the THI Board of Directors, after consultation with and based upon the advice of outside counsel, determines in good faith that in order for the THI Board of Directors to comply with its fiduciary duties to THI stockholders under applicable law it should take such action and (2) prior to taking such action, THI (A) provides reasonable notice to Conseco to the effect that it is taking such action and (B) receives from such person or entity an executed confidentiality agreement in reasonably customary form.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE. Pursuant to the Merger Agreement, Conseco has agreed that the certificate of incorporation and by-laws of each of THI's subsidiaries shall contain the provisions with respect to indemnification set forth therein on the date of the Merger Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time unless such modification is required by law. Conseco has agreed to indemnify the Indemnified Parties, but only to the extent that THI would have been obligated to do so if it had been the Surviving Corporation in the Merger. In addition, for a period of three years following the Effective Time, Conseco has agreed to maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by THI's existing officers' and directors' liability insurance policies.

CONDITIONS TO THE MERGER

     The respective obligations of Conseco and THI to effect the Merger are subject to the following conditions, among others: (1) the Merger Agreement and the Merger shall have been approved and adopted by the stockholders of THI; (2) all required consents, approvals, permits and authorizations to the consummation of the transactions contemplated hereby by THI and Conseco shall be obtained from (A) the Commissioner of the Texas Department of Insurance and (B) any other governmental entity whose consent, approval, permission or authorization is required by reason of a change in law after the date of the Merger Agreement, unless the failure to obtain such consent, approval, permission or authorization would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of THI and its subsidiaries, taken as a whole, or on the validity or enforceability of the Merger Agreement; (3) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired; (4) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (5) the shares of Conseco Common Stock issuable to THI's stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and (6) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     The obligation of Conseco to effect the Merger is subject to, among other things, the following additional conditions: (1) the representations and warranties of THI contained in the Merger Agreement shall have been true and correct on the date of the Merger Agreement and on the Closing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of THI and its subsidiaries taken as a whole; (2) THI shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and (3) holders of at least 90 percent of the aggregate principal amount of Series A and Series B Notes shall have accepted the offer made by Conseco to exchange such notes in the Exchange Offer. IP and Messrs. Lasater and Sharpe are parties to Exchange Agreements that provide that such Holders will tender their Series A Notes in the Exchange Offer and deliver Consents in the Solicitation. Conseco anticipates that AMAD will participate in the Exchange Offer. Neither Travelers nor AMAD has executed an Exchange Agreement. Assuming that IP, Messrs. Lasater and Sharpe, and AMAD tender their Notes in the Exchange Offer, this condition to the Merger will be satisfied.

     The obligation of THI to effect the Merger is subject to, among other things, the following additional conditions: (1) the representations and warranties of Conseco contained in the Merger Agreement shall have been true and correct on the date of the Merger Agreement and on the Closing Date (except to the extent that they expressly relate only to an earlier time, in which case they shall have been true and correct as of such earlier time), other than such breaches of representations and warranties which in the aggregate would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Conseco and its subsidiaries taken as a whole; and (2) Conseco shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; and (3) THI shall have received the opinion dated the Closing Date of Weil, Gotshal & Manges LLP, counsel to THI, or such other legal counsel reasonably acceptable to THI and Conseco to the effect that the Merger will be treated as a reorganization under Section 368(a)(1) of the Code as a result of which the stockholders of THI will not be subject to federal income tax on the receipt of shares of Conseco Common Stock in exchange for shares of THI Common Stock pursuant to the Merger.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger Agreement and the Merger by THI's stockholders at the Special Meeting: (1) by the mutual written consent of Conseco and THI; or (2) by Conseco or THI (A) if, upon a vote at a duly held meeting of the stockholders of THI or any adjournment thereof, any required approval of the stockholders of THI shall not be obtained;
(B) at any time after January 31, 1997, if the Merger shall not have been consummated by such date, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; provided, however, that either party may by notice to the other party extend such date to March 31, 1997 if the only conditions to closing not satisfied as of January 31, 1997 are those relating to stockholder approval, governmental and regulatory consents or the HSR Act; (C) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (D) if the THI Board of Directors shall have exercised its rights set forth in Section 4.9 of the Merger Agreement (summarized below under "-- Right of THI Board of Directors to Withdraw its Recommendation"); or (E) if on the scheduled Closing Date the average of the closing prices of the Conseco Common Stock on the NYSE Composite Transactions Reporting System for the five trading days immediately preceding the second trading day prior to the scheduled Closing Date is less than $34.875. The failure to satisfy or obtain the waiver of any condition to the Merger (as described above under "-- Conditions to the Merger"), including, without limitation, the condition relating to the accuracy of representations and warranties contained in the Merger Agreement, could prevent the consummation of the Merger prior to the applicable dates described under clause 2(B) above and thereby allow either party to unilaterally terminate the Merger Agreement.

     If the Merger Agreement is validly terminated as described above, the Merger Agreement shall become void and have no effect, except for certain covenants regarding brokers, confidentiality and, as described below under "-- Expenses," payment of expenses, and except that no party thereto will be relieved of any liability for damages that such party may have to the other party by reason of such party's breach of the Merger Agreement.

RIGHT OF THI BOARD OF DIRECTORS TO WITHDRAW ITS RECOMMENDATION

     Under the Merger Agreement, the THI Board of Directors shall not (1) withdraw or modify, in a manner materially adverse to Conseco, the approval or recommendation by the THI Board of Directors of the Merger Agreement or the Merger or (2) enter into any agreement with respect to any Acquisition Proposal, unless THI receives an Acquisition Proposal and the THI Board of Directors determines in good faith, following consultation with outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law the THI Board of Directors should withdraw or modify, in a manner materially adverse to Conseco, its approval or recommendation of the Merger Agreement or the Merger, or enter into an agreement with respect to such Acquisition Proposal or terminate the Merger Agreement. In the event the THI Board of Directors takes any of the foregoing actions, THI shall, concurrently with the taking of any such action, pay to Conseco the fee described in "-- Breakup Fee."

BREAKUP FEE

     THI has agreed to pay to Conseco upon demand $7.5 million (a "Breakup Fee"), payable in same-day funds, if a bona fide Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to THI (or the willingness of any person to make such an Acquisition Proposal is publicly disclosed or communicated to THI) and the THI Board of Directors, in accordance with Section 4.9 of the Merger Agreement (summarized above under "-- Right of THI Board of Directors to Withdraw its Recommendation"), withdraws or modifies in a manner materially adverse to Conseco its approval or recommendation of the Merger Agreement or the Merger, or enters into an agreement with respect to such Acquisition Proposal (other than a confidentiality agreement as contemplated by the Merger Agreement), or terminates the Merger Agreement.

EXPENSES

     In the absence of a requirement to pay a Breakup Fee and except as provided in the following paragraph, whether or not the Merger is consummated, each of THI and Conseco will pay its own costs and expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby except that the expenses incurred in connection with the printing, mailing and distribution of this Statement and the preparation and filing of the Registration Statement shall be borne equally by Conseco and THI.

     In the absence of a requirement to pay a Breakup Fee, unless Conseco is materially in breach of the Merger Agreement or is unable to satisfy certain closing conditions in the Merger Agreement, THI has agreed to pay to Conseco upon demand an amount not to exceed $2 million to reimburse Conseco for its out-of-pocket fees and expenses in connection with the Merger or the consummation of the transactions contemplated by the Merger Agreement, payable in same-day funds, if the requisite approval of THI's stockholders for the Merger is not obtained and all other closing conditions contained in the Merger Agreement have been satisfied or waived or, with respect to any condition not then satisfied, it is substantially likely that such condition will be satisfied on or before March 31, 1997 through the exercise of commercially reasonable efforts to procure the satisfaction thereof. See "-- Termination."

MODIFICATION OR AMENDMENT

     Subject to the applicable provisions of the IBCL and DGCL, at any time prior to the Effective Time, THI and Conseco may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of THI, no amendment may be made which reduces the consideration payable in the Merger or adversely affects the rights of the THI's stockholders under the Merger Agreement without the approval of such stockholders.

        UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF CONSECO

     The unaudited pro forma consolidated statements of operations of Conseco for the year ended December 31, 1995, and for the nine months ended September 30, 1996, present the consolidated operating results of Conseco as if the following planned transactions had occurred on January 1, 1995: (i) the TOPrS Offering; (ii) the TruPS Offering; (iii) the Merger; (iv) the BLH Transaction;
(v) the CAF Merger; and (vi) the ATC Merger.

     The pro forma consolidated statement of operations data for Conseco for the year ended December 31, 1995, set forth in the unaudited pro forma consolidated statement of operations under the column "Pro forma Conseco before the TOPrS Offering" reflect the prior application of certain pro forma adjustments for the following transactions, all of which have already occurred, as if such transactions had occurred on January 1, 1995: (i) the Series D Call; (ii) the ALH Transaction; (iii) the LPG Merger; (iv) the acquisition of all of the outstanding common stock of CCP not previously owned by Conseco and related transactions (including the repayment of the borrowings under Conseco's existing $250.0 million revolving credit agreement); (v) the increase of Conseco's ownership in BLH to 90.4 percent, as a result of purchases of common shares of BLH by Conseco and BLH during 1995 and the first three months of 1996; (vi) the issuance of 4.37 million shares of Conseco PRIDES in January 1996; (vii) the BLH Tender Offer; and (viii) the debt restructuring of ALH in the fourth quarter of 1995. Such pro forma adjustments are set forth in: (i) Exhibit 99.2 included in Conseco's Current Report on Form 8-K dated September 25, 1996; (ii) Conseco's Current Report on Form 8-K dated August 2, 1996; and (iii) Exhibit 99.1 included in Conseco's Current Report on Form 8-K dated April 10, 1996, each of which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

     The pro forma consolidated statement of operations data for Conseco for the nine months ended September 30, 1996, set forth in the unaudited pro forma consolidated statement of operations under the column "Pro forma Conseco before the TOPrS Offering" reflect the prior application of certain pro forma adjustments for the following transactions, all of which have already occurred, as if such transactions had occurred on January 1, 1995: (i) the Series D Call;
(ii) the ALH Transaction; (iii) the LPG Merger; (iv) the issuance of 4.37 million shares of Conseco PRIDES in January 1996; and (v) the BLH Tender Offer. Such pro forma adjustments are set forth in Exhibit 99.1 included in Conseco's Form 10-Q for the quarterly period ended September 30, 1996, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

     The unaudited pro forma consolidated balance sheet of Conseco as of September 30, 1996, gives effect to the following transactions as if each had occurred on September 30, 1996: (i) the TOPrS Offering; (ii) the TruPS Offering;
(iii) the Merger; (iv) the BLH Transaction; (v) the CAF Merger; and (vi) the ATC Merger.

     The pro forma consolidated financial statements are based on the historical financial statements of Conseco, LPG, THI, CAF and ATC and are qualified in their entirety by and should be read in conjunction with, these financial statements and the notes thereto. The pro forma data are not necessarily indicative of the results of operations or financial condition of Conseco had these transactions occurred on January 1, 1995, nor the results of future operations. Conseco anticipates cost savings and additional benefits as a result of certain of the transactions contemplated in the pro forma financial statements. Such benefits and any other changes that might have resulted from management of the combined companies have not been included as adjustments to the pro forma consolidated financial statements. Certain amounts from the prior periods have been reclassified to conform to the current presentation.

     The unaudited pro forma consolidated financial statements reflect cost allocations for the LPG Merger, the ALH Transaction, the Merger, the BLH Transaction, the CAF Merger and the ATC Merger using estimated values of the assets and liabilities of LPG, ALH, THI, BLH, CAF and ATC as of the assumed merger dates based on appraisals and other studies, which are not yet complete. Accordingly, the final allocations will be different than the amounts included in the accompanying pro forma consolidated financial statements. Although the final allocations will differ, the pro forma consolidated financial statements reflect management's best estimate based on currently available information as if the LPG Merger, the ALH Transaction, the Merger, the BLH Transaction, the CAF Merger and the ATC Merger had occurred on the assumed merger dates.

                                    CONSECO
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                              PRO FORMA       PRO FORMA                     PRO FORMA
                                               CONSECO       ADJUSTMENTS                   ADJUSTMENTS   PRO FORMA
                                              BEFORE THE   RELATING TO THE    PRO FORMA    RELATING TO    CONSECO
                                                TOPrS           TOPrS          CONSECO      THE TRuPS      BEFORE        THI
                                               OFFERING        OFFERING        SUBTOTAL     OFFERING     THE MERGER   HISTORICAL
                                              ----------   ----------------   ----------   -----------   ----------   ----------
Revenues:
 Insurance policy income....................   $1,349.0         $   --         $1,349.0       $  --       $1,349.0      $ 82.4
 Investment activity:
   Net investment income....................    1,084.4                         1,084.4                    1,084.4        29.6
   Net trading losses.......................       (6.5)                           (6.5)                      (6.5)
   Net realized gains.......................       23.0                            23.0                       23.0          .3
 Fee revenue................................       29.7                            29.7                       29.7
 Restructuring income.......................       30.4                            30.4                       30.4
 Other income...............................       11.4                            11.4                       11.4         1.4
                                                -------          -----          -------       -----        -------      ------
       Total revenues.......................    2,521.4             --          2,521.4          --        2,521.4       113.7
                                                -------          -----          -------       -----        -------      ------
Benefits and expenses:
 Insurance policy benefits and change in
   future policy benefits...................      957.2                           957.2                      957.2        54.1
 Interest expense on annuities and financial
   products.................................      549.5                           549.5                      549.5
 Interest expense on notes payable..........      100.7          (12.9)(1)         87.8       (15.6)(6)       72.2         6.8
 Interest expense on investment
   borrowings...............................       17.2                            17.2                       17.2
 Amortization related to operations.........      242.9                           242.9                      242.9         6.2
 Amortization related to realized gains.....       22.3                            22.3                       22.3
 Other operating costs and expenses.........      243.5                           243.5                      243.5        24.4
                                                -------          -----          -------       -----        -------      ------
       Total benefits and expenses..........    2,133.3          (12.9)         2,120.4       (15.6)       2,104.8        91.5
                                                -------          -----          -------       -----        -------      ------
       Income (loss) before income taxes,
        minority interest and extraordinary
        charge..............................      388.1           12.9            401.0        15.6          416.6        22.2
Income tax expense (benefit)................      147.9            4.5 (2)        152.4         5.4 (7)      157.8         7.8
                                                -------          -----          -------       -----        -------      ------
       Income (loss) before minority
        interest and extraordinary charge...      240.2            8.4            248.6        10.2          258.8        14.4
Minority interest in consolidated
 subsidiaries:
 Dividends on Company - obligated
   mandatorily redeemable preferred
   securities of subsidiary trusts..........         --           12.3 (3)         12.3        13.8 (8)       26.1
 Dividends on preferred stock...............        6.4                             6.4                        6.4
 Equity in earnings.........................       13.9                            13.9                       13.9
                                                -------          -----          -------       -----        -------      ------
       Income (loss) before extraordinary
        charge..............................   $  219.9         $ (3.9)        $  216.0       $(3.6)      $  212.4      $ 14.4
                                                =======          =====          =======       =====        =======      ======
Earnings per common share and common
 equivalent share:
   Primary:
     Weighted average shares outstanding....       77.2                            77.2                       77.2
                                                =======                         =======                    =======
     Income before extraordinary charge.....   $   2.85                        $   2.80                   $   2.75
                                                =======                         =======                    =======
   Fully diluted:
     Weighted average shares outstanding....       78.7                            78.7                       78.7
                                                =======                         =======                    =======
     Income before extraordinary charge.....   $   2.79                        $   2.74                   $   2.70
                                                =======                         =======                    =======

                                                 PRO FORMA
                                                ADJUSTMENTS      PRO FORMA
                                              RELATING TO THE     FOR THE
                                                   MERGER          MERGER
                                              ----------------   ----------
Revenues:
 Insurance policy income....................       $   --         $1,431.4
 Investment activity:
   Net investment income....................         (5.0)(11)     1,109.0
   Net trading losses.......................                          (6.5)
   Net realized gains.......................          (.3)(11)        23.0
 Fee revenue................................                          29.7
 Restructuring income.......................                          30.4
 Other income...............................                          12.8
                                                   ------          -------
       Total revenues.......................         (5.3)         2,629.8
                                                   ------          -------
Benefits and expenses:
 Insurance policy benefits and change in
   future policy benefits...................                       1,011.3
 Interest expense on annuities and financial
   products.................................                         549.5
 Interest expense on notes payable..........         (6.8)(12)        73.1
                                                       .9 (12)
 Interest expense on investment
   borrowings...............................                          17.2
 Amortization related to operations.........         (6.2)(13)       253.2
                                                     10.3 (13)
 Amortization related to realized gains.....                          22.3
 Other operating costs and expenses.........                         267.9
                                                   ------          -------
       Total benefits and expenses..........         (1.8)         2,194.5
                                                   ------          -------
       Income (loss) before income taxes,
        minority interest and extraordinary
        charge..............................         (3.5)           435.3
Income tax expense (benefit)................         (1.2)(14)       164.4
                                                   ------          -------
       Income (loss) before minority
        interest and extraordinary charge...         (2.3)           270.9
Minority interest in consolidated
 subsidiaries:
 Dividends on Company - obligated
   mandatorily redeemable preferred
   securities of subsidiary trusts..........                          26.1
 Dividends on preferred stock...............                           6.4
 Equity in earnings.........................                          13.9
                                                   ------          -------
       Income (loss) before extraordinary
        charge..............................       $ (2.3)        $  224.5
                                                   ======          =======
Earnings per common share and common
 equivalent share:
   Primary:
     Weighted average shares outstanding....          4.5 (15)        81.7
                                                   ======          =======
     Income before extraordinary charge.....                      $   2.75
                                                                   =======
   Fully diluted:
     Weighted average shares outstanding....          4.5 (15)        83.2
                                                   ======          =======
     Income before extraordinary charge.....                      $   2.70
                                                                   =======

                                           (continued on the page which follows)

   The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                    CONSECO
           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (CONTINUED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                            PRO FORMA                                    PRO FORMA
                                           ADJUSTMENTS       PRO FORMA                  ADJUSTMENTS       PRO FORMA
                                         RELATING TO THE      CONSECO       CAF       RELATING TO THE      CONSECO       ATC
                                         BLH TRANSACTION     SUBTOTAL    HISTORICAL     CAF MERGER        SUBTOTAL    HISTORICAL
                                         ---------------     ---------   ----------   ---------------     ---------   ----------
Revenues:
 Insurance policy income.................     $    --        $1,431.4      $219.9         $    --         $1,651.3      $283.3
 Investment activity:
   Net investment income.................                     1,109.0        41.7            (2.6)(31)     1,148.1        33.2
   Net trading losses....................                        (6.5)                                        (6.5)
   Net realized gains....................        (0.2)(25)       22.8         0.3            (0.3)(31)        22.8         1.3
 Fee revenue.............................                        29.7                                         29.7
 Restructuring income....................                        30.4                                         30.4
 Other income............................                        12.8                                         12.8
                                               ------         -------      ------          ------          -------       -----
       Total revenues....................        (0.2)        2,629.6       261.9            (2.9)         2,888.6       317.8
                                               ------         -------      ------          ------          -------       -----
Benefits and expenses:
 Insurance policy benefits and change in
   future policy benefits................        (1.5)(25)    1,009.8       124.4            (2.3)(32)     1,131.9       192.2
 Interest expense on annuities and
   financial products....................                       549.5                                        549.5
 Interest expense on notes payable.......                        73.1         1.6            (1.6)(33)       101.1         5.8
                                                                                             28.0(34)
 Interest expense on investment
   borrowings............................                        17.2                                         17.2
 Amortization related to operations......         0.4(25)       253.6        17.5           (17.5)(35)       281.0        16.4
                                                                                             23.0(35)
                                                                                              4.4(36)
 Amortization related to realized
   gains.................................        (0.1)(25)       22.2                                         22.2
 Other operating costs and expenses......         1.6(25)       269.5        58.7                            328.2        64.4
                                               ------         -------      ------          ------          -------       -----
       Total benefits and expenses.......         0.4         2,194.9       202.2            34.0          2,431.1       278.8
                                               ------         -------      ------          ------          -------       -----
       Income (loss) before income taxes,
        minority interest and
        extraordinary charge.............        (0.6)          434.7        59.7           (36.9)           457.5        39.0
Income tax expense (benefit).............        (0.1)(26)      164.3        20.9           (11.4)(37)       173.8        13.0
                                               ------         -------      ------          ------          -------       -----
       Income (loss) before minority
        interest and extraordinary
        charge...........................        (0.5)          270.4        38.8           (25.5)           283.7        26.0
Minority interest in consolidated
 subsidiaries:
 Dividends on Company - obligated
   mandatorily redeemable preferred
   securities of subsidiary trusts.......                        26.1                                         26.1
 Dividends on preferred stock............                         6.4                                          6.4
 Equity in earnings......................       (13.9)(27)         --                                           --
                                               ------         -------      ------          ------          -------       -----
       Income (loss) before extraordinary
        charge...........................     $  13.4        $  237.9      $ 38.8         $ (25.5)        $  251.2      $ 26.0
                                               ======         =======      ======          ======          =======       =====
Earnings per common share and common
 equivalent share:
   Primary:
     Weighted average shares
       outstanding.......................         2.2(28)        83.9                         2.1(38)         86.0
                                               ======         =======                      ======          =======
     Income before extraordinary
       charge............................                    $   2.84                                     $   2.92
                                                              =======                                      =======
   Fully diluted:
     Weighted average shares
       outstanding.......................         2.2(28)        85.4                         2.1(38)         87.5
                                               ======         =======                      ======          =======
     Income before extraordinary
       charge............................                    $   2.79                                     $   2.87
                                                              =======                                      =======

                                                            PRO FORMA
                                            PRO FORMA        FOR THE
                                           ADJUSTMENTS      MERGER AND
                                           RELATING TO        OTHER
                                             THE ATC         PLANNED
                                             MERGER        TRANSACTIONS
                                           -----------     ------------
Revenues:
 Insurance policy income.................    $    --         $1,934.6
 Investment activity:
   Net investment income.................        1.1(50)      1,182.4
   Net trading losses....................                        (6.5)
   Net realized gains....................        2.3(50)         26.4
 Fee revenue.............................                        29.7
 Restructuring income....................                        30.4
 Other income............................                        12.8
                                               -----          -------
       Total revenues....................        3.4          3,209.8
                                               -----          -------
Benefits and expenses:
 Insurance policy benefits and change in
   future policy benefits................                     1,324.1
 Interest expense on annuities and
   financial products....................                       549.5
 Interest expense on notes payable.......        1.5(51)        104.7
                                                (3.7)(52)
 Interest expense on investment
   borrowings............................                        17.2
 Amortization related to operations......      (16.4)(53)       311.7
                                                19.9(53)
                                                10.8(54)
 Amortization related to realized
   gains.................................                        22.2
 Other operating costs and expenses......                       392.6
                                               -----          -------
       Total benefits and expenses.......       12.1          2,722.0
                                               -----          -------
       Income (loss) before income taxes,
        minority interest and
        extraordinary charge.............       (8.7)           487.8
Income tax expense (benefit).............         .7(55)        187.5
                                               -----          -------
       Income (loss) before minority
        interest and extraordinary
        charge...........................       (9.4)           300.3
Minority interest in consolidated
 subsidiaries:
 Dividends on Company - obligated
   mandatorily redeemable preferred
   securities of subsidiary trusts.......                        26.1
 Dividends on preferred stock............                         6.4
 Equity in earnings......................                          --
                                               -----          -------
       Income (loss) before extraordinary
        charge...........................    $  (9.4)        $  267.8
                                               =====          =======
Earnings per common share and common
 equivalent share:
   Primary:
     Weighted average shares
       outstanding.......................       11.4(56)         97.4
                                               =====          =======
     Income before extraordinary
       charge............................                    $   2.75
                                                              =======
   Fully diluted:
     Weighted average shares
       outstanding.......................       15.8(56)        103.3
                                               =====          =======
     Income before extraordinary
       charge............................                    $   2.61
                                                              =======

   The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                    CONSECO
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                PRO FORMA
                                                 CONSECO       PRO FORMA                     PRO FORMA
                                                 BEFORE       ADJUSTMENTS                   ADJUSTMENTS     PRO FORMA
                                                   THE      RELATING TO THE     PRO FORMA   RELATING TO      CONSECO
                                                  TOPRS          TOPRS           CONSECO     THE TRUPS        BEFORE        THI
                                                OFFERING       OFFERING         SUBTOTAL     OFFERING       THE MERGER   HISTORICAL
                                                ---------   ---------------     ---------   -----------     ----------   ----------
Revenues:
 Insurance policy income....................... $1,752.8        $    --         $1,752.8      $    --        $1,752.8      $190.2
 Investment activity:
   Net investment income.......................  1,461.1                         1,461.1                      1,461.1        49.7
   Net trading income..........................      2.5                             2.5                          2.5
   Net realized gains..........................    220.3                           220.3                        220.3         6.7
 Fee revenue...................................     33.9                            33.9                         33.9
 Restructuring income..........................     15.2                            15.2                         15.2
 Other income..................................     12.6                            12.6                         12.6
                                                 -------         ------          -------       ------         -------      ------
     Total revenues............................  3,498.4             --          3,498.4           --         3,498.4       246.6
                                                 -------         ------          -------       ------         -------      ------
Benefits and expenses:
 Insurance policy benefits and change in future
   policy benefits.............................  1,261.4                         1,261.4                      1,261.4       131.9
 Interest expense on annuities and financial
   products....................................    758.5                           758.5                        758.5
 Interest expense on notes payable.............    143.5          (17.3)(1)        126.2        (20.9)(6)       105.3         2.3
 Interest expense on investment borrowings.....     30.2                            30.2                         30.2
 Amortization related to operations............    307.3                           307.3                        307.3        24.5
 Amortization related to realized gains........    144.4                           144.4                        144.4
 Loss on sale of long-term care business.......       --                              --                           --        68.5
 Expenses of spin-off and related
   transactions................................       --                              --                           --         2.2
 Other operating costs and expenses............    356.4                           356.4                        356.4        58.3
                                                 -------         ------          -------       ------         -------      ------
     Total benefits and expenses...............  3,001.7          (17.3)         2,984.4        (20.9)        2,963.5       287.7
                                                 -------         ------          -------       ------         -------      ------
     Income (loss) before income taxes,
       minority interest and extraordinary
       charge..................................    496.7           17.3            514.0         20.9           534.9       (41.1)
Income tax expense (benefit)...................    192.3            6.1(2)         198.4          7.3(7)        205.7       (14.3)
                                                 -------         ------          -------       ------         -------      ------
     Income (loss) before minority interest and
       extraordinary charge....................    304.4           11.2            315.6         13.6           329.2       (26.8)
Minority interest in consolidated subsidiaries:
 Dividends on Company - obligated mandatorily
   redeemable preferred securities of
   subsidiary trusts...........................       --           16.4(3)          16.4         18.4(8)         34.8
 Dividends on preferred stock..................      8.7                             8.7                          8.7
 Equity in earnings............................     12.6                            12.6                         12.6
                                                 -------         ------          -------       ------         -------      ------
     Income (loss) before extraordinary
       charge.................................. $  283.1        $  (5.2)        $  277.9      $  (4.8)       $  273.1      $(26.8)
                                                 =======         ======          =======       ======         =======      ======
Earnings per common share and common equivalent
 share:
   Primary:
     Weighted average shares outstanding.......     75.7                            75.7                         75.7
                                                 =======                         =======                      =======
     Income before extraordinary charge........ $   3.74                        $   3.67                     $   3.61
                                                 =======                         =======                      =======
   Fully diluted:
     Weighted average shares outstanding.......     76.0                            76.0                         76.0
                                                 =======                         =======                      =======
     Income before extraordinary charge........ $   3.72                        $   3.66                     $   3.59
                                                 =======                         =======                      =======


                                                  PRO FORMA
                                                 ADJUSTMENTS      PRO FORMA
                                                 RELATING TO       FOR THE
                                                  THE MERGER       MERGER
                                                 ------------     ---------
Revenues:
 Insurance policy income.......................     $   --        $1,943.0
 Investment activity:
   Net investment income.......................       (6.9)(11)    1,503.9
   Net trading income..........................                        2.5
   Net realized gains..........................       (6.7)(11)      220.3
 Fee revenue...................................                       33.9
 Restructuring income..........................                       15.2
 Other income..................................                       12.6
                                                    ------         -------
     Total revenues............................      (13.6)        3,731.4
                                                    ------         -------
Benefits and expenses:
 Insurance policy benefits and change in future
   policy benefits.............................                    1,393.3
 Interest expense on annuities and financial
   products....................................                      758.5
 Interest expense on notes payable.............       (2.3)(12)      106.5
                                                       1.2(12)
 Interest expense on investment borrowings.....                       30.2
 Amortization related to operations............      (24.5)(13)      323.2
                                                      15.9(13)
 Amortization related to realized gains........                      144.4
 Loss on sale of long-term care business.......      (68.5)(16)         --
 Expenses of spin-off and related
   transactions................................       (2.2)(16)         --
 Other operating costs and expenses............                      414.7
                                                    ------         -------
     Total benefits and expenses...............      (80.4)        3,170.8
                                                    ------         -------
     Income (loss) before income taxes,
       minority interest and extraordinary
       charge..................................       66.8           560.6
Income tax expense (benefit)...................       22.7(14)       214.1
                                                    ------         -------
     Income (loss) before minority interest and
       extraordinary charge....................       44.1           346.5
Minority interest in consolidated subsidiaries:
 Dividends on Company - obligated mandatorily
   redeemable preferred securities of
   subsidiary trusts...........................                       34.8
 Dividends on preferred stock..................                        8.7
 Equity in earnings............................                       12.6
                                                    ------         -------
     Income (loss) before extraordinary
       charge..................................     $ 44.1        $  290.4
                                                    ======         =======
Earnings per common share and common equivalent
 share:
   Primary:
     Weighted average shares outstanding.......        4.5(15)        80.2
                                                    ======         =======
     Income before extraordinary charge........                   $   3.62
                                                                   =======
   Fully diluted:
     Weighted average shares outstanding.......        4.5(15)        80.5
                                                    ======         =======
     Income before extraordinary charge........                   $   3.61
                                                                   =======

                                           (continued on the page which follows)

   The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                    CONSECO
           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                              PRO FORMA                                    PRO FORMA
                                             ADJUSTMENTS       PRO FORMA                  ADJUSTMENTS       PRO FORMA
                                           RELATING TO THE      CONSECO       CAF       RELATING TO THE      CONSECO       ATC
                                           BLH TRANSACTION     SUBTOTAL    HISTORICAL     CAF MERGER        SUBTOTAL    HISTORICAL
                                           ---------------     ---------   ----------   ---------------     ---------   ----------
Revenues:
 Insurance policy income..................     $  (0.3)(25)    $1,942.7      $282.1         $    --         $2,224.8      $273.9
 Investment activity:
   Net investment income..................        (0.1)(25)     1,503.8        48.6            (3.4)(31)     1,549.0        23.2
   Net trading income.....................                          2.5                                          2.5
   Net realized gains.....................        (0.4)(25)       219.9                        (0.1)(31)       219.8          .2
 Fee revenue..............................                         33.9                                         33.9
 Restructuring income.....................                         15.2                                         15.2
 Other income.............................        (0.1)(25)        12.5         0.1                             12.6
                                                ------          -------      ------          ------          -------      ------
     Total revenues.......................        (0.9)         3,730.5       330.8            (3.5)         4,057.8       297.3
                                                ------          -------      ------          ------          -------      ------
Benefits and expenses:
 Insurance policy benefits and change in
   future policy benefits.................        (1.7)(25)     1,391.6       155.3            (3.0)(32)     1,543.9       172.9
 Interest expense on annuities and
   financial products.....................         0.3(25)        758.8                                        758.8
 Interest expense on notes payable........        (0.4)(25)       106.1         2.4            (2.4)(33)       143.5         3.3
                                                                                               37.4(34)
 Interest expense on investment
   borrowings.............................                         30.2                                         30.2
 Amortization related to operations.......        (2.8)(25)       320.4        21.5           (21.5)(35)       358.2        22.7
                                                                                               32.0(35)
                                                                                                5.8(36)
 Amortization related to realized gains...        (0.6)(25)       143.8                                        143.8
 Loss on sale of long-term care
   business...............................                           --                                           --
 Expenses of spin-off and related
   transactions...........................                           --                                           --
 Other operating costs and expenses.......         5.9(25)        420.6        80.0                            500.6        63.7
                                                ------          -------      ------          ------          -------      ------
     Total benefits and expenses..........         0.7          3,171.5       259.2            48.3          3,479.0       262.6
                                                ------          -------      ------          ------          -------      ------
     Income (loss) before income taxes,
       minority interest and extraordinary
       charge.............................        (1.6)           559.0        71.6           (51.8)           578.8        34.7
Income tax expense (benefit)..............        (0.6)(26)       213.5        25.6           (16.1)(37)       223.0        11.0
                                                ------          -------      ------          ------          -------      ------
     Income (loss) before minority
       interest and extraordinary
       charge.............................        (1.0)           345.5        46.0           (35.7)           355.8        23.7
Minority interest in consolidated
 subsidiaries:
 Dividends on Company - obligated
   mandatorily redeemable preferred
   securities of subsidiary trusts........                         34.8                                         34.8
 Dividends on preferred stock.............                          8.7                                          8.7
 Equity in earnings.......................       (12.6)(27)          --                                           --
                                                ------          -------      ------          ------          -------      ------
     Income (loss) before extraordinary
       charge.............................     $  11.6          $ 302.0      $ 46.0         $ (35.7)         $ 312.3      $ 23.7
                                                ======          =======      ======          ======          =======      ======
Earnings per common share and common
 equivalent share:
   Primary:
     Weighted average shares
       outstanding........................         2.2(28)         82.4                         2.1(38)         84.5
                                                ======          =======                      ======          =======
     Income before extraordinary charge...                      $  3.66                                      $  3.70
                                                                =======                                      =======
   Fully diluted:
     Weighted average shares
       outstanding........................         2.2(28)         82.7                         2.1(38)         84.8
                                                ======          =======                      ======          =======
     Income before extraordinary charge...                      $  3.65                                      $  3.68
                                                                =======                                      =======

                                                             PRO FORMA
                                             PRO FORMA        FOR THE
                                            ADJUSTMENTS        MERGER
                                            RELATING TO      AND OTHER
                                              THE ATC         PLANNED
                                              MERGER        TRANSACTIONS
                                            -----------     ------------
                                           <
Revenues:
 Insurance policy income..................    $               $2,498.7
 Investment activity:
   Net investment income..................        1.8(50)      1,574.0
   Net trading income.....................                         2.5
   Net realized gains.....................        2.0(50)        222.0
 Fee revenue..............................                        33.9
 Restructuring income.....................                        15.2
 Other income.............................                        12.6
                                               ------          -------
     Total revenues.......................        3.8          4,358.9
                                               ------          -------
Benefits and expenses:
 Insurance policy benefits and change in
   future policy benefits.................                     1,716.8
 Interest expense on annuities and
   financial products.....................                       758.8
 Interest expense on notes payable........        1.9(51)        145.5
                                                 (3.2)(52)
 Interest expense on investment
   borrowings.............................                        30.2
 Amortization related to operations.......      (22.7)(53)       396.1
                                                 23.5(53)
                                                 14.4(54)
 Amortization related to realized gains...                       143.8
 Loss on sale of long-term care
   business...............................                          --
 Expenses of spin-off and related
   transactions...........................                          --
 Other operating costs and expenses.......                       564.3
                                               ------          -------
     Total benefits and expenses..........       13.9          3,755.5
                                               ------          -------
     Income (loss) before income taxes,
       minority interest and extraordinary
       charge.............................      (10.1)           603.4
Income tax expense (benefit)..............        1.5(55)        235.5
                                               ------          -------
     Income (loss) before minority
       interest and extraordinary
       charge.............................      (11.6)           367.9
Minority interest in consolidated
 subsidiaries:
 Dividends on Company - obligated
   mandatorily redeemable preferred
   securities of subsidiary trusts........                        34.8
 Dividends on preferred stock.............                         8.7
 Equity in earnings.......................                          --
                                               ------          -------
     Income (loss) before extraordinary
       charge.............................    $ (11.6)        $  324.4
                                               ======          =======
Earnings per common share and common
 equivalent share:
   Primary:
     Weighted average shares
       outstanding........................       11.4(56)         95.9
                                               ======          =======
     Income before extraordinary charge...                    $   3.38
                                                               =======
   Fully diluted:
     Weighted average shares
       outstanding........................       15.8(56)        100.6
                                               ======          =======
     Income before extraordinary charge...                    $   3.22
                                                               =======

   The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                    CONSECO
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                            PRO FORMA                    PRO FORMA
                                           ADJUSTMENTS                  ADJUSTMENTS     PRO FORMA                    PRO FORMA
                                         RELATING TO THE    PRO FORMA   RELATING TO      CONSECO                    ADJUSTMENTS
                             CONSECO          TOPrS          CONSECO     THE TruPS      BEFORE THE      THI         RELATING TO
                           AS REPORTED      OFFERING        SUBTOTAL     OFFERING         MERGER     HISTORICAL     THE MERGER
                           -----------   ---------------    ---------   -----------     ----------   ----------   ---------------
Assets
  Investments:
    Actively managed
      fixed maturity
      securities at fair
      value..............   $ 15,959.8       $    --        $15,959.8     $    --       $ 15,959.8     $483.0         $ (83.9)(17)
    Held-to-maturity
      fixed maturity
      securities.........           --                             --                           --
    Equity securities at
      fair value.........        104.2                          104.2                        104.2        1.1
    Mortgage loans.......        372.5                          372.5                        372.5        8.3
    Credit-tenant
      loans..............        393.8                          393.8                        393.8
    Policy loans.........        526.0                          526.0                        526.0       16.9
    Other invested
      assets.............        211.0                          211.0                        211.0        6.5
    Short-term
      investments........        212.3         265.5 (4)        212.3       321.3 (9)        212.3       34.6            83.9 (17)
                                              (265.5)(4)                   (321.3)(9)                                    18.5 (18)
                                                                                                                        (18.5)(18)
                                                                                                                        (58.3)(18)
                                                                                                                        (25.6)(18)
    Assets held in
      separate
      accounts...........        300.4                          300.4                        300.4
                             ---------       -------        ---------     -------        ---------    -------         -------
      Total
        investments......     18,080.0            --         18,080.0          --         18,080.0      550.4           (83.9)
  Accrued investment
    income...............        276.7                          276.7                        276.7        5.7
  Cost of policies
    purchased............      1,847.1                        1,847.1                      1,847.1       10.8           112.8 (19)
                                                                                                                        (10.8)(19)
  Cost of policies
    produced.............        541.0                          541.0                        541.0       28.4           (28.4)(20)
  Reinsurance
    receivables..........        400.6                          400.6                        400.6      328.6          (260.0)(22)
  Income taxes...........        138.9                          138.9                        138.9                      (25.8)(21)
                                                                                                                        (17.5)(21)
  Goodwill...............      1,524.7                        1,524.7                      1,524.7
  Property and
    equipment............        105.9                          105.9                        105.9         .7
  Securities segregated
    for future redemption
    of redeemable
    preferred stock of a
    subsidiary...........         45.0                           45.0                         45.0
  Other assets...........        216.1                          216.1                        216.1       17.3
                             ---------       -------        ---------     -------        ---------    -------         -------
      Total assets.......   $ 23,176.0       $    --        $23,176.0     $    --       $ 23,176.0     $941.9         $(313.6)
                             =========       =======        =========     =======        =========    =======         =======


                           PRO FORMA
                            FOR THE
                            MERGER
                           ---------
Assets
  Investments:
    Actively managed
      fixed maturity
      securities at fair
      value..............  $16,358.9
    Held-to-maturity
      fixed maturity
      securities.........         --
    Equity securities at
      fair value.........      105.3
    Mortgage loans.......      380.8
    Credit-tenant
      loans..............      393.8
    Policy loans.........      542.9
    Other invested
      assets.............      217.5
    Short-term
      investments........      246.9

    Assets held in
      separate
      accounts...........      300.4
                           ---------
      Total
        investments......   18,546.5
  Accrued investment
    income...............      282.4
  Cost of policies
    purchased............    1,959.9

  Cost of policies
    produced.............      541.0
  Reinsurance
    receivables..........      469.2
  Income taxes...........       95.6

  Goodwill...............    1,524.7
  Property and
    equipment............      106.6
  Securities segregated
    for future redemption
    of redeemable
    preferred stock of a
    subsidiary...........       45.0
  Other assets...........      233.4
                           ---------
      Total assets.......  $23,804.3
                           =========

                                           (continued on the page which follows)

   The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                    CONSECO
                PRO FORMA CONSOLIDATED BALANCE SHEET (CONTINUED)
                               SEPTEMBER 30, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                         PRO FORMA                                     PRO FORMA
                                        ADJUSTMENTS      PRO FORMA                    ADJUSTMENTS       PRO FORMA
                                      RELATING TO THE     CONSECO        CAF        RELATING TO THE      CONSECO        ATC
                                      BLH TRANSACTION    SUBTOTAL     HISTORICAL      CAF MERGER        SUBTOTAL     HISTORICAL
                                      ---------------    ---------    ----------    ---------------     ---------    ----------
Assets
 Investments:
   Actively managed fixed maturity
     securities at fair value........     $    --        $16,358.9     $   308.5        $ 358.3(39)     $17,119.9      $689.7
                                                                                           94.2(40)
   Held-to-maturity fixed maturity
     securities......................                           --         358.3         (358.3)(39)           --
   Equity securities at fair value...                        105.3          10.2                            115.5
   Mortgage loans....................                        380.8                                          380.8          .4
   Credit-tenant loans...............                        393.8                                          393.8
   Policy loans......................                        542.9                                          542.9
   Other invested assets.............                        217.5                                          217.5
   Short-term investments............                        246.9          29.4         (538.0)(41)        276.3        12.2
                                                                                          (26.0)(41)
                                                                                          (29.0)(41)
                                                                                          593.0(42)
   Assets held in separate
     accounts........................                        300.4                                          300.4
                                        ---------        ---------     ---------     ----------         ---------    --------
     Total investments...............          --         18,546.5         706.4           94.2          19,347.1       702.3
 Accrued investment income...........                        282.4           6.9                            289.3         7.7
 Cost of policies purchased..........        65.9(25)      2,025.8                        492.2(43)       2,518.0        11.3
 Cost of policies produced...........       (50.7)(25)       490.3         271.3         (271.3)(44)        490.3       168.7
 Reinsurance receivables.............                        469.2                                          469.2
 Income taxes........................        (5.3)(26)        90.3                        (79.3)(45)           --
                                                                                          (11.0)(45)
 Goodwill............................        57.3(25)      1,582.0                        227.7(46)       1,809.7
 Property and equipment..............                        106.6           4.4                            111.0         3.9
 Securities segregated for future
   redemption of redeemable preferred
   stock of a subsidiary.............                         45.0                                           45.0
 Other assets........................                        233.4          28.9                            262.3        13.7
                                        ---------        ---------     ---------     ----------         ---------    --------
     Total assets....................     $  67.2        $23,871.5     $ 1,017.9        $ 452.5         $25,341.9      $907.6
                                        =========        =========     =========      =========         =========    ========

                                                           PRO FORMA
                                                            FOR THE
                                          PRO FORMA          MERGER
                                         ADJUSTMENTS       AND OTHER
                                       RELATING TO THE      PLANNED
                                         ATC MERGER       TRANSACTIONS
                                       ---------------    ------------
Assets
 Investments:
   Actively managed fixed maturity
     securities at fair value........      $    --         $ 17,809.6

   Held-to-maturity fixed maturity
     securities......................                              --
   Equity securities at fair value...                           115.5
   Mortgage loans....................                           381.2
   Credit-tenant loans...............                           393.8
   Policy loans......................                           542.9
   Other invested assets.............                           217.5
   Short-term investments............        (30.4)(57)         288.5
                                              30.4(58)

   Assets held in separate
     accounts........................                           300.4
                                         ---------          ---------
     Total investments...............           --           20,049.4
 Accrued investment income...........                           297.0
 Cost of policies purchased..........        268.8(59)        2,786.8
                                             (11.3)(59)
 Cost of policies produced...........       (168.7)(60)         490.3
 Reinsurance receivables.............                           469.2
 Income taxes........................                              --

 Goodwill............................        563.2(62)        2,372.9
 Property and equipment..............                           114.9
 Securities segregated for future
   redemption of redeemable preferred
   stock of a subsidiary.............                            45.0
 Other assets........................                           276.0
                                         ---------          ---------
     Total assets....................      $ 652.0         $ 26,901.5
                                         =========          =========

   The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                    CONSECO
                PRO FORMA CONSOLIDATED BALANCE SHEET (CONTINUED)
                               SEPTEMBER 30, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                                       PRO FORMA         PRO FORMA
                                                     PRO FORMA                        ADJUSTMENTS         CONSECO
                                                    ADJUSTMENTS        PRO FORMA      RELATING TO         BEFORE
                                  CONSECO AS      RELATING TO THE       CONSECO        THE TruPS            THE           THI
                                   REPORTED       TOPrS OFFERING        SUBTOTAL        OFFERING          MERGER       HISTORICAL
                                  -----------     ---------------      ---------     --------------      ---------     ----------
Liabilities:
 Insurance liabilities...........  $18,150.7          $    --          $18,150.7        $     --         $18,150.7       $623.4
 Income tax liabilities..........         --                                  --                                --         17.5
 Investment borrowings...........      539.4                               539.4                             539.4
 Other liabilities...............      482.0                               482.0                             482.0         18.5
 Liabilities related to separate
   accounts......................      300.1                               300.1                             300.1
 Notes payable of Conseco........    1,169.0           (265.5)(4)          903.5          (321.3)(9)         582.2        108.3
 Notes payable of Bankers Life
   Holding Corporation, not
   direct obligations of
   Conseco.......................      418.1                               418.1                             418.1
 Notes payable of American Life
   Holdings, Inc., not direct
   obligations of Conseco........       13.0                                13.0                              13.0
                                    --------          -------           --------         -------          --------       ------
     Total liabilities...........   21,072.3           (265.5)          20,806.8          (321.3)         20,485.5        767.7
                                    --------          -------           --------         -------          --------       ------
Minority interest in consolidated
 subsidiaries:
   Company-obligated mandatorily
     redeemable preferred
     securities of subsidiary
     trusts......................         --            275.0 (5)          275.0           325.0 (10)        600.0
   Preferred stock...............       92.5                                92.5                              92.5
   Common stock..................       55.3                                55.3                              55.3
                                    --------          -------           --------         -------          --------       ------
Shareholders' equity:
 Preferred stock.................      267.1                               267.1                             267.1         22.8
 Common stock and additional
   paid-in capital...............    1,054.5             (9.5)(5)        1,045.0            (3.7)(10)      1,041.3        169.7
 Unrealized appreciation
   (depreciation) of
   securities....................      (47.0)                              (47.0)                            (47.0)         4.7
 Retained earnings...............      681.3                               681.3                             681.3        (23.0)
                                    --------          -------           --------         -------          --------       ------
     Total shareholders'
       equity....................    1,955.9             (9.5)           1,946.4            (3.7)          1,942.7        174.2
                                    --------          -------           --------         -------          --------       ------
     Total liabilities and
       shareholders' equity......  $23,176.0          $    --          $23,176.0        $     --         $23,176.0       $941.9
                                    ========          =======           ========         =======          ========       ======


                                    PRO FORMA
                                   ADJUSTMENTS      PRO FORMA
                                   RELATING TO       FOR THE
                                   THE MERGER        MERGER
                                   -----------      ---------
Liabilities:
 Insurance liabilities...........    $(260.0)(22)   $18,514.1
 Income tax liabilities..........      (17.5)(21)          --
 Investment borrowings...........                       539.4
 Other liabilities...............                       500.5
 Liabilities related to separate
   accounts......................                       300.1
 Notes payable of Conseco........      (58.3)(23)       600.7
                                       (50.0)(23)
                                        18.5 (23)
 Notes payable of Bankers Life
   Holding Corporation, not
   direct obligations of
   Conseco.......................                       418.1
 Notes payable of American Life
   Holdings, Inc., not direct
   obligations of Conseco........                        13.0
                                     -------         --------
     Total liabilities...........     (367.3)        20,885.9
                                     -------         --------
Minority interest in consolidated
 subsidiaries:
   Company-obligated mandatorily
     redeemable preferred
     securities of subsidiary
     trusts......................                       600.0
   Preferred stock...............                        92.5
   Common stock..................                        55.3
                                     -------         --------
Shareholders' equity:
 Preferred stock.................      (22.8)(24)       267.1
 Common stock and additional
   paid-in capital...............     (169.7)(24)     1,269.2
                                       121.7 (24)
                                       106.2
 Unrealized appreciation
   (depreciation) of
   securities....................       (4.7)(24)       (47.0)
 Retained earnings...............       23.0 (24)       681.3
                                     -------         --------
     Total shareholders'
       equity....................       53.7          2,170.6
                                     -------         --------
     Total liabilities and
       shareholders' equity......    $(313.6)       $23,804.3
                                     =======         ========

                                           (continued on the page which follows)

   The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                    CONSECO
                PRO FORMA CONSOLIDATED BALANCE SHEET (CONTINUED)
                               SEPTEMBER 30, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                         PRO FORMA                                    PRO FORMA
                                        ADJUSTMENTS       PRO FORMA                  ADJUSTMENTS       PRO FORMA
                                      RELATING TO THE      CONSECO       CAF       RELATING TO THE      CONSECO       ATC
                                      BLH TRANSACTION     SUBTOTAL    HISTORICAL     CAF MERGER        SUBTOTAL    HISTORICAL
                                      ---------------     ---------   ----------   ---------------     ---------   ----------
Liabilities:
 Insurance liabilities...............     $    --         $18,514.1    $   611.4       $  88.4(47)     $19,213.9     $586.3
 Income tax liabilities..............                            --         52.2         (11.0)(45)         41.2       26.2
 Investment borrowings...............                         539.4                                        539.4
 Other liabilities...................                         500.5         20.7                           521.2       10.9
 Liabilities related to separate
   accounts..........................                         300.1                                        300.1
 Notes payable of Conseco............       418.1(29)       1,018.8         29.0         (29.0)(48)      1,611.8      102.9
                                                                                         593.0(42)
 Notes payable of Bankers Life
   Holding Corporation, not direct
   obligations of Conseco............      (418.1)(29)           --                                           --
 Notes payable of American Life
   Holdings, Inc., not direct
   obligations of Conseco............                          13.0                                         13.0
                                          -------          --------       ------       -------          --------     ------
     Total liabilities...............          --          20,885.9        713.3         641.4          22,240.6      726.3
                                          -------          --------       ------       -------          --------     ------
Minority interest in consolidated
 subsidiaries:
   Company-obligated mandatorily
     redeemable preferred securities
     of subsidiary trusts............                         600.0                                        600.0
   Preferred stock...................                          92.5                                         92.5
   Common stock......................       (55.3)(27)           --                                           --
                                          -------          --------       ------       -------          --------     ------
Shareholders' equity:
 Preferred stock.....................                         267.1                                        267.1
 Common stock and additional paid-in
   capital...........................       122.5(30)       1,391.7         35.5         (35.5)(49)      1,507.4       64.4
                                                                                         115.7(49)
 Unrealized appreciation
   (depreciation) of securities......                         (47.0)        (1.8)          1.8(49)         (47.0)     (10.3)
 Retained earnings...................                         681.3        270.9        (270.9)(49)        681.3      127.2
                                          -------          --------       ------       -------          --------     ------
     Total shareholders' equity......       122.5           2,293.1        304.6        (188.9)          2,408.8      181.3
                                          -------          --------       ------       -------          --------     ------
     Total liabilities and
       shareholders' equity..........     $  67.2         $23,871.5    $ 1,017.9       $ 452.5         $25,341.9     $907.6
                                          =======          ========       ======       =======          ========     ======

                                                            PRO FORMA
                                                             FOR THE
                                          PRO FORMA         MERGER AND
                                         ADJUSTMENTS          OTHER
                                       RELATING TO THE       PLANNED
                                         ATC MERGER        TRANSACTIONS
                                       ---------------     ------------
Liabilities:
 Insurance liabilities...............      $    --          $19,800.2
 Income tax liabilities..............         27.1(61)           94.5
 Investment borrowings...............                           539.4
 Other liabilities...................         11.3(63)          543.4
 Liabilities related to separate
   accounts..........................                           300.1
 Notes payable of Conseco............         30.4(58)        1,880.8
                                             135.7(63)
 Notes payable of Bankers Life
   Holding Corporation, not direct
   obligations of Conseco............                              --
 Notes payable of American Life
   Holdings, Inc., not direct
   obligations of Conseco............                            13.0
                                           -------          ---------
     Total liabilities...............        204.5           23,171.4
                                           -------          ---------
Minority interest in consolidated
 subsidiaries:
   Company-obligated mandatorily
     redeemable preferred securities
     of subsidiary trusts............                           600.0
   Preferred stock...................                            92.5
   Common stock......................                              --
                                           -------          ---------
Shareholders' equity:
 Preferred stock.....................                           267.1
 Common stock and additional paid-in
   capital...........................        (64.4)(64)       2,136.2
                                             628.8(64)
 Unrealized appreciation
   (depreciation) of securities......         10.3(64)          (47.0)
 Retained earnings...................       (127.2)(64)         681.3
                                           -------          ---------
     Total shareholders' equity......        447.5            3,037.6
                                           -------          ---------
     Total liabilities and
       shareholders' equity..........      $ 652.0          $26,901.5
                                           =======          =========

   The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                    CONSECO

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

PRO FORMA ADJUSTMENTS

TRANSACTIONS RELATING TO THE COMPLETED TOPRS OFFERING

     On November 19, 1996, a subsidiary trust of Conseco issued TOPrS having an aggregate liquidation amount of $275 million and a distribution rate of 9.16 percent. The subsidiary used the proceeds from the sale of such securities to purchase subordinated deferrable interest debentures of Conseco in an aggregate principal amount equivalent to the aggregate liquidation amount of the TOPrS that were issued. The subordinated deferrable interest debentures bear interest at a rate of 9.16 percent. Conseco used the proceeds from the sale of the subordinated deferrable interest debentures to reduce its notes payable.

     (1) Interest expense is reduced to reflect the repayment of $265.5 million aggregate principal amount of Conseco's notes payable.

          A change in interest rates of .5 percent on Conseco's notes payable repaid from the TOPrS Offering would result in: (i) a decrease (or increase) in pro forma interest expense of $1.3 million and $1.0 million for the year ended December 31, 1995, and the nine months ended September 30, 1996, respectively; and (ii) an increase (or decrease) in pro forma net income of $.9 million and $.6 million for the same respective periods.

     (2) The pro forma adjustment is tax affected, based on Conseco's effective tax rate of 35 percent.

     (3) Minority interest is adjusted to reflect the distribution (net of the related tax benefit) on the TOPrS.

     (4) Notes payable are reduced to reflect the repayment of $265.5 million aggregate principal amount of Conseco's notes payable using the net proceeds from the TOPrS Offering.

     (5) Conseco's minority interest in consolidated subsidiaries is increased by the aggregate liquidation amount of the TOPrS. Issuance and other transaction costs related to the TOPrS Offering are charged to paid-in capital.

TRANSACTIONS RELATING TO THE COMPLETED TRUPS OFFERING

     On November 27, 1996, another subsidiary trust of Conseco issued TruPS having an aggregate liquidation amount of $325 million and a distribution rate of 8.70 percent. The subsidiary used the proceeds from the sale of such securities to purchase the subordinated deferrable interest debentures of Conseco in an aggregate principal amount equivalent to the aggregate liquidation amount of the TruPS that were issued. The subordinated deferrable interest debentures bear interest at a rate of 8.70 percent. Conseco used the proceeds from the sale of the subordinated deferrable interest debentures to reduce its notes payable.

     (6) Interest expense is reduced to reflect the repayment of $321.3 million aggregate principal amount of Conseco's notes payable.

          A change in interest rates of .5 percent on Conseco's notes payable from the TruPS Offering would result in: (i) a decrease (or increase) in pro forma interest expense of $1.6 million and $1.2 million for the year ended December 31, 1995, and the nine months ended September 30, 1996, respectively; and (ii) an increase (or decrease) in pro forma net income of $1.0 million and $.8 million for the same respective periods.

     (7) The pro forma adjustment is tax affected, based on Conseco's effective tax rate of 35 percent.

     (8) Minority interest is adjusted to reflect the distributions (net of the related tax benefit) on the TruPS.

                                    CONSECO

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     (9) Notes payable are reduced to reflect the repayment of $321.3 million aggregate principal amount of Conseco's notes payable using the net proceeds from the TruPS Offering.

     (10) Conseco's minority interest in consolidated subsidiaries is increased by the aggregate liquidation amount of the TruPS. Issuance and other transaction costs related to the TruPS Offering are charged to paid-in capital.

TRANSACTIONS RELATING TO THE MERGER

     The Merger will be accounted for under the purchase method of accounting. Under this method, the total cost to acquire THI will be allocated to the assets and liabilities acquired based on their fair values as of the date of the Merger, with any excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. Conseco believes the Merger will not qualify to be accounted for under the pooling of interests method in accordance with APB No. 16 because THI was a subsidiary of another corporation within two years of the contemplated transaction. In the Merger, each outstanding share of THI common stock (or its equivalent) is assumed to be exchanged for a fraction of a share of Conseco Common Stock to be determined based on the price of Conseco Common Stock prior to its closing (it is assumed such average price per share of Conseco Common Stock will be $55.00, resulting in an exchange ratio of 1.4 shares). Conseco will issue an assumed 2.4 million shares of Conseco Common Stock with a value of approximately $121.7 million to acquire the THI Common Stock (or equivalents). Pursuant to the Exchange Offer, it is assumed all of the Notes will be exchanged for shares of Conseco Common Stock based on the price of Conseco Common Stock prior to the Merger (such fully converted value being the same as the Notes) plus a cash premium. Using the same assumption that each share of THI will be convertible into 1.4 shares of Conseco Common Stock, in aggregate, the Notes will be convertible into 2.1 million shares of Conseco Common Stock with a value of approximately $106.2 million. In addition, Conseco will pay a premium of approximately $10.0 million in conjunction with the Exchange Offer. Conseco estimates that it will incur costs related to the Merger (including contract termination, relocation, legal, accounting and other costs) of approximately $8.5 million.

     The cost to acquire THI is allocated as follows (dollars in millions):

Book value of assets acquired based on assumed date of the Merger
  (September 30, 1996)............................................................    $174.2
Notes converted to Conseco Common Stock pursuant to the Exchange Offer............      50.0
Less book value of THI preferred stock............................................     (22.8)
Increase (decrease) in THI's net asset value to reflect estimated fair value and asset reclassifications at the assumed date of the Merger:
     Cost of policies purchased (related to the Merger)...........................     112.8
     Cost of policies produced and cost of policies purchased (historical)........     (39.2)
     Income taxes.................................................................     (25.8)
     Premium paid in conjunction with the Exchange Offer..........................     (10.0)
     Premium incurred to retire THI preferred stock...............................      (2.8)
                                                                                       -----
       Total estimated fair value adjustments.....................................      35.0
                                                                                       -----
  Total cost to acquire THI.......................................................    $236.4
                                                                                       =====

     Adjustments to the pro forma consolidated statement of operations to give effect to the Merger as of January 1, 1995, are summarized below.

     (11) Net investment income and net realized gains of THI are adjusted to include the effect of adjustments to restate the amortized cost basis of fixed maturity securities to their estimated fair value and the effect of the assumed sale of $83.9 million fixed maturity investments, with the proceeds used to repay $58.3 million of bank debt and redeem preferred stock with a redemption value of $25.6 million.

                                    CONSECO

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     (12) Interest expense is reduced to reflect the repayment of bank debt of $58.3 million and the conversion of the Notes into Conseco Common Stock pursuant to the Exchange Offer. Interest expense is increased to reflect borrowings by Conseco to: (i) pay the estimated cost of the Merger; and (ii) pay the $10.0 million premium in conjunction with the Exchange Offer.

     (13) Amortization of the cost of policies produced and the cost of policies purchased prior to the Merger is replaced with the amortization of the cost of policies purchased (amortized in relation to estimated premiums on the policies purchased with interest equal to the liability rate which averages 5.5 percent).

     (14) Reflects the tax adjustment for the pro forma adjustments at the appropriate rate for the specific item.

     (15) Common shares outstanding are increased to reflect the Conseco shares issued in the Merger and the conversion of the Notes in conjunction with the Exchange Offer.

     (16) Effective October 1, 1995, THI sold its long term care business to ATC. An adjustment is made to remove the loss on the sale of the long term care business. However, the revenues, benefits and expenses related to this business prior to its sale are not eliminated, since the business is retained within the Conseco consolidated group after the ATC Merger (and pro forma adjustments for the ATC Merger do not include adjustments related to THI's long term care business prior to its purchase by ATC). In addition, expenses related to THI's spin-off from its parent are eliminated. Such costs include certain legal, accounting, actuarial and advisory fees.

     Adjustments to the pro forma consolidated balance sheet to give effect to the Merger as of September 30, 1996, are summarized below.

     (17) Actively managed fixed maturity securities with a carrying value of $83.9 million are assumed to be sold at the date of the Merger.

     (18) Short-term investments are reduced for: (i) payments made to complete the Merger; (ii) the repayment of bank debt with a balance of $58.3 million; (iii) the redemption of preferred stock with a redemption value of $25.6 million; and (iv) the payment of the $10.0 million premium in conjunction with the Exchange Offer. Short-term investments are increased by additional borrowings by Conseco of $18.5 million to complete the Merger and related transactions.

     (19) THI's historical cost of policies purchased is eliminated and replaced with the cost of policies purchased recognized in the Merger. Cost of policies purchased reflects the estimated fair value of THI's business in force and represents the portion of the cost to acquire THI that is allocated to the value of the right to receive future cash flows from the acquired policies.

          The 18 percent discount rate used to determine such value is the rate of return required by Conseco to invest in the business being acquired. In determining such rate of return, the following factors are considered:

          - The magnitude of the risks associated with each of the actuarial assumptions used in determining the expected cash flows.

          -  Cost of capital available to fund the acquisition.

          - The perceived likelihood of changes in insurance regulations and tax laws.

          -  Complexity of the acquired company.

          - Prices paid (i.e., discount rates used in determining valuations) on similar blocks of business sold recently.

                                    CONSECO

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

        The value allocated to the cost of policies purchased is based on a preliminary valuation; accordingly, this allocation may be adjusted upon final determination of such value. Expected gross amortization of such value using current assumptions and accretion of interest based on an interest rate equal to the liability rate (such rate averages 5.5 percent) for each of the years in the five-year period ending September 30, 2001, are as follows (dollars in millions):

                                       BEGINNING        GROSS         ACCRETION OF         NET          ENDING
          YEAR ENDING SEPTEMBER 30,     BALANCE      AMORTIZATION       INTEREST       AMORTIZATION     BALANCE
         ----------------------------  ---------     ------------     ------------     ------------     -------
         1997........................   $ 112.8         $ 19.2           $  6.3           $ 12.9         $99.9
         1998........................      99.9           15.9              5.6             10.3          89.6
         1999........................      89.6           14.5              5.0              9.5          80.1
         2000........................      80.1           13.3              4.4              8.9          71.2
         2001........................      71.2           12.8              4.0              8.8          62.4

     (20) THI's cost of policies produced is eliminated since such amounts are reflected in the determination of the cost of policies purchased.

     (21) All of the applicable pro forma balance sheet adjustments are tax affected at the appropriate rate. Deferred tax assets are netted against deferred tax liabilities.

     (22) Reinsurance receivables and insurance liabilities related to business of THI ceded to ATC are eliminated in consolidation.

     (23) Notes payable are decreased to reflect: (i) the repayment of bank debt of $58.3 million; and (ii) the conversion of the Notes into Conseco Common Stock in conjunction with the Exchange Offer. In addition, notes payable are increased to reflect additional borrowings by Conseco used to complete the Merger and related transactions.

     (24) The prior shareholders' equity of THI is eliminated in conjunction with the Merger. Common stock and additional paid-in capital is increased by the value of Conseco Common Stock issued in the Merger. The value of the Notes represents the value of the Conseco Common Stock which will be issued in conjunction with the Exchange Offer. Preferred stock of THI is eliminated to reflect its redemption.

     Transactions relating to the BLH Transaction

     Conseco has proposed to acquire all of the common stock of BLH, not currently owned by Conseco. In the BLH Transaction, each share of BLH common stock would be converted into the right to receive a fraction of a share of Conseco Common Stock to be determined based on the average price of Conseco Common Stock prior to closing (it is assumed that such price per share of Conseco Common Stock will be $55.00, resulting in an exchange ratio of .45455 shares valued at $25.00). Conseco will issue an assumed 2.2 million shares of Conseco Common Stock with a value of approximately $122.5 million.

     The pro forma adjustments are applied to the historical consolidated financial statements of Conseco using the step acquisition method of accounting. Under this method, the total purchase cost of the common stock of BLH, not already owned by Conseco, is allocated to the assets and liabilities acquired based on their relative fair values as of the date of acquisition, with any excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. The values of the assets and liabilities of BLH included in Conseco's pro forma consolidated financial statements represent the combination of the following values: (i) the portion of BLH's net assets acquired by Conseco in the initial acquisition made by Conseco Capital Partners, L.P. on October 31, 1992, is valued as of that acquisition date; (ii) the portion of BLH's net assets acquired by Conseco on September 30, 1993, is valued as of that

                                    CONSECO

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

acquisition date; (iii) the portion of BLH's net assets acquired during 1995 and the first quarter of 1996 is valued as of its assumed date of acquisition; and
(iv) the portion of BLH's net assets acquired in the BLH Transaction is valued at the assumed dates of acquisition.

     Adjustments to give effect to the BLH Transaction are summarized below:

     (25) As described above, the BLH Transaction is accounted for as a step acquisition. The accounts of BLH are adjusted to reflect the step basis method of accounting as if the BLH Transaction was completed on the assumed dates of acquisition.

     (26) All pro forma adjustments are tax affected based on the appropriate rate for the specific item.

     (27) Minority interest is reduced to eliminate the ownership interest of the former shareholders of BLH.

     (28) Common shares outstanding are increased to reflect the shares of Conseco Common Stock issued in the acquisition of additional shares of BLH common stock.

     (29) Notes payable of BLH are reclassified as notes payable of Conseco, since BLH is now wholly owned by Conseco.

     (30) Common stock and additional paid-in capital is increased by the value of Conseco Common Stock issued in the acquisition of additional shares of BLH common stock.

     Transactions relating to the CAF Merger

     The CAF Merger will be accounted for under the purchase method of accounting. Under this method, the total cost to acquire CAF will be allocated to the assets and liabilities acquired based on their fair values as of the date of the CAF Merger, with any excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. In the CAF Merger, each outstanding share of CAF common stock is assumed to be exchanged for $30.25 in cash and the right to receive a fraction of a share of Conseco Common Stock to be determined based on the average price of Conseco Common Stock prior to its closing (it is assumed that such average price per share of Conseco Common Stock will be $55.00, resulting in an exchange ratio of .11818). Conseco will pay approximately $538 million in cash and issue an assumed 2.1 million shares of Conseco Common Stock with a value of approximately $115.7 million to acquire the CAF common stock. In addition, Conseco is expected to assume a note payable of CAF of $29.0 million and estimates that it will incur costs related to the CAF Merger (including contract termination, relocation, legal, accounting and other costs) of approximately $26 million.

                                    CONSECO

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The cost to acquire CAF is allocated as follows (dollars in millions):

Book value of assets acquired based on the assumed date of the CAF Merger
  (September 30, 1996)............................................................    $304.6
Notes payable of CAF assumed by Conseco at the assumed date of the CAF Merger.....      29.0
Increase (decrease) in CAF's net asset value to reflect estimated fair value and asset reclassifications at the assumed date of the CAF Merger:
     Actively managed fixed maturity securities...................................     452.5
     Held-to-maturity fixed maturity securities...................................    (358.3)
     Cost of policies purchased (related to the CAF Merger).......................     492.2
     Cost of policies produced....................................................    (271.3)
     Goodwill (related to the CAF Merger).........................................     227.7
     Insurance liabilities........................................................     (88.4)
     Income taxes.................................................................     (79.3)
                                                                                      ------
          Total estimated fair value adjustments..................................     375.1
                                                                                      ------
  Total cost to acquire CAF.......................................................    $708.7
                                                                                      ======

     Adjustments to the pro forma consolidated statement of operations to give effect to the CAF Merger as of January 1, 1995, are summarized below.

     (31) Net investment income and net realized gains of CAF are adjusted to include the effect of adjustments to restate the amortized cost basis of fixed maturity securities to their estimated fair value.

     (32) Change in policy benefits is reduced to reflect the purchase accounting adjustments made at the assumed date of the CAF Merger. Such adjustment reflects the lower discount rate used to discount amounts of expected future benefit payments to correspond to the adjustments to restate the amortized cost of fixed maturity investments to their estimated fair value.

     (33) Interest expense is reduced to reflect the repayment of notes payable of CAF by Conseco at the assumed date of the CAF Merger.

     (34) Interest expense is increased to reflect the increase in borrowings under Conseco's bank credit facilities used to complete the CAF Merger.

          A change in interest rates of .5 percent on the additional borrowings under Conseco's bank credit facilities used to complete the CAF Merger would result in: (i) an increase (or decrease) in pro forma interest expense of $3.0 million and $2.2 million for the year ended December 31, 1995, and the nine months ended September 30, 1996, respectively; and (ii) a decrease (or increase) in pro forma net income of $1.9 million and $1.4 million for the same respective periods.

     (35) Amortization of the cost of policies produced for policies sold by CAF prior to January 1, 1995, is replaced with the amortization of the cost of policies purchased (amortized in relation to estimated premiums on the policies purchased with interest equal to the liability rate which averages 5.5 percent.

     (36) Amortization of goodwill acquired in the CAF Merger is recognized over a 40-year period on a straight-line basis.

     (37) Reflects the tax adjustment for the pro forma adjustments at the appropriate rate for the specific item.

                                    CONSECO

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     (38) Common shares outstanding are increased to reflect the shares issued in the CAF Merger.

     Adjustments to the pro forma consolidated balance sheet to give effect to the CAF Merger as of September 30, 1996, are summarized below.

     (39) After the CAF Merger, all held-to-maturity securities are classified as actively managed fixed maturity securities consistent with the intention of the new management.

     (40) CAF's fixed maturity securities are restated to estimated fair value.

     (41) Cash is reduced for payments made to complete the CAF Merger.

     (42) Short-term investments and notes payable of Conseco are increased for additional borrowings by Conseco to complete the CAF Merger.

     (43) Cost of policies purchased reflects the estimated fair value of CAF's business in force and represents the portion of the cost to acquire CAF that is allocated to the value of the right to receive future cash flows from the acquired policies.

          The 18 percent discount rate used to determine such value is the rate of return required by Conseco to invest in the business being acquired. In determining such rate of return, the following factors are considered:

        - The magnitude of the risks associated with each of the actuarial assumptions used in determining the expected cash flows.

        -  Cost of capital available to fund the acquisition.

        - The perceived likelihood of changes in insurance regulations and tax laws.

        -  Complexity of the acquired company.

        - Prices paid (i.e., discount rates used in determining valuations) on similar blocks of business sold recently.

        The value allocated to the cost of policies purchased is based on a preliminary valuation; accordingly, this allocation may be adjusted upon final determination of such value. Expected gross amortization of such value using current assumptions and accretion of interest based on an interest rate equal to the liability rate (such rate averages 5.5 percent) for each of the years in the five-year period ending September 30, 2001, are as follows (dollars in millions):

                                       BEGINNING        GROSS         ACCRETION OF         NET          ENDING
          YEAR ENDING SEPTEMBER 30,     BALANCE      AMORTIZATION       INTEREST       AMORTIZATION     BALANCE
         ----------------------------  ---------     ------------     ------------     ------------     -------
         1997........................   $ 492.2         $ 60.4           $ 27.1           $ 33.3        $ 458.9
         1998........................     458.9           55.2             25.2             30.0          428.9
         1999........................     428.9           52.2             23.6             28.6          400.3
         2000........................     400.3           49.5             22.1             27.4          372.9
         2001........................     372.9           46.9             20.5             26.4          346.5

     (44) CAF's cost of policies produced is eliminated since such amounts are reflected in the determination of the cost of policies purchased.

     (45) All of the applicable pro forma balance sheet adjustments are tax affected at the appropriate rate. In addition, deferred tax liabilities of CAF are netted against deferred tax assets of Conseco.

     (46) Goodwill acquired in the CAF Merger is recognized.

                                    CONSECO

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     (47) Additional insurance liabilities are recognized to reflect the lower discount rates used to determine the present value of future obligations, consistent with the lower yields to be earned on invested assets as a result of recognizing the fair value of fixed maturity securities.

     (48) Notes payable are reduced to reflect the repayment of notes payable of CAF by Conseco at the assumed date of the CAF Merger.

     (49) The prior shareholders' equity of CAF is eliminated in conjunction with the CAF Merger. Common stock and additional paid-in capital is increased by the value of Conseco Common Stock issued in the CAF Merger.

     Transactions relating to the ATC Merger

     The ATC Merger will be accounted for under the purchase method of accounting. Under this method, the total cost to acquire ATC will be allocated to the assets and liabilities acquired based on their fair values as of the date of the ATC Merger, with any excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. Conseco believes the ATC Merger will not qualify to be accounted for under the pooling of interests method in accordance with APB No. 16 because an affiliate of ATC intends to sell a portion of the Conseco Common Stock it receives in the ATC Merger shortly after the ATC Merger is consummated. In the ATC Merger, each outstanding share of ATC common stock is assumed to be exchanged for a fraction of a share of Conseco Common Stock to be determined based on an average price of Conseco Common Stock prior to its closing (it is assumed the average price per share of Conseco Common Stock will be $55.00, resulting in an exchange ratio of .63691 shares). Conseco will issue an assumed
11.4 million shares of Conseco Common Stock with a value of approximately $628.8 million to acquire the ATC common stock. In addition, Conseco will assume the ATC convertible subordinated debentures, which will be convertible into an assumed 4.4 million shares of Conseco Common Stock with a value of approximately $238.6 million. In addition, Conseco estimates that it will incur costs related to the ATC Merger (including contract termination, relocation, legal, accounting and other costs) of approximately $30.4 million.

     The cost to acquire ATC is allocated as follows (dollars in millions):

Book value of assets acquired based on the assumed date of the ATC Merger
  (September 30, 1996).............................................................   $ 181.3
Convertible subordinated debentures assumed by Conseco at the assumed date of the
  ATC Merger.......................................................................     102.9
Increase (decrease) in ATC's net asset value to reflect estimated fair value and asset reclassifications at the assumed date of the ATC Merger:
     Cost of policies purchased (related to the ATC Merger)........................     268.8
     Cost of policies produced and cost of policies purchased (historical).........    (180.0)
     Goodwill (related to the ATC Merger)..........................................     563.2
     Income taxes..................................................................     (27.1)
     Other liabilities.............................................................     (11.3)
                                                                                      -------
          Total estimated fair value adjustments...................................     613.6
                                                                                      -------
  Total cost to acquire ATC........................................................   $ 897.8
                                                                                      =======

     Adjustments to the pro forma consolidated statement of operations to give effect to the ATC Merger as of January 1, 1995, are summarized below.

                                    CONSECO

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     (50) Net investment income and net realized gains of ATC are adjusted to include the effect of adjustments to restate the amortized cost basis of fixed maturity securities to their estimated fair value.

     (51) Interest expense is increased to reflect the increase in borrowings under Conseco's bank credit facilities used to complete the ATC Merger.

          A change in interest rates of .5 percent on the additional borrowings under Conseco's bank credit facilities used to complete the ATC Merger would result in: (i) an increase (or decrease) in pro forma interest expense of $.2 million and $.1 million for the year ended December 31, 1995, and the nine months ended September 30, 1996, respectively; and
          (ii) a decrease (or increase) in pro forma net income of $.1 million and $.1 million for the same respective periods.

     (52) Interest expense is reduced to reflect the amortization of the liability established at the assumed date of the ATC Merger representing the present value of the interest payable on ATC's convertible subordinated debentures to October 1, 1998 (the earliest call date), less the present value of the dividends that would be paid on Conseco's Common Stock that such debentures would be convertible into during the same period.

     (53) Amortization of the cost of policies produced and the cost of policies purchased prior to the ATC Merger is replaced with the amortization of the cost of policies purchased (amortized in relation to estimated premiums on the policies purchased with interest equal to the liability rate which averages 5.5 percent).

     (54) Amortization of goodwill acquired in the ATC Merger is recognized over a 40-year period on a straight-line basis.

     (55) Reflects the tax adjustment for the pro forma adjustments at the appropriate rate for the specific item.

     (56) Common shares outstanding are increased to reflect Conseco shares issued in the ATC Merger. Fully diluted shares also include Conseco shares which will be issued when ATC's convertible subordinated debentures are converted.

     Adjustments to the pro forma consolidated balance sheet to give effect to the ATC Merger as of September 30, 1996, are summarized below.

     (57) Cash is reduced for payments made to complete the ATC Merger.

     (58) Short-term investments and notes payable of Conseco are increased for additional borrowings by Conseco to complete the ATC Merger.

     (59) ATC's historical cost of policies purchased is eliminated and replaced with the cost of policies purchased recognized in the ATC Merger. Cost of policies purchased reflects the estimated fair value of ATC's business in force and represents the portion of the cost to acquire ATC that is allocated to the value of the right to receive future cash flows from the acquired policies.

          The 18 percent discount rate used to determine such value is the rate of return required by Conseco to invest in the business being acquired. In determining such rate of return, the following factors are considered:

          - The magnitude of the risks associated with each of the actuarial assumptions used in determining the expected cash flows.

          - Cost of capital available to fund the acquisition.

                                    CONSECO

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

        - The perceived likelihood of changes in insurance regulations and tax laws.

        -  Complexity of the acquired company.

        - Prices paid (i.e., discount rates used in determining valuations) on similar blocks of business sold recently.

        The value allocated to the cost of policies purchased is based on a preliminary valuation; accordingly, this allocation may be adjusted upon final determination of such value. Expected gross amortization of such value using current assumptions and accretion of interest based on an interest rate equal to the liability rate (such rate averages 5.5 percent) for each of the years in the five-year period ending September 30, 2001, are as follows (dollars in millions):

                                      BEGINNING        GROSS          ACCRETION          NET          ENDING
          YEAR ENDING SEPTEMBER 30,    BALANCE      AMORTIZATION     OF INTEREST     AMORTIZATION     BALANCE
         ---------------------------  ---------     ------------     -----------     ------------     -------
         1997.......................   $ 268.8         $ 35.4           $14.2           $ 21.2        $ 247.6
         1998.......................     247.6           32.3            12.9             19.4          228.2
         1999.......................     228.2           29.6            12.0             17.6          210.6
         2000.......................     210.6           27.3            10.9             16.4          194.2
         2001.......................     194.2           25.2            10.1             15.1          179.1

     (60) ATC's cost of policies produced is eliminated since such amounts are reflected in the determination of the cost of policies purchased.

     (61) All of the applicable pro forma balance sheet adjustments are tax affected at the appropriate rate.

     (62) Goodwill acquired in the ATC Merger is recognized.

     (63) Notes payable are increased to reflect the fair value of ATC's convertible subordinated debentures at the date of the ATC Merger. Such fair value represents the value of Conseco Common Stock which ATC's convertible subordinated debentures will be convertible into after the ATC Merger. It is assumed that the holders of such debentures do not convert into Conseco Common Stock at the time of the ATC Merger.

          In addition, a liability is established representing the present value of the interest payable on such debentures to October 1, 1998 (the earliest call date), less the present value of the dividends that would be paid on Conseco Common Stock that such debentures would be convertible into during the same period.

     (64) The prior shareholders' equity of ATC is eliminated in conjunction with the ATC Merger. Common stock and additional paid-in capital is increased by the value of Conseco Common Stock issued in the ATC Merger.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     The Notes are convertible, under certain circumstances, into shares of THI Common Stock (or, after the Effective Time, into shares of Conseco Common Stock). Holders who tender their Notes in the Exchange Offer will become holders of Conseco Common Stock. The rights of Conseco shareholders are governed by Conseco's Amended and Restated Articles of Incorporation (the "Conseco Articles of Incorporation"), its Amended and Restated Code of By-laws (the "Conseco By-laws") and the IBCL. The rights of THI stockholders are governed by its Certificate of Incorporation (the "THI Certificate of Incorporation"), its By-Laws (the "THI By-laws") and the DGCL. After the Effective Time, the rights of THI stockholders who become Conseco shareholders will be governed by the Conseco Articles of Incorporation, the Conseco By-laws and the IBCL. The following is a summary of the material differences between the rights of Conseco shareholders and the rights of THI stockholders.

AMENDMENT OF BY-LAWS

     Both the Conseco By-laws and the THI By-laws may be amended by majority vote of their respective boards of directors. The stockholders of THI may amend the By-laws of THI by majority vote, and the stockholders may prescribe that any By-law made by them may not be altered, amended or repealed by the THI Board of Directors.

CERTAIN PROVISIONS RELATING TO ACQUISITIONS

     The IBCL and the DGCL contain certain provisions, including the ones described below, which purport to apply to certain types of share acquisitions or corporate transactions.

     BUSINESS COMBINATIONS. The Conseco Articles of Incorporation provide that Conseco may not enter into a "Special Business Combination Transaction" (defined as a merger or other business combination transaction with or involving a beneficial owner of more than ten percent of Conseco Common Stock (a "Related Person")) unless (1) the consideration to be received per share by holders of Conseco Common Stock in such transaction is at least equal to the highest per share price paid in order to acquire any shares of Conseco Common Stock beneficially owned by the Related Person or (2) the transaction shall have been approved by two-thirds of the Continuing Directors (defined to include the directors of Conseco in office prior to the date on which a Related Person became such).

     THI is governed by Section 203 of the DGCL. Section 203 of the DGCL provides that a corporation shall not engage in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds (2/3) of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" under the DGCL is generally defined as any of the following transactions involving the corporation and an interested stockholder thereof: (i) a merger or consolidation, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of the corporation's assets, (iii) an issuance or transfer of the corporation's stock, (iv) a transaction having the effect of directly or indirectly increasing the proportionate share of the corporation's stock held by such interested stockholder or (v) any receipt by such interested stockholder of the benefit of any loans, guarantees, pledges or other financial benefits. An "interested stockholder" under the DGCL is generally defined as any person owning 15 percent or more of the corporation's outstanding voting stock.

     Section 23-1-43-18 of the IBCL provides that a corporation may not engage in any "business combination" with any "interested shareholder" for a period of five years following the interested shareholder's share acquisition date unless the business combination or the purchase of shares made by the interested shareholder is approved by the board of directors of the corporation before the interested shareholder's share acquisition date. A "business combination" under the IBCL is generally defined as any of the following transactions involving the corporation and an interested stockholder thereof: (i) a merger or consolidation, (ii) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition of ten percent or more of corporation's assets or representing 10% or more of the earning power or net income of the corporation, (iii) an issuance or transfer of shares of the corporation's stock representing 5% or more of the aggregate market value of all of such corporation's outstanding stock, (iv) the adoption of a plan of liquidation or dissolution proposed by or under agreement with such interested shareholder, (v) a transaction having the effect of directly or indirectly increasing the proportionate share of the corporation's stock held by such interested stockholder, or (vi) any receipt by such interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages. An "interested shareholder" under the IBCL is generally defined as any person owning 10 percent or more of the voting power of the outstanding voting shares of the corporation.

     CONTROL SHARE ACQUISITIONS. Chapter 23-1-42 of the IBCL requires that, unless the articles or by-laws of a corporation exempt the corporation therefrom (which Conseco's Articles of Incorporation and By-laws do not), any person who proposes to acquire or has acquired (a "control share acquisition") ownership of (or the power to direct the voting of) shares representing one-fifth, one-third, or a majority of the voting power of an issuing public corporation in the election of directors must provide the corporation with a statement describing such acquisition (an "acquiring person statement"). If the acquiring person so requests at the time of delivery of such statement (and undertakes to pay the expenses relating thereto), the corporation shall cause a special meeting of its shareholders to be called for the purpose of considering the voting rights to be accorded the shares acquired in the control share acquisition. The shares so acquired shall be accorded the same voting rights as were accorded such shares before the control share acquisition only to the extent granted by resolution of the shareholders of such corporation. Shares acquired in a control share acquisition as to which no acquiring person statement has been filed may be redeemed by the corporation at the fair value thereof under certain circumstances. In the event that shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired shares representing a majority or more of all voting power, the other shareholders will be entitled to appraisal rights. The DGCL does not contain a comparable provision.

     TAKEOVER OFFERS. Chapter 23-2-3.1 of the IBCL provides that a person shall not make a takeover offer unless the following conditions are satisfied: (1) a statement which consists of each document required to be filed with the Commission is filed with the Indiana securities commissioner and delivered to the president of the target company before making the takeover offer; (2) a consent to service of process and the requisite filing fee accompanies the statement filed with the Indiana securities commissioner; (3) the takeover offer is made to all offerees holding the same class of equity securities on substantially equivalent terms; (4) a hearing is held within 20 business days after the statement described in clause (1) above is filed; and (5) the Indiana securities commissioner shall have approved the takeover offer. In addition, such section provides that no offeror may acquire any equity security of any class of a target company within two years following the conclusion of a takeover offer with respect to that class, unless the holder of such equity security is afforded, at the time of that acquisition, a reasonable opportunity to dispose of such securities to the offeror upon substantially equivalent terms. A "takeover offer" means an offer to acquire or an acquisition of any equity security of a target company pursuant to a tender offer or request or invitation for tenders if, after the acquisition, the offeror is directly or indirectly a record or beneficial owner of more than ten percent of any class of the outstanding equity securities of the target company. A "target company" means an issuer of securities which is organized under the laws of Indiana, has its principal place of business in Indiana and has substantial assets in Indiana. The DGCL does not contain a comparable provision.

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

RIGHT TO BRING BUSINESS BEFORE A SPECIAL MEETING OF SHAREHOLDERS

     The Conseco Articles of Incorporation and the Conseco By-laws do not contain any restriction on the ability of shareholders to bring business before a special meeting of shareholders.

     Holders of the THI Common Stock representing a majority of the voting power of all issued and outstanding shares of THI Common Stock may call a special meeting of stockholders. Notice of such meeting must be mailed or delivered to each stockholder not less than 10 nor more than 60 days prior to such meeting. The notice must state the purpose or purposes for which the meeting is to be held, and only such matters as are specified in such notice may be acted upon at such special meeting.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     The Conseco By-laws and THI By-laws specifically authorize stockholder action by written consent of all the stockholders entitled to vote on such action.

REMOVAL OF DIRECTORS

     The Conseco Articles of Incorporation provides for the board of directors to be divided into three classes. Under the Conseco By-laws, a director may be removed, either for or without cause, at any special meeting of shareholders called for that purpose, by the affirmative vote of a majority in number of shares of the shareholders present in person or by proxy and entitled to vote for the election of such director. The THI Certificate of Incorporation also provides for the board of directors to be divided into three classes. Under the THI By-laws, a director may be removed, with cause only, by the affirmative vote of a majority of the outstanding shares of each class of capital stock entitled to vote at an election of such director.

DIRECTOR LIABILITY

     The Conseco Articles of Incorporation and the Conseco By-laws do not contain a specific exculpatory provision regarding director liability. The IBCL, however, provides that a director is not liable for any action taken as a director, or any failure to take any action, unless (1) the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the IBCL (which requires, among other things, that a director discharge his or her duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation), and (2) the breach or failure to perform constitutes willful misconduct or recklessness.

     The THI Certificate of Incorporation provides that a director of THI shall not be personally liable to THI or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to THI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL (unlawful payment of dividends), or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION

     The IBCL grants authorization to Indiana corporations to indemnify officers and directors made a party to a proceeding against liability incurred in the proceeding if: (A) the individual's conduct was in good faith; (B) the individual reasonably believed: (i) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the corporation's best interests; and (ii) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests; and (C) in the case of any criminal proceeding, the individual either: (i) had reasonable cause to believe that the individual's conduct was lawful; or (ii) had no reasonable cause to believe that the individual's conduct was unlawful.

     The Conseco By-laws provide for the indemnification of any person made a party to any action, suit or proceeding by reason of the fact that he or she is a director, officer or employee of Conseco, unless it is adjudged in such action, suit or proceeding that such person is liable for negligence or misconduct in the performance of his or her duties. Such indemnification shall be against the reasonable expenses, including attorneys' fees, incurred by such person in connection with the defense of such action, suit or proceeding. In some circumstances, Conseco may reimburse any such person for the reasonable costs of settlement of any such action, suit or proceeding if a majority of the members of the Board of Directors not involved in the controversy shall determine that it was in the interests of Conseco that such settlement be made and that such person was not guilty of negligence or misconduct.

     The THI Certificate of Incorporation provides that THI shall indemnify any person who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she (i) is or was a director or officer of THI or
(ii) while a director or officer of THI, is or was serving at the request of THI as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL. Such right shall include the right to be paid by THI expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL. If a claim for indemnification or advancement of expenses is not paid in full by THI within 60 days after a written claim has been received by THI, the claimant may at any time thereafter bring suit against THI to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on THI. Neither the failure of THI (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by THI (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise. THI may additionally indemnify any employee or agent of the corporation to the fullest extent permitted by law.

     The Conseco Articles of Incorporation and Conseco By-laws do not provide for the advancement of expenses. However, under the IBCL a corporation may advance expenses if (1) the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct called for by Section 23-1-37-8 of the IBCL (which states that a corporation may indemnify an individual made a party to a proceeding against liability incurred in the proceeding if: (A) the individual's conduct was in good faith; and (B) the individual reasonably believed: (i) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and (ii) in all other cases, that the individual's conduct was at least not opposed to its best interests; and (C) in the case of any criminal proceeding, the individual either: (i) had reasonable cause to believe the individual's conduct was lawful; or (ii) had no reasonable cause to believe the individual's conduct was unlawful), (2) the director furnishes a written undertaking to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct and
(3) a determination is made that the facts then known would not preclude indemnification under Indiana laws.

DIVIDENDS AND REPURCHASES

     Under the IBCL, a corporation may make distributions to its shareholders as long as the corporation's debts may be paid as they come due, the corporation's total assets exceed the sum of its liabilities plus the amount that would be needed if the corporation were to be dissolved and the payment of these distributions is consistent with the corporation's articles of incorporation. Under the DGCL, a corporation may pay dividends and repurchase stock out of surplus or, if there is no surplus, out of any net profits for the fiscal year in which

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

the dividend was declared and/or for the preceding fiscal year as long as no payment reduces capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets.

DISSENTERS' RIGHTS

     The DGCL provides that a stockholder is entitled, under certain circumstances, to receive payment of the fair value of the stockholder's common stock if the stockholder dissents from a merger or consolidation. The DGCL also permits a corporation to grant (by inclusion of a provision in its certificate of incorporation) appraisal rights in connection with certain other corporate transactions. THI's Certificate of Incorporation currently contains no such provision.

     Under the DGCL, dissenters' rights are not available if the shares of the Delaware corporation are (i) listed on a national securities exchange (such as the NYSE) or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (e.g., quoted on the Nasdaq National Market) or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, dissenters' rights under the DGCL are available if the stockholders of the Delaware corporation are to receive in the merger or consolidation anything other than (i) shares of stock of the surviving or resulting corporation, (ii) shares of stock of any other corporation which are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system (as described above) or held of record by more than 2,000 holders, and/or (iii) cash in lieu of fractional shares. Based on the foregoing, dissenters' rights will not be available to THI stockholders in connection with the Merger.

     The IBCL provides that a shareholder is entitled, under certain circumstances, to receive payment of the fair value of the shareholder's common stock if the shareholder dissents from a merger, share exchange, sale or exchange of all or substantially all of the corporation's property and certain control share acquisitions (as described under "-- Certain Provisions Relating to Acquisitions -- Control Share Acquisitions"). The IBCL also permits a corporation to grant (by inclusion of a provision in its articles of incorporation, bylaws or resolution of the board of directors) appraisal rights in connection with other corporate actions. Conseco's Articles of Incorporation, By-laws and resolutions currently contain no such provision.

     Under the IBCL, dissenters' rights are not available if the shares of the Indiana corporation are (i) registered on a United States securities exchange registered under the Exchange Act (such as the NYSE) or (ii) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets -- National Market Issues (such as the Nasdaq National Market) or a similar market.

DIRECTOR AND OFFICER DISCRETION

     Under Sections 23-1-35-1(d), (f), and (g) of the IBCL, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent. The DGCL does not contain a comparable provision, and, under Delaware law, the consideration that a board may give to nonstockholder constituencies is less clear. In considering the best interests of a corporation, under Delaware law, directors and officers can generally take into consideration the interest of nonstockholders. However, the Delaware Supreme Court has held that the consideration of nonstockholder constituencies is inappropriate when an active "auction" is in process to sell a company.

     The foregoing discussion of certain similarities and material differences between the rights of Conseco shareholders and the rights of THI stockholders is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the IBCL and the common law thereunder, the DGCL and the common law thereunder, and the full text of the Conseco Articles of Incorporation, the Conseco By-laws, the THI Certificate of Incorporation and the THI By-laws.

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

                             MANAGEMENT OF CONSECO
                        UPON CONSUMMATION OF THE MERGER

     The directors and executive officers of Conseco will continue as the directors and executive officers of Conseco upon consummation of the Merger. In addition, concurrently with the consummation of the Merger, Conseco intends to replace the current directors and executive officers of Transport Life with persons designated by Conseco. For information with respect to the directors and executive officers of Conseco, see Items 10-13 of Conseco's Annual Report (which incorporates portions of Conseco's proxy statement dated April 24, 1996), which is incorporated herein by reference.

                                 LEGAL MATTERS

     The validity of the Conseco Common Stock to be issued in connection with the Exchange Offer will be passed upon for Conseco by Lawrence W. Inlow, Executive Vice President, General Counsel and Secretary of Conseco. Mr. Inlow is a full-time employee and officer of Conseco and owns 808,374 shares of Conseco Common Stock and holds options to purchase 1,406,900 shares of Conseco Common Stock. Certain matters in connection with the Exchange Offer will be passed upon for THI by Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201-6950.

                                    EXPERTS

     The consolidated financial statements of Conseco at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Statement, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of THI at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of ATC at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto and are incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of CAF at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of LPG at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Statement, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report, given upon authority of such firm as experts in accounting and auditing.

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

                                                                      APPENDIX A

                        PROVISIONS OF THE LOAN AGREEMENT
                            TO BE DELETED OR AMENDED
                           BY THE PROPOSED AMENDMENTS

     Set forth below are the covenant provisions of the Loan Agreement that would be deleted or amended by the Proposed Amendments, as well as certain definitions used in such provisions, some of which will also be deleted or amended by the Proposed Amendments. The following is qualified in its entirety by reference to the Loan Agreement Amendment, a copy of which can be obtained without charge from the Depositary. Capitalized terms not otherwise defined in this Appendix A have the meanings assigned thereto in the Loan Agreement.

     IF THE PROPOSED AMENDMENTS ARE ADOPTED, EACH OF THE FOLLOWING SECTIONS WILL BE DELETED IN ITS ENTIRETY:

SECTION 7.3 LIMITATION ON RESTRICTED PAYMENTS BY THE COMPANY AND ITS
SUBSIDIARIES.

     (a) Except as otherwise provided in this Section 7.3, the Company will not, and will cause each of its Subsidiaries not to, directly or indirectly:

          (i) declare or pay any dividends or distributions (in cash, property or securities) on Capital Stock of the Company or any Subsidiary of the Company (excluding dividends, other than dividends of Redeemable Stock, payable to the Company or a Wholly Owned Subsidiary);

          (ii) purchase, redeem or otherwise acquire or retire for value Capital Stock of the Company or any Subsidiary of the Company (other than a Wholly-Owned Subsidiary); or

          (iii) redeem, repurchase, defease (including, without limitation, in substance or legal defeasance), or otherwise acquire or retire for value (collectively, a "prepayment"), directly or indirectly (including by way of amendment of the terms of any Indebtedness in connection with any retirement or acquisition of such Indebtedness), prior to the Maturity Date of the Securities, Indebtedness of the Company which does not constitute Senior Indebtedness (other than (A) the Securities and (B) the payment of intercompany Indebtedness subordinated pursuant to the terms of Section 7.7.2(ii));

(any such transaction described in clauses (i) through (iii) above being hereinafter referred to as a "Restricted Payment"); if, at the time of any Restricted Payment, or after giving effect thereto, any of the following exist:

          (x) a Default or an Event of Default shall have occurred and be continuing,

          (y) the aggregate amount expended by the Company and its Subsidiaries for all Restricted Payments (the amount of any Restricted Payment if other than cash, to be the Fair Market Value of such payment) from and after the Closing Date, shall exceed the sum of (a) 50% of the Consolidated Net Income (or if such Consolidated Net Income is a loss, minus 100% of such loss) of the Company and its Subsidiaries earned subsequent to the beginning of the first full fiscal quarter immediately after the Closing Date and prior to the end of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment occurs (taken as a single accounting period) (the "Reference Date"), plus (b) 100% of the aggregate Net Proceeds received by the Company from any Person other than a Subsidiary of the Company from the issuance and sale (including upon conversion or exercise of or exchange for any other securities of the Company) subsequent to the Closing Date, and on or prior to the Reference Date, of Capital Stock of the Company (excluding any Redeemable Stock), plus (c) $5 million (provided that such limit shall be increased to $10 million effective as of the first anniversary of the Closing Date), or

          (z) the Company is not able to incur at least one dollar ($1.00) of additional Indebtedness pursuant to the terms of Section 7.7.1(a) hereof.

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

     (b) Neither clause (y) or (z) of Section 7.3(a) shall prevent:

          (1) dividends or distributions payable solely in Capital Stock (other than Redeemable Stock);

          (2) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of its declaration;

          (3) the acquisition of any of the Capital Stock of the Company or a Subsidiary of the Company or the prepayment of Indebtedness of the Company or a Subsidiary of the Company which is subordinated in right of payment to the Securities by any exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock (other than Redeemable Stock) or (solely in the case of such Indebtedness) subordinated Indebtedness which qualifies as Refinancing Indebtedness, and neither such acquisition nor the proceeds of any such sale or exchange shall be included in any computation under this Section 7.3;

          (4) the issuance of Capital Stock upon the conversion or exchange of convertible or exchangeable securities of the Company at the option of the holders thereof in accordance with the terms thereof and the instruments under which said securities are outstanding;

          (5) direct or indirect payments by the Company or a Subsidiary of the Company of the purchase price of Capital Stock of the Company or Securities acquired from the management holders thereof who are members of management of the Company or any Subsidiary of the Company or who are producers or other contractors of the Company or any Subsidiary of the Company, provided that the amount expended pursuant to this clause (5) shall not exceed $2,000,000 in the aggregate; and

          (6) dividends on the Class A Common Stock and Class B Common Stock, not to exceed an aggregate of $500,000 per Fiscal Year for all such classes, increased by $10,000 for each $1,000,000 in principal amount of Securities which has been converted into Common Stock as of the last Business Day of the immediately preceding Fiscal Year (the "Permitted Dividend Amount"), provided that any dividend which, at the time such dividend was declared, when aggregated with all other dividends during a Fiscal Year, did not exceed the Permitted Dividend Amount applicable to such dividend may be paid during such Fiscal Year, notwithstanding the fact that, due to the conversion of Securities into Common Stock, the actual dividend paid may exceed the Permitted Dividend Amount, and further provided, that in such event the Permitted Dividend Amount for the immediately succeeding Fiscal Year will be reduced by the amount, if any, by which the dividends paid on the Class A Common Stock and Class B Common Stock in the immediately prior Fiscal Year exceeded the Permitted Dividend Amount for such prior Fiscal Year.

     (c) Notwithstanding the foregoing provisions of this Section 7.3, the Company may:

          (i) pay dividends on the Preferred Stock in accordance with the Preferred Stock Certificate of Designations (so long as no Default or Event of Default shall have occurred and be continuing);

          (ii) repurchase shares of Preferred Stock pursuant to the "change of control" covenant contained in Section 3(b) of the Preferred Stock Certificate of Designations, providedthat such repurchases shall be permitted only if the Company has repurchased all Securities that Holders have elected to require the Company to repurchase pursuant to the terms and conditions of Section 7.13 of this Loan Agreement prior to such repurchase of any shares of Preferred Stock, and provided, further, that if a "change of control" as set forth in clause (iv) of the definition of such term contained in the Preferred Stock Certificate of Designations shall have occurred, such repurchases shall be permitted if the Company repurchases such shares of Preferred Stock which the holders thereof have elected to require the Company to repurchase pursuant to such covenant in the Preferred Stock Certificate of Designations, and the Securities that Holders have elected to require the Company to repurchase pursuant to the terms and conditions of Section 7.13, pro rata based on the relative amounts of the aggregate outstanding principal of such Securities and the aggregate liquidation preference (including accumulated dividends) of such shares of Preferred Stock;

          (iii) repurchase shares of Preferred Stock pursuant to the mandatory redemption provisions set forth in Section 3(a) of the Preferred Stock Certificate of Designations;

          (iv) exchange the Exchange Subordinated Debt for the outstanding shares of Preferred Stock pursuant to the Preferred Stock Certificate of Designations;

          (v) repurchase Exchange Subordinated Debt pursuant to the "change of control" covenant contained in Section 3.9 of the Exchange Subordinated Debt Indenture, provided that such repurchases shall be permitted only if the Company has repurchased all Securities that Holders have elected to require the Company to repurchase pursuant to the terms and conditions of
     Section 7.13 of this Loan Agreement prior to the repurchase of any Exchange Subordinated Debt, and provided, further, that if a "change of control" as defined in clause (iv) of the definition of such term contained in the Exchange Subordinated Debt Indenture shall have occurred, such repurchases shall be permitted if the Company repurchases such Exchange Subordinated Debt which the holders thereof have elected to require the Company to repurchase pursuant to such covenant in Exchange Subordinated Debt Indenture, and the Securities that Holders have elected to require the Company to repurchase pursuant to the terms and conditions of Section 7.13, pro rata based on the relative amounts of the aggregate principal of such Securities and such Exchange Subordinated Debt;

          (vi) pay the Exchange Subordinated Debt (A) at maturity in accordance with the terms of the Exchange Subordinated Debt Indenture or (B) at any time following the acceleration of such Exchange Subordinated Debt as a result of a default in the payment of principal thereof or interest thereon, where such acceleration is effected after the 180th day following such payment default and otherwise in accordance with the Exchange Subordinated Debenture Indenture; and

          (vii) pay Indebtedness incurred in connection with portfolio investments made in the ordinary course of business.

SECTION 7.7 LIMITATION ON INCURRENCES OF ADDITIONAL INDEBTEDNESS.

     7.7.1 LIMITATION ON DEBT INCURRENCE. Except as otherwise provided in this
Section 7.7, the Company shall not, and shall not permit any of its Subsidiaries (including, without limitation, upon the creation or acquisition of such Subsidiary) to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become liable, contingently or otherwise, including through merger, business combination, consolidation, assumption, assignment, extension of maturity or otherwise, with respect to (collectively "Incur") any Indebtedness, except that the Company and its Subsidiaries may Incur Indebtedness if:

          (a) the Company's Consolidated Interest Expense Coverage Ratio after giving effect on a pro forma basis to the Consolidated Interest Expense in respect of such additional Indebtedness and the application of the proceeds of such additional Indebtedness (including to refinance other Indebtedness as if such Indebtedness was issued and the application of such proceeds occurred at the beginning of the period) for the four fiscal quarters (treated as one accounting period) immediately preceding the date on which such additional Indebtedness is Incurred (the "Incurrence Date") would have been at least 4.00 to 1.00; and

          (b) no Default or Event of Default shall have occurred and be continuing at the time or would occur as a consequence of the Incurrence of such Indebtedness.

     7.7.2 PERMITTED INCURRENCES. In addition to Indebtedness that may be incurred pursuant to Section 7.7.1 hereof, the Company and its Subsidiaries may Incur the following Indebtedness (it being expressly understood that, except as may otherwise be provided, the following clauses are independent of each other):

          (i) Indebtedness of any type in an aggregate principal amount not in excess of $10 million at any one time outstanding, reduced by any amounts outstanding under clause (viii)(b) of this Section 7.7.2;

          (ii) Indebtedness (A) of the Company owing to a Wholly-Owned Subsidiary for which fair value has been received or (B) of a Wholly-Owned Subsidiary owing to the Company or to a Wholly-Owned Subsidiary of the Company, provided that any such Indebtedness owing by the Company to a Wholly-Owned Subsidiary shall be subordinated in right of payment to the Securities at least to the extent that the Securities are subordinated in right of payment to Senior Indebtedness pursuant to Article 6 hereof;

          (iii) Indebtedness under Hedging Transactions,provided that such Hedging Transactions are related to payment obligations on the Securities or Indebtedness of the Company or any Subsidiary permitted to be Incurred pursuant to Section 7.7.1 hereof or another clause of this Section 7.7.2;

          (iv) Indebtedness of the Company pursuant to a Guaranty of Indebtedness of a Wholly-Owned Subsidiary which Subsidiary Indebtedness was Incurred in accordance with Section 7.7.1 hereof or any clause of this
     Section 7.7.2, provided that the principal amount of any such Guaranty shall not exceed the principal amount outstanding under such Subsidiary Indebtedness;

          (v) Indebtedness represented by trade payables incurred in the ordinary course of business and payable substantially in accordance with terms customary for such trade payables;

          (vi) Indebtedness of the Company or any Subsidiary of the Company issued in exchange for or 100% of the net proceeds of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value outstanding Indebtedness which when Incurred was permitted under Section 7.7.1 or under clauses (ii), (iii), (iv), (vii),
     (viii), (ix) or (x) of this Section 7.7.2 ("Refinancing Indebtedness") in a principal amount not to exceed the outstanding principal amount of the Indebtedness so refinanced, plus any prepayment penalties and premiums, plus customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; provided that (a) Refinancing Indebtedness of any Subsidiary of the Company shall not be used to repay, redeem, refund, refinance, discharge or otherwise retire for value any Indebtedness of the Company (other than the Obligations of the Company under the Credit Agreement or under clause (i) of this Section 7.7.2) and (b) with respect to any Refinancing Indebtedness which refinances Indebtedness of the Company which ranks pari passu or junior in right of payment to the Securities, (1) Refinancing Indebtedness that is to refinance Indebtedness of the Company which ranks pari passu in right of payment to the Securities shall not rank senior in right of payment to the Securities, (2) Refinancing Indebtedness that refinanced Indebtedness of the Company which ranks junior in right of payment to the Securities shall be subordinated in right of payment to the Securities to at least the same extent as the Indebtedness that is refinanced, (3) such Refinancing Indebtedness has (at the time such Refinancing Indebtedness is Incurred) a Weighted Average Life to Maturity which is equal to or longer than, and a stated maturity which is equal to or later than, the Indebtedness to be refinanced, and does not require any principal payments prior to the dates of principal payments under the corresponding Indebtedness to be refinanced, and (4) such Refinancing Indebtedness bears interest at a rate that is no more than 2% per annum higher than the Indebtedness to be refinanced; provided further that, Refinancing Indebtedness that refinances all of the outstanding Securities need not comply with any of the foregoing restrictions. For the purposes of this clause (vi), the principal amount of Indebtedness outstanding shall include the principal amount then outstanding of any Indebtedness originally incurred and, after any refinancing or refunding of such Indebtedness, any outstanding Indebtedness Incurred pursuant to this clause (vi) to refinance or refund such Indebtedness and any subsequent refinancings or refundings thereof.

          (vii) Indebtedness evidenced by the Securities or other Obligations with respect to such Indebtedness set forth in this Loan Agreement;

          (viii) Indebtedness of Intermediate No. 1 and its Subsidiaries (or, following the merger of Intermediate No. 1 with and into the Company, Indebtedness of the Company and its Subsidiaries) Incurred pursuant to the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the sum of (a) $62.0 million in the aggregate, less all principal payments made from and after the Closing Date with respect thereto (whether by prepayments, scheduled payments, required payments, upon maturity or otherwise) (or, in the case of any revolving credit facility, less permanent reductions to such facility to the extent that the related principal payments, if any, are actually made), provided that the amount of Indebtedness permitted by this clause (a) shall not be reduced by any principal payments or permanent reductions that are effected under the Credit Agreement as a result of any refinancing of the Credit Agreement, (b) additional Indebtedness Incurred under the Credit

     Agreement in an aggregate principal amount not in excess of $10 million at any one time outstanding, reduced by any amounts outstanding under clause
     (i) of this Section 7.7.2 and (c) $10 million of additional Indebtedness under the Credit Agreement;

          (ix) Indebtedness represented by Exchange Subordinated Debt in an aggregate principal amount not in excess of (A) the sum of (1) principal amount of Exchange Subordinated Debt originally issued upon exchange of the Preferred Stock, plus (2) the aggregate principal amount of additional Exchange Subordinated Debt issued pursuant to the terms of the indenture relating to the Exchange Subordinated Debt in the form described in the Company's certificate of incorporation as in effect on the Closing Date (without giving any effect to any modifications of, or amendments to, the terms of such indenture as so described), less (B) all principal payments made in respect of such Exchange Subordinated Debt;

          (x) Indebtedness existing on the date of this Loan Agreement listed on
     Schedule 7.7 hereto;

          (xi) Indebtedness incurred in connection with portfolio investments made in the ordinary course of business; and

          (xii) Capitalized Lease Obligations in an aggregate amount not in excess of $2.5 million at any one time outstanding.

     7.7.3 SUBSIDIARY GUARANTY. Notwithstanding the provisions of this Section 7.7, any Subsidiary of the Company may Incur Indebtedness pursuant to a Guaranty of Indebtedness of the Company or any other Subsidiary of the Company, provided that such Indebtedness of the Company or such other Subsidiary is permitted under Section 7.7.1 or Section 7.7.2 and such Guaranty complies with the requirements of Section 7.10 hereof.

SECTION 7.8 LIMITATION ON PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

     Except as otherwise provided in this Section 7.8, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction on the ability of (i) any of its Subsidiaries to (a) pay dividends or make other distributions on its Capital Stock or pay any obligation, liability or any Indebtedness owed to the Company or any of its Subsidiaries,
(b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries to receive or retain any such amounts set forth in clauses (i) (a), (i) (b) or (i) (c) above, except for:

     7.8.1 LEGAL ENCUMBRANCES. Encumbrances or restrictions existing under or by reason of applicable law;

     7.8.2 EXISTING ACQUISITION ENCUMBRANCES. Any restrictions under any agreement creating or evidencing any Indebtedness of a Person acquired by the Company or a Subsidiary of the Company, which encumbrance or restriction existed at the time of acquisition, was not put in place in connection with, or in anticipation of, such acquisition and is not applicable to any Person, other than the Person or Property of the Person so acquired;

     7.8.3 EXISTING REFINANCING ENCUMBRANCES. Any restrictions existing under any agreement pursuant to which Refinancing Indebtedness is incurred in accordance with Section 7.7.2(vi) hereof; provided that the restrictions of any such agreement are not more restrictive as to the Company or such Subsidiary than those under the agreement creating or evidencing the Indebtedness being refinanced;

     7.8.4 RESTRICTIONS IN CREDIT AGREEMENT; LOAN AGREEMENT. Restrictions contained in (i) the Credit Agreement as in effect as of the Closing Date, or as amended, provided that such restrictions in any such amendment are not more onerous than those contained in the Credit Agreement as in effect as of the Closing Date, or (ii) the Loan Agreement; and

     7.8.5 CUSTOMARY CONTRACTUAL RESTRICTIONS. Customary provisions restricting subletting or assignment of any lease, installment purchase contracts, requirements contracts, or other agreements of the Company or any Subsidiary of the Company.

SECTION 7.9 SALE OF ASSETS.

     The Company shall not, and shall not permit any of its Subsidiaries to sell or dispose or agree to sell or dispose of any asset pursuant to an Asset Sale during any of the Company's Fiscal Years which cause the Sales Proceeds for all such Asset Sales during such Fiscal Year to exceed $10 million, unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or disposed of, and
(ii) at least 75% of the consideration received therefor, and the consideration received for all subsequent Asset Sales during such Fiscal Year, by the Company or such Subsidiary, as the case may be, is in the form of cash; provided, however, that the amount of (x) any liabilities of the Company or any Subsidiary of the Company (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto) that are assumed by the transferee in any Asset Sale (other than liabilities that are incurred in connection with or in anticipation of such Asset Sale), (y) any notes or other obligations received by the Company, or any Subsidiary of the Company from such transferee that are immediately converted by the Company or such Subsidiary into cash, and (z) cash deposited into an escrow arrangement, the receipt of which by the Company or any Subsidiary of the Company is not subject to any material contingency, other than the passage of time (for these purposes a holdback of purchase price for the purpose of funding indemnities shall be deemed to be subject to a material contingency other than the passage of time), shall be deemed to be cash for purposes of this Section 7.9. In the event that the provisions of this Section
7.9 shall be violated as a result of the foreclosure on or sale of any of the assets of Intermediate No. 1 or any of its Subsidiaries by the lenders under the Credit Agreement in accordance with the terms of the Credit Agreement and applicable law, the Holders shall have no claim against any of such lenders or any purchaser of such assets in such sale as a result of such violation of this
Section 7.9.

SECTION 7.10 LIMITATION ON GUARANTIES BY SUBSIDIARIES.

     The Company shall not permit any Subsidiary of the Company to, directly or indirectly, Guarantee any Indebtedness of the Company (other than Senior Indebtedness).

SECTION 7.11 LIMITATION ON ISSUANCE AND/OR SALE OF CAPITAL STOCK.

     The Company shall not issue any Capital Stock other than (a) Class A Common Stock or Class B Common Stock issued upon conversion of Securities, (b) Class A Common Stock issued upon conversion of Class B Common Stock, (c) stock options and shares of restricted stock under the Company Stock Plan and the Warrants, or
(d) shares of Class A Common Stock issued upon the exercise of the Warrants or upon the exercise of options granted under the Company Stock Plan. No Subsidiary of the Company shall issue any Capital Stock except to the Company or to a Wholly-Owned Subsidiary. No Capital Stock of any Subsidiary of the Company shall be sold to any Person except the Company or a Wholly-Owned Subsidiary of the Company.

SECTION 7.12 LIMITATION ON MAJOR ACQUISITIONS.

     Except as otherwise provided in this Section 7.12, the Company shall not, and shall not permit any of its Subsidiaries to, make a Major Acquisition (as defined below), unless (a) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, and (b) immediately after giving effect to such transaction (on a pro forma basis, as if such Major Acquisition and any related financing transaction had occurred at the beginning of the four fiscal quarter period immediately preceding the date of the Major Acquisition), the Company and its Subsidiaries could incur at least One Dollar ($1.00) of additional Indebtedness in accordance with the terms of
Section 7.7.1 hereof and (c) the Company will have a Consolidated Net Worth immediately after giving effect to such transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding such transaction. For purposes of this Section 7.12, the term "Major Acquisition" shall mean any purchase or other acquisition (whether in a single transaction or a series of related transactions) by the Company or any of its Subsidiaries of assets at a price that is equal to or greater than 15% of the total assets of the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, as reflected on the consolidated financial statements of the Company as of the end of the fiscal quarter next preceding the date of the acquisition.

SECTION 7.14 LIMITATION ON CERTAIN AMENDMENTS OF CERTIFICATE OF INCORPORATION.

     For so long as IP shall continue to hold at least $15,000,000 million in principal amount of the Securities, the Company shall not, without the prior written consent of IP, amend or take any action to amend its certificate of incorporation if an effect of such amendment would be an increase (or the permission for an increase) in the size of the Board of Directors or the modification of any provision relating to the classification of the Board of Directors as set forth in Article Seventh of the Restated Certificate of Incorporation. The Company shall not, without the prior written consent of the Holders of a majority of the aggregate principal amount of the Securities then outstanding, amend or take any action to amend (a) its certificate of incorporation if such amendment amends any of the powers (including voting powers), preferences or rights of any class of Capital Stock and would adversely affect the Securities; or (b) the Exchange Subordinated Debt or the Exchange Subordinated Debt Indenture if such amendment would adversely affect the Securities.

SECTION 7.15 DETERMINATION AS TO BONA FIDE TAKEOVER PROPOSAL.

     Upon any written request of the Holder or Holders of at least $4.0 million aggregate principal amount of Securities outstanding, the Company shall cause a special meeting of the Board of Directors to be called for the purpose of making a determination regarding the occurrence of a Bona Fide Takeover Proposal, such meeting to be held no later than three Business Days following the receipt by the Company of such written notice. At such meeting, the Board of Directors of the Company shall determine whether a Bona Fide Takeover Proposal has occurred, such determination to be made in good faith by such Board of Directors by majority vote, excluding any director who is an employee of the Company, who is an Interested Party, or who is a designee of an Interested Party or of Travelers. The Holder or Holders requesting such special meeting shall have the opportunity to appear at such meeting and shall be granted a reasonable amount of time to present information to the Board of Directors of the Company concerning the occurrence of a Bona Fide Takeover Proposal.

SECTION 8.1 LIMITATION ON ACQUISITION OF CAPITAL STOCK.

     Except as otherwise provided in this Section 8.1 or as may be consented to by Travelers and without limitation of Section 3.3.3 hereof, IP hereby covenants and agrees with Travelers and the Company that, for a period of two years following the Closing Date, (i) IP will not, and will cause its Affiliates that are controlled by IP, not to, acquire any Capital Stock of the Company and (ii) IP will not act in concert with any other Person to acquire any Capital Stock of the Company. IP represents and warrants to Travelers and the Company that IP has no actual knowledge of any plan or intention by any Permitted Holder to acquire any Capital Stock of the Company, other than the Warrants and any options that may be issued under the Company Stock Option Plan. Notwithstanding anything in this Section 8.1 to the contrary, the provisions of this Section 8.1 shall not restrict the ability of IP or any Affiliate of IP to (a) make open market purchases in bona fide brokers' transactions or in bona fide transactions directly with an unaffiliated market maker; (b) acquire Capital Stock of the Company following a Bona Fide Takeover Proposal; (c) effect any Three Party Transaction (provided that no steps are taken to solicit or effect such Three Party Transaction prior to the date that is one year following the Closing
Date); (d) acquire shares of Capital Stock of the Company upon the conversion of Securities or of shares of Class B Common Stock; or (e) acquire shares of Capital Stock of the Company in connection with a sale or transfer permitted under Section 8.2 hereof.

SECTION 8.2 LIMITATIONS ON SALE.

     8.2.1 LIMITATIONS ON SALE DURING FIRST 18 MONTHS. Each Lender agrees with Travelers and the Company, and any Affiliate of IP by its acceptance of the transfer of any Securities or Conversion Shares agrees with Travelers and the Company, that, subject to the provisions of this Section 8.2.1, until the date that is 18 months following the Closing Date, without the consent of Travelers, it will not sell or transfer any Securities or Conversion Shares held by it. Notwithstanding anything in this Section 8.2.1 to the contrary, the restrictions set forth in this Section 8.2.1 shall not apply (i) at any time that Travelers and its Affiliates collectively do not own at least a majority of the shares of Preferred Stock outstanding on the Closing Date or a majority of the aggregate principal amount of the Exchange Subordinated Debt issued in exchange for shares of Preferred Stock, (ii) to any sale or transfer (A) effected pursuant to a Bona Fide Takeover Proposal or (B) by IP to any of its Affiliates that are controlled by IP, (iii) to any sale or transfer of any Management Pledged Securities or any Conversion Shares underlying such Management Pledged Securities (A) to any Pledgee after a default in the obligation secured by a bona fide pledge of such Management Pledged Securities or such Conversion Shares or (B) by or at the direction of any Pledgee (other than IP or any Affiliate thereof) after a default in the obligation secured by a bona fide pledge of such Management Pledged Securities or such Conversion Shares, or (iv) to any sale or transfer of any Producer Pledged Securities or any Conversion Shares underlying such Producer Pledged Securities (A) to any Pledgee after a default in the obligation secured by a bona fide pledge of such Producer Pledged Securities or such Conversion Shares or (B) by or at the direction of the Pledgee after a default in the obligation secured by a bona fide pledge of such Producer Pledged Securities or such Conversion Shares.

     8.2.2 CERTAIN LIMITATIONS DURING PERIOD SUBSEQUENT TO FIRST 18 MONTHS.

     (a) Each Lender agrees, and each transferee of Securities or Conversion Shares by its acceptance of the transfer of any Securities or Conversion Shares agrees, that, subject to the provisions of this Section 8.2.2, from and following the date that is 18 months following the Closing Date and until the date that is five years following the Closing Date:

          (i) it will not sell or otherwise transfer (other than to an Affiliate controlled by it) Securities or Conversion Shares unless it first has complied with the provisions of Section 8.2.3 hereof, if applicable, with respect to such sale; and

          (ii) it will not sell, by itself or as part of a group of Permitted Holders, for value to any one Person or group, in any one transaction or series of related transactions, (A) Securities in an aggregate principal amount of more than $5,000,000 or (B) Conversion Shares in an amount greater than the number of Conversion Shares into which Securities in the aggregate principal amount of $5,000,000 may be converted, unless the buyer of such Securities or Conversion Shares is approved by Travelers, which approval cannot be unreasonably withheld.

For purposes of, and without limiting, the immediately preceding clause (ii), a material defect in the character of the proposed buyer or in the character of any Person acting in concert with such proposed buyer to acquire such Securities or Conversion Shares shall be deemed to be a reasonable basis for withholding approval for such sale.

     (b) Notwithstanding anything in this Section 8.2.2 to the contrary, the restrictions set forth in this Section 8.2.2 (including but not limited to the requirement to comply with Section 8.2.3 hereof) shall not apply (i) at any time that Travelers and its Affiliates collectively do not own at least a majority of the shares of Preferred Stock outstanding on the Closing Date or a majority of the aggregate principal amount of the Exchange Subordinated Debt issued in exchange for shares of Preferred Stock, (ii) to any sale or transfer effected pursuant to a Bona Fide Takeover Proposal, (iii) to any Securities or Conversion Shares from and after the date on which such Securities or Conversion Shares are first sold in a bona fide transaction to a Person who is not a Permitted Holder, the spouse or child of a Permitted Holder, or a trust for the benefit of a Permitted Holder or the spouse or child of a Permitted Holder, (iv) to Conversion Shares that have been acquired in open market purchases in bona fide brokers' transactions or in bona fide transactions directly with an unaffiliated market maker, (v) to any sale or transfer of any Management Pledged Securities or any Conversion Shares underlying such Management Pledged Securities (A) to any Pledgee after a default in the obligation secured by a bona fide pledge of such Management Pledged Securities or such Conversion Shares or (B) by or at the direction of any Pledgee (other than IP or any Affiliate thereof) after a default in the obligation secured by a bona fide pledge of such Management Pledged Securities or such Conversion Shares, or (vi) to any sale or transfer of any Producer Pledged Securities or any Conversion Shares underlying such Producer Pledged Securities (A) to any Pledgee after a default in the obligation secured by a bona fide pledge of such Producer Pledged Securities or such Conversion Shares or (B) by or at the direction of any Pledgee after a default in the obligation secured by a bona fide pledge of such Producer Pledged Securities or such Conversion Shares.

     8.2.3 TAG-ALONG RIGHTS.

     (a) In the event any Tag Seller desires to sell for value any Securities or Conversion Shares in a transaction that (pursuant to Section 8.2.2(a) hereof) requires compliance with this Section 8.2.3 (for purposes of this Section 8.2.3, a "Tag Sale"), then at least 20 days prior to the closing of such Tag Sale, such Tag Seller shall, by written notice to each Permitted Holder that is a Holder of Securities or Conversion Shares setting forth the principal amount of Securities or the number of Conversion Shares to be sold, the percentage of the aggregate Securities or the number of Conversion Shares held by all Permitted Holders which the principal amount of Securities or the number of Conversion Shares to be sold represents, the price per $1,000 principal amount of Securities or per Conversion Share proposed to be paid to such Tag Seller in such Tag Sale, the name of the purchaser(s) and the terms and conditions of such Tag Sale, offer (the "Participation Offer") to each Permitted Holder that is a Holder of Securities or Conversion Shares (collectively, for purposes of this Section 8.2.3, the "Nonparticipating Tag Holders") the right to sell in the Tag Sale the principal amount of Securities or Conversion Shares which represents the same percentage (rounded to the nearest $1,000 principal amount of Securities or the nearest Conversion Share) of such Nonparticipating Tag Holder's Securities or Conversion Shares as the Securities or Conversion Shares being disposed of by the Tag Seller represents of the aggregate Securities or Conversion Shares held by all Permitted Holders; provided that, if the consideration to be received by the Tag Seller includes any securities, only Nonparticipating Tag Holders who have certified to the reasonable satisfaction of the Tag Seller that they are Accredited Investors (as defined in Regulation D) shall be entitled to participate in such Tag Sale.

     All Securities or Conversion Shares sold or transferred by Nonparticipating Tag Holders pursuant to this Section 8.2.3 shall be sold at the same price and otherwise treated the same, in substance, as the Securities or the Conversion Shares, as the case may be, being sold by the Tag Seller; provided, however, that appropriate adjustments, if any, as shall be mutually agreed to in good faith by Travelers and the Tag Sellers shall be made in the purchase price for any Series B Notes to be sold by the Nonparticipating Tag Holders in the event the conversion price thereunder shall be greater than the conversion price of the Series A Notes. The provisions of this Section 8.2.3 shall not apply to any sale or other transfer, in one transaction or series of related transactions, of Securities in an aggregate principal amount of $1,000,000 or less, or of Conversion Shares in an amount equal to or less than the number of Conversion Shares into which Securities in an aggregate principal amount of $1,000,000 may be converted, until an aggregate of $8,000,000 principal amount of Securities, and/or Conversion Shares into which such aggregate principal amount of Securities may be converted, have been sold in transactions to which this
Section 8.2.3 would apply but for the provisions of this sentence. The rights granted to Travelers under this Section 8.2.3 may be assigned by Travelers to any transferee of Securities or Conversion Shares owned by Travelers and any such transferee may further assign those rights to any subsequent transferee of such Securities or Conversion Shares, provided that the rights set forth in this
Section 8.2.3 will terminate, with respect to any such transferee or subsequent transferee that is not an Affiliate of Travelers, upon the third anniversary of the Closing Date.

     (b) Within 10 Business Days after their receipt of the Participation Offer, each eligible Nonparticipating Tag Holder who desires to participate in the Tag Sale shall deliver to the Tag Sellers a written notice specifying the principal amount of Securities that each such Nonparticipating Tag Holder desires to sell in the Participation Offer, whereupon each such Nonparticipating Tag Holder shall be obligated to sell such Securities at the closing of such Tag Sale, if and when it occurs.

     (c) Each eligible Nonparticipating Tag Holder's right to participate in the proposed Tag Sale shall be conditioned upon (i) the consummation of the transactions contemplated in the Participation Offer with the transferee named therein and (ii) such Nonparticipating Tag Holder's execution and delivery of all agreements and other documents which the Tag Seller is required to execute and deliver in connection with such Tag Sale. If any Nonparticipating Tag Holder shall accept the Participation Offer, the Tag Seller shall reduce, to the extent necessary, the principal amount of Securities the Tag Seller otherwise would have sold in the proposed Tag Sale so as to permit those Nonparticipating Tag Holders who have accepted the Participation Offer to sell the principal amount of Securities that they are entitled to sell under this Section 8.2.3.

     8.2.4 NO TRANSFER TO IP PARTNERS. Notwithstanding any provision of this Loan Agreement to the contrary, until the later to occur of (i) the date on which Travelers shall first own neither (A) shares of Preferred Stock with an aggregate liquidation preference of at least $10,000,000 nor (B) Exchange Subordinated Debt in an aggregate principal amount of at least $10,000,000, or
(ii) the fifth anniversary of the Closing Date, IP will not sell, distribute or otherwise transfer any Securities or Conversion Shares to its partners without the consent of Travelers. Notwithstanding Section 8.2.1 and Section 8.2.2(b), until the fifth anniversary of the Closing Date, without the prior written consent of Travelers, no Lender shall (and each Lender shall cause such Lender's controlled Affiliates not to) (i) acquire any Management Pledged Securities or Producer Pledged Securities following a default in the obligation secured by such Management Pledged Securities or Producer Pledged Securities, as applicable, except pursuant to a direct transfer from the pledgor of such Management Pledged Securities or Producer Pledged Securities, as applicable, or
(ii) acquire directly (or knowingly indirectly as part of a series of related transactions) from any Pledgee any Conversion Shares underlying any Management Pledged Securities or Producer Pledged Securities, as applicable, pledged to such Pledgee following a default in the obligation secured by such Management Pledged Securities, such Producer Pledged Securities or such Conversion Shares, except pursuant to an open market purchase in an anonymous brokerage transaction.

SECTION 8.3 FORM A FILING.

     As soon as practicable on or following the date of this Agreement, IP shall file with the Texas Department of Insurance a Form A seeking approval of the acquisition of "control" (as defined in Art. 21.49-1, Section 2 of the Texas Insurance Code) of Intermediate No. 2, Transport and Continental by IP. IP shall use commercially reasonable efforts to cause such Form A application to be approved.

SECTION 8.4 PLEDGE AGREEMENT.

     Each Lender, and each Holder by its acceptance of any Securities, consents to the terms of the Pledge Agreement and to the designation of Insurance Partners Advisors, L.P., as the Agent thereunder.

SECTION 9.1 WHEN COMPANY MAY MERGE, ETC.

     9.1.1 MERGER OR CONSOLIDATION. The Company shall not, directly or indirectly, (i) consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale or otherwise) all or substantially all of the properties and assets of the Company, in a single transaction or through a series of related transactions, to another Person or group of affiliated Persons or permit any Subsidiaries of the Company to enter into any such transaction or transactions if such transaction or transactions in the aggregate would result in a sale of all or substantially all of the properties and assets of the Company and the Subsidiaries of the Company on a consolidated basis or (ii) adopt a Plan of Liquidation, unless, in either case:

     (a) the Company shall be the continuing Person, or the Person (if other than the Company) (or, in the case of a Plan of Liquidation, the sole person to which assets are transferred) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company and any Subsidiaries of the Company on a consolidated basis are transferred or leased (the Company or such other person being hereinafter referred to as the "Surviving Corporation") shall be organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume all the obligations of the Company under the Securities and this Loan Agreement;

     (b) the Surviving Person shall have a Consolidated Net Worth (immediately after giving effect to such transaction and the assumption contemplated by (a) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, on a pro forma basis, the application of the net proceeds, if any, of any such transaction) equal to or greater than the Consolidated Net Worth of the Company (immediately preceding such transaction);

     (c) immediately prior to and immediately after giving effect to such transaction, no Default or Event of Default (including by reason of the incurrence of Indebtedness not permitted by the covenants herein) shall have occurred and be continuing; and

     (d) immediately after giving effect to such transaction, the Surviving Person shall be able to incur at least One Dollar ($1.00) of additional Indebtedness pursuant to the terms of Section 7.7.1 hereof.

Notwithstanding the foregoing, any Wholly-Owned Subsidiary with a Net Worth greater than zero may merge into the Company or any Wholly-Owned Subsidiary of the Company at any time, provided such merger is not part of a plan or transaction otherwise prohibited by this Loan Agreement.

     In the event that the provisions of this Section 9.1 shall be violated as a result of the foreclosure on or sale of any of the assets of Intermediate No. 1 or any of its Subsidiaries by the lenders under the Credit Agreement in accordance with the terms of the Credit Agreement and applicable law, the Holders shall have no claim against any of such lenders or any purchaser of such assets in such sale as a result of such violation of this Section 9.1.

     9.1.2 SUBSIDIARY SALES. For purposes of Section 9.1.1 hereof, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company (other than a transfer to the Company or one or more Wholly-Owned Subsidiaries of the Company) the Capital Stock of which constitute all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the assets of the properties and assets of the Company.

IF THE PROPOSED AMENDMENTS ARE ADOPTED, EACH OF THE FOLLOWING SECTIONS WILL BE RETAINED AS IT CURRENTLY EXISTS:

SECTION 7.1 PAYMENT OF SECURITIES.

     The Company shall pay the principal of, premium (if any) and interest on the Securities on the dates and in the manner provided in the Securities.

SECTION 7.2 MAINTENANCE OF OFFICE OR AGENCY.

     The Company shall maintain (i) an office or agency where the Securities may be presented for payment; (ii) an office or agency where the Securities may be presented for registration of transfer and for exchange as provided in this Loan Agreement; and (iii) an office or agency where notices and demands to or upon the Company in respect of the Securities may be served. The location of such office or agency for payment initially shall be at the Company's offices in Fort Worth, Texas. The Company shall give to each Holder written notice of any change of location thereof.

SECTION 7.4 CORPORATE EXISTENCE.

     Subject to the provisions of Article 9 hereof, the Company will, and, subject to Section 7.16, will cause each Subsidiary of the Company to, preserve and keep in full force and effect its corporate existence and the corporate or other existence of each of its Subsidiaries in accordance with the respective organizational documents of each of them and the rights (charter and statutory) and franchises of the Company and each such Subsidiary; provided, however, that, the Company shall not be required to preserve any right or franchise, and with respect to any of the Subsidiaries of the Company, any such existence, right or franchise, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and that the loss thereof, individually or in the aggregate through a series of related transactions, will not have a Material Adverse Effect on the Company.

SECTION 7.6 NOTICE OF DEFAULT.

     The Company shall deliver to the Holders, promptly (but in any event within 5 Business Days), upon becoming aware of any Default that has occurred and is continuing or Event of Default, a written notice specifying with particularity such event. The Company shall deliver to IP (so long as IP owns any Securities) and Travelers (so long as Travelers owns any Securities), promptly (but in any event within 5 Business Days), upon becoming aware of any event of default of which the Company is aware or with respect to which a holder of Indebtedness having an outstanding aggregate principal amount of $2 million or more has given notice under any agreement pursuant to which such Indebtedness may have been issued, a written notice specifying with particularity such event. The Company shall deliver to the Holders, promptly (but in any event within 5 Business Days of receipt thereof by the Company), a copy of any notice received by the Company as contemplated by the definition of "Senior Bank" hereunder and any notice received by the Company as contemplated by Section 6.2.2 hereof.

SECTION 7.13 CHANGE OF CONTROL.

     7.13.1 CHANGE OF CONTROL. In the event a Change of Control shall occur and shall continue in effect for a period of ten Business Days (the Business Day immediately following the expiration of such ten Business Day period being referred to herein as the "Change of Control Date"), each Holder shall have the right to require the Company to repurchase all or any part of such Holder's Securities at a purchase price equal to 100% of the aggregate principal amount thereof, together with unpaid interest to the date of repurchase (the "Change of Control Offer Price"), in accordance with the terms set forth in Section 7.13.2 below, but subject to any pro rata repurchase of shares of Preferred Stock or Exchange Subordinated Debt as permitted by Section 7.3(c) (ii) and (iv), respectively. Prior to any obligation arising to repurchase Securities pursuant to this Section 7.13, the Company shall have either (i) repurchased in full all outstanding Indebtedness pursuant to the Credit Agreement and all other Senior Indebtedness of the Company which pursuant to its terms is required to be repurchased upon a Change of Control, or shall have offered to repurchase and shall have repurchased such Indebtedness from any holder who accepted such offer, or (ii) obtained the requisite consents from holders of such Indebtedness to permit the repurchase of the Securities as provided for under this covenant. The Company covenants and agrees to satisfy the condition precedent to the repurchase of the Securities referred to in the preceding sentence prior to the 80th day following the Change of Control Date, and failure to do so shall constitute a covenant default (and not a payment default). It is understood and agreed that the condition precedent to the repurchase of the Securities referred to in the preceding sentence is a condition to such repurchase, and not to the Company taking the actions set forth in Section 7.13.2.

     7.13.2 PROCEDURE. Subject to the terms of Section 7.13.1, within 20 days following the Change of Control Date, the Company shall mail a notice of the Change of Control to all Holders at their last registered address. The notice of a Change of Control shall state:

          (i) that a Change of Control has occurred and that each Holder has the right, subject to the Company having complied with the condition precedent set forth in Section 7.13.1, to require the Company to repurchase all or any part of such Holder's Securities at a purchase price equal to 100% of the aggregate principal amount thereof, together with unpaid interest to the date of repurchase, and may elect to exercise such right in the manner provided in clause (iv) below and otherwise upon the terms set forth therein;

          (ii) the Change of Control Offer Price and the date, not less than 30 days nor more than 60 days after the date of mailing of such notice by the Company, for repurchase of the Securities pursuant to the rights granted under this Section 7.13 (the "Change of Control Payment Date");

          (iii) that, unless the Company defaults in the payment of the Change of Control Offer Price or the Company is prohibited by the terms of Section
     7.13.1 from repurchasing Securities on the Change of Control Payment Date, all Securities that the Company is required to repurchase shall cease to accrue interest on and after the Change of Control Payment Date;

          (iv) that Holders electing to require the Company to repurchase any Securities will be required to surrender the Security, with the form entitled "Option of Holder to Elect Purchase" on the reverse side of the Security completed and otherwise in proper form for transfer, to the address specified in the notice, prior to the close of business on the Business Day preceding the Change of Control Payment Date;

          (v) that the Holders will be entitled to withdraw their election to require the Company to repurchase any Securities on the terms and conditions set forth in such notice;

          (vi) that the Holders electing to require the Company to repurchase any Securities in part will be issued a new Security in a principal amount equal to the unpurchased portion of the Securities surrendered; provided, however, that any portion of a Security repurchased by the Company and any new

     Security issued to the Holder in respect of the unpurchased portion thereof shall be in the principal amount of $1,000 or an integral multiple thereof; and

          (vii) that any Security that a Holder does not require the Company to repurchase will continue to accrue interest.

Any such notice and related time periods shall be subject to, and shall comply with, the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent applicable in connection with any notifications under this Section 7.13.

     7.13.3 ACCEPTANCE OF THE COMPANY. On a Change of Control Payment Date, the Company shall, subject to the terms of Section 7.13.1, (i) accept for payment all Securities or portions thereof that Holders have required the Company to repurchase pursuant to the rights granted under this Section 7.13 and (ii) promptly thereafter mail or deliver to Holders of Securities accepted for repurchase payment in the amount equal to the aggregate Change of Control Offer Price for such Securities, and the Company shall execute and mail or deliver to such Holders a new Security equal in principal amount to any unpurchased portion of the Securities surrendered. The Company will notify the Holders of the results of the notifications required by this Section 7.13 on the Change of Control Payment Date.

IF THE PROPOSED AMENDMENTS ARE ADOPTED, THE FOLLOWING SECTIONS WILL BE AMENDED AS FOLLOWS (STRIKE-THROUGH INDICATES TEXT TO BE DELETED AND DOUBLE UNDERLINE INDICATES TEXT TO BE ADDED):

SECTION 1.1

     "AFFILIATE" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. No limited partner of IP Bermuda or IP Delaware shall be deemed to be an "Affiliate" of IP Bermuda or IP Delaware solely by virtue of its status as a limited partner of IP Bermuda or IP Delaware. [As used in the definitions of "Interested Party" and "Unrelated Person" and Section 3.3.3 hereof only, an "Affiliate" of any individual (the "First Individual") shall include (i) any other individual who would be attributed stock owned by the First Individual by applying the attribution rules of Section 318(a)(1) of the IRC (each such other individual being referred to as a "Clause (i) Affiliate") and (ii) any other Person directly or indirectly controlled by any Clause (i) Affiliate, by one or more of Clause (i) Affiliates, or by one or more Clause (i) Affiliates and any First Individual.]

SECTION 7.5 REPORTS.

     If the Company is subject to Sections 13(a) or 15(d) of the Exchange Act, the Company shall [file with the SEC the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to such Sections 13(a) and 15(d), such documents to be filed with the SEC on or prior to the respective dates by which the Company is required to so file or any extension thereof in compliance with the rules and regulations of the SEC (the "Required Filing Dates"). The Company shall also in any event] transmit by mail to all Holders, as their names and addresses appear in the Securities Register, without cost to such Holders, [(i)] within 15 days after it is required to file such with the SEC [each Required Filing Date,] copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act [and (ii) if filing such documents by the Company with the SEC is not required under the Exchange Act, within 15 days after each Required Filing Date (if such filings were required) substantially equivalent information. The Company shall also furnish such information to any prospective purchaser of Securities or Conversion Shares designated by any Holder.]

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SECTION 9.2. SUCCESSOR CORPORATION SUBSTITUTED.

        Upon any consolidation or merger of the Company, or any transfer or lease of substantially all of the assets of the Company [in accordance with
Section 9.1 hereof], the successor person formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Loan Agreement with the same effect as if such successor person had been named as the Company. When a successor corporation assumes all of the obligations of the Company hereunder and under the Securities, the predecessor shall be released from such obligations.

SECTION 10.1 RIGHT OF CONVERSION.

     (a) Subject to the terms and provisions of this Article 10, the Holder of any Security or Securities shall have the right, at its option, to convert the principal of any such Security or Securities (or any portion of the principal thereof that is an integral multiple of $1,000) into a number of fully paid and nonassessable shares of Class A Common Stock or Class B Common Stock determined as follows: Divide the principal amount of Securities to be converted by the conversion price in effect on the conversion date; round the result to the nearest whole share of Class A Common Stock or Class B Common Stock. The initial conversion price for the Series A Notes will be equal to $50,000,000 divided by the number of shares of Class A Common Stock to be issued and outstanding immediately prior to the Spin-Off. The initial conversion price for the Series B Notes will be equal to the greater of the initial conversion price for the Series A Notes or 10% in excess of the last reported sale price of the Class A Common Stock on the first trading day on or after the Closing Date on which the Class A Common Stock trades on a "regular way" basis. The respective conversion prices for the Series A Notes and the Series B Notes shall be subject to adjustment as provided herein.

     With respect to any Security or Securities, or any portion thereof, which shall be redeemed or repurchased by the Company, such right of conversion shall terminate at the close of business on the Business Day prior to such date of redemption or repurchase. Such right shall be exercised by the surrender of the Security or Securities, the principal of which is so to be converted, to the Company at any time during usual business hours at any office or agency to be maintained by it in accordance with the provisions of Section 7.2, accompanied by irrevocable written notice that the Holder elects to convert such Security or Securities or any portion thereof and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Class A Common Stock or Class B Common Stock, as applicable, are to be issued and (if so required by the Company) by an instrument or instruments of transfer in form satisfactory to the Company, duly executed by the Holder or his attorney, duly authorized in writing and transfer tax stamps or funds therefor, if required pursuant to Section 10.9. For convenience, the conversion of all or a portion, as the case may be, of the principal of any Security into shares of Class A Common Stock or Class B Common Stock, as applicable, is hereinafter sometimes referred to as the conversion of such Security. All Securities surrendered for conversion shall, if surrendered to the Company or any conversion agent, be cancelled by the Company; and, subject to the next succeeding sentence, no Securities shall be issued in lieu thereof. In the case of any Security which is converted in part only, upon such conversion the Company shall execute and deliver to the Holder thereof, at the expense of the Company, a new Security or Securities (of the same series) of authorized denominations in an aggregate principal amount equal to the unconverted portion of the principal amount of such Security.

    [(b) The Securities shall become convertible into shares of Class B Common Stock on the date that is one year following the Closing Date. The Securities shall become convertible into shares of Class A Common Stock on the date that is the fifth anniversary of the Closing Date (the "Fifth Anniversary Date"), or, if earlier, the earlier to occur of:

          (i) the date on which a Bona Fide Takeover Proposal shall have occurred (the "BFTP Conversion Date"); or

          (ii) the date designated by the Board of Directors of the Company in a resolution certified by the Secretary or Assistant Secretary of the Company, provided that (A) such date shall be after the first anniversary of the Closing Date and (B) Travelers shall have notified the Company in writing that]

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

    [Travelers has received a legal opinion in form and substance acceptable to Travelers from counsel acceptable to Travelers that the Securities becoming convertible into Class A Common Stock on such date so designated will have no adverse impact on the tax-free nature to Travelers and its stockholders of the Spin-Off (the date so designated in accordance with this clause (ii) being referred to as the "Designated Conversion Date").

     (c) In addition, upon receipt by the Company of a written notice of a transfer of Securities from the transferor thereof, together with a certification of the transferee, in substantially the form of Exhibit N hereto, that such transferee is not a Lender or a Related Person and that such transfer constituted a bona fide transfer (the time of the Company's receipt of such notice and certification being referred to as a "Notification Time"), such Securities so transferred shall automatically become convertible into shares of Class A Common Stock (i) on the first anniversary of the Closing Date, if the Notification Time with respect to such transfer occurs prior to such first anniversary, or (ii) at the Notification Time with respect to such transfer, if such Notification Time occurs on or after such first anniversary (the date on which such Securities so transferred shall become automatically convertible into shares of Class A Common Stock pursuant to clause (i) or (ii) above being referred to as the "Transfer Conversion Date").

     (d) Notwithstanding the occurrence of the Fifth Anniversary Date, the Designated Conversion Date, or the Transfer Conversion Date, as applicable, and without limiting the effect of the occurrence of a BFTP Conversion Date, any Securities received by IP Bermuda upon the Closing (the "IP Bermuda Securities") that are, at the Fifth Anniversary Date, the Designated Conversion Date or at the Transfer Conversion Date, as applicable, held by either IP Bermuda or any Person whose ownership of the shares of Class A Common Stock into which such Securities would be convertible would be attributed to IP Bermuda under Section 871(h)(3)(C) of the IRC (any of IP Bermuda or such Persons being referred to as an "IP Bermuda Person") shall not become convertible into shares of Class A Common Stock at such time or thereafter as long as such Securities are held by an IP Bermuda Person except to the extent that the Company shall have received a legal opinion, in form and substance acceptable to the Company from counsel acceptable to the Company, to the effect that all or a portion of such IP Bermuda Securities as are identified in such opinion becoming convertible into Class A Common Stock will have no adverse U.S. federal income tax consequences to any IP Bermuda Person that has been or is the holder of any of the IP Bermuda Securities by causing the interest that has been paid or is payable on any of the IP Bermuda Securities to have failed or to fail to be treated as "portfolio interest" for purposes of Sections 871(h) and 881(c) of the IRC, in which event such IP Bermuda Securities shall become convertible into shares of Class A Common Stock on the date which is the later of (i) the Fifth Anniversary Date, the Designated Conversion Date or the Transfer Conversion Date, as applicable, and (ii) the date the Company receives such legal opinion.

     (e) Once a Security (including any IP Bermuda Security) shall become convertible into shares of Class A Common Stock pursuant to the foregoing provisions of this Section 10.1, such Security shall no longer be convertible into shares of Class B Common Stock, including, in the case of an IP Bermuda Security, any such Security that has become convertible into shares of Class A Common Stock and is thereafter acquired by an IP Bermuda Person.]

     (f) The right of conversion granted hereunder will terminate at the close of business on the Business Day immediately preceding the Maturity Date.

    [(g) Each Lender other than IP and Travelers covenants and agrees with Travelers that such Lender will not convert any Security until after the expiration of the two-year period following the Closing Date. The restriction contained in this Section 10.1(g) shall apply to and be binding upon any transferee (and any subsequent transferee) of Securities of each such Lender. The Company agrees with Travelers that, until after such two-year period, the Company will not (i) effect any transfer of any such Securities on the Security Register without obtaining from such transferee (and subsequent transferee) a written agreement addressed to Travelers and the Company expressly agreeing to be bound by the restrictions contained in this Section 10.1(g) or (ii) knowingly effect any conversion of such Securities.]

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

    [(h) Any legal opinion delivered pursuant to this Section 10.1 shall not be at the Company's expense and neither Travelers nor the Company shall have any liability as a result of any adverse U.S. federal income tax consequences to any holder referred to in this Section 10.1]

SECTION 16.4 SURVIVAL OF PROVISIONS; LIMITATION OF LIABILITY.

     (a) All representations and warranties made by any party in this Loan Agreement will survive the consummation of the transactions contemplated hereby, all such representations and warranties will remain in full force and effect following the Closing until the eighteen month anniversary date of the Closing Date and no claim may be made in respect of any inaccuracy in any such representation or warranty after the expiration of such eighteen month period; provided, however, that (i) the representations and warranties of IP set forth in Section 3.3.3(a) [and Section 8.1] shall survive the Closing indefinitely,
(ii) the representations and warranties of John Sharpe and Garland Lasater set forth in Section 3.3.3(c), the representations and warranties of each Lender (other than IP, John Sharpe, Garland Lasater and Travelers) set forth in
Section 3.3.3(b), and the representations and warranties of each Trustee under any Trust set forth in Section 3.3.3(d) shall survive the Closing until the expiration of the statute of limitations for the assessment of federal income taxes of Travelers for the taxable year in which the Spin-Off occurs (giving effect to any extensions thereto), and (iii) any representation or warranty as to which a bona fide claim for indemnification has been asserted during the survival period set forth in this Section 16.4(a) will (with respect to such claim) survive, and may be pursued beyond, the expiration of such survival period until such claim is resolved by final arbitration award or by settlement.

     (b) All covenants and agreements made by any party in this Loan Agreement will survive the consummation of the transactions contemplated hereby, and will remain in full force and effect following the Closing until the expiration of the respective terms or periods specified therein or indefinitely in the case of covenants and agreements that have no such specified term or period.

SECTION 16.16 [APPOINTMENT OF SUCCESSOR DIRECTOR; AGREEMENTS REGARDING THE
              DESIGNATION OF DIRECTORS]; NOTICE.

    [(c) In the event that Daniel Doctoroff shall cease to serve as a director of the Company prior to the expiration of his term for any reason and IP shall at such time hold at least $15,000,000 aggregate principal amount of Securities, the Company shall cause an individual named by IP to be elected by the remaining directors then in office to fill the unexpired portion of his term. This Section 16.16(a) shall also apply in the event that any successor or successors to Mr. Doctoroff so designated shall cease to serve as a director prior to the expiration of the specified term.

     (d) IP and the Company agree with Travelers that, prior to the fifth anniversary of the Closing Date, IP and the Company shall not enter into any agreement granting (including by amending Section 16.16(a) to grant) to IP or any of IP's Affiliates the right to designate any additional directors of the Company.

     (e)] The Company shall give each Holder of Securities ten days prior notice of any record date with respect to a meeting of stockholders of the Company.

     THE FOLLOWING ARE DEFINITIONS FROM THE LOAN AGREEMENT OF CERTAIN CAPITALIZED TERMS USED IN THE FOREGOING PROVISIONS. IF THE PROPOSED AMENDMENTS ARE ADOPTED, CERTAIN OF THESE DEFINITIONS WILL BE DELETED BECAUSE ANY REFERENCES TO SUCH DEFINED TERMS ARE TO BE ELIMINATED BY THE PROPOSED AMENDMENTS. DEFINITIONS TO BE DELETED BY THE PROPOSED AMENDMENTS ARE MARKED WITH AN ASTERISK.

     "AFFILIATE" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. No limited partner of IP

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

Bermuda or IP Delaware shall be deemed to be an "Affiliate" of IP Bermuda or IP Delaware solely by virtue of its status as a limited partner of IP Bermuda or IP Delaware. As used in the definitions of "Interested Party" and "Unrelated Person" and Section 3.3.3 hereof only, an "Affiliate" of any individual (the "First Individual") shall include (i) any other individual who would be attributed stock owned by the First Individual by applying the attribution rules of Section 318(a)(1) of the IRC (each such other individual being referred to as a "Clause (i) Affiliate") and (ii) any other Person directly or indirectly controlled by any Clause (i) Affiliate, by one or more of Clause (i) Affiliates, or by one or more Clause (i) Affiliates and any First Individual.

     "AGREEMENTS WITH MANAGEMENT" means, collectively, those certain employment agreements between the Company and each of John Sharpe, Garland Lasater and A. Foster Nelson, each of which is being executed and delivered concurrently with the execution and delivery of this Loan Agreement.

     * "ASSET SALE" means any sale (including but not limited to any transaction that is considered a sale for tax or accounting purposes), assignment, transfer or other disposition (including, without limitation, any disposition involving reinsurance or a sale-leaseback transaction) by the Company or any of its Subsidiaries to a Person other than the Company or its Subsidiaries of properties or assets (including the Capital Stock of any Subsidiary of the Company), other than sales of portfolio investments or reinsurance in the ordinary course of business.

     "BOARD OF DIRECTORS" means, with respect to any Person, the Board of Directors or equivalent of such Person.

     "BOARD RESOLUTION" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

     * "BONA FIDE TAKEOVER PROPOSAL" means

          (i) a tender offer or exchange offer published, sent or given to the Company's security holders (within the meaning of Rule 14d-2(a) under the Exchange Act); or

          (ii) a written offer submitted to the Company's Board of Directors;

     provided that, in the case of clause (i) or (ii), the Company's Board of Directors (by majority vote, excluding any director who is an employee of the Company, who is an Interested Party, or who is a designee of an Interested Party or of Travelers) determines in good faith that each of the following conditions is met:

          (A) such offer was not made or solicited (directly or indirectly, in writing or orally) by an Interested Party, the Company or any Affiliate thereof, any director or officer of the Company or of any Affiliate of the Company, or any employee of the Company or of any Affiliate of the Company acting on behalf of the Company, any Affiliate of the Company or any Interested Party;

          (B) such offer is bona fide and is made by a Person or group whom the Board of Directors believes is capable of consummating the transaction contemplated by such offer; and

          (C) the transaction contemplated by such offer, if consummated, would result in any Person or group having "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Securities of the Company representing in excess of 50% of the Fully Diluted Voting Power of the Company.

     In addition, a Bona Fide Takeover Proposal shall be deemed to occur if, contemporaneously with or following the acquisition by any Person or group of "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Securities of the Company representing in excess of 50% of the total number of votes that could be cast in the election of directors of the Company by the holders of all then outstanding Voting Securities of the Company, such Person or group takes any overt action to cause individuals who, immediately prior to such acquisition, constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors immediately prior to such acquisition or whose election or nomination for election was previously so approved) to cease to constitute a majority of the Board of Directors of the Company then in office; provided that the Company's Board of Directors (by majority vote, excluding any director who is an employee of the Company, who is an Interested Party, or who is a designee of an Interested Party or of Travelers) determines in good faith that (Y) such acquisition was not made or solicited (directly or indirectly, in writing or orally) by an Interested Party, the Company or any Affiliate thereof, any director or officer of the Company or of any Affiliate of the Company, or any employee of the Company or of any Affiliate of the Company acting on behalf of the Company, any Affiliate of the Company or any Interested Party and (Z) that such overt action shall have occurred; and, provided, further, that if such Person or group shall not have the ability to immediately cause such individuals to cease to constitute a majority of the Board of Directors of the Company, a Bona Fide Takeover Proposal will only occur pursuant to this paragraph at such time thereafter as such Person or group shall first have such ability.

     "BUSINESS DAY" means a day other than the following: a Saturday, a Sunday or a day on which banking institutions in New York, New York and Fort Worth, Texas are not required to be open.

     * "CAPITAL LEASE" means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

     "CAPITAL STOCK" or "CAPITAL STOCK" means any and all shares, interests, rights to purchase or acquire, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock.

     * "CAPITALIZED LEASE OBLIGATIONS" means obligations under a Capital Lease that are required to be capitalized on the lessee's balance sheet for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP. The stated maturity of such obligations shall be determined in accordance with GAAP.

     "CHANGE OF CONTROL" means

          (i) the occurrence of any event (including any merger or consolidation of the Company or any Subsidiary of the Company with or into another corporation, any merger of another corporation into the Company or any Subsidiary of the Company or any other similar transaction) that results in any Person or group (other than one or more of IP and its Affiliates and the Individual Holders) having "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Securities of the Company representing in excess of 30% of the Fully Diluted Voting Power of the Company;

          (ii) the sale, lease, assignment, transfer or other disposition (including, without limitation, by reinsurance, liquidation or dissolution), of all or substantially all of the assets or business of (A) the Company and its Subsidiaries considered as a whole, (B) Transport and its Subsidiaries considered as a whole, (C) Intermediate No. 1 and its Subsidiaries considered as a whole or (D) Intermediate No. 2 and its Subsidiaries considered as a whole, in any such case to any Person or group (other than one or more of IP and its Affiliates and the Individual Holders and, in the case of clause (B), (C) or (D), the Company or any of its Wholly-Owned Subsidiaries) in one transaction or a series of related transactions;

          (iii) the occurrence of any event resulting in any Person or group (other than one or more of the Company, any Wholly-Owned Subsidiary of the Company, IP, any Affiliate of IP and the Individual Holders) having "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange
     Act) of Voting Securities of Transport, Intermediate No. 1 or Intermediate No. 2 representing in excess of 30% of the total number of votes that could be cast in the election of directors of Transport, Intermediate No. 1 or Intermediate No. 2, respectively, by the holders of all then outstanding Voting Securities of Transport, Intermediate No. 1 or Intermediate No. 2, respectively; or

          (iv) for so long as Travelers and its Affiliates shall own shares of Preferred Stock having an aggregate liquidation preference (including any accrued dividends) equal to at least $20 million, the occurrence of any event resulting in IP and its Affiliates and the Individual Holders having, in the aggregate, "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of Class A Common Stock representing, or Securities or a number of shares of Class B Common Stock which, if converted into shares of Class A Common Stock, would represent, a number of votes that could be cast in the election of directors that is less than the number of votes equal to 30% of the Fully Diluted Voting Power of the Company immediately after the Closing (appropriately adjusted for stock dividends, splits and combinations);

          (v) in the event that the shares of Preferred Stock owned by Travelers and its Affiliates have an aggregate liquidation preference (including any accrued dividends) of less than $20 million, the occurrence of any event resulting in IP and its Affiliates having, in the aggregate, "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of Class A Common Stock representing, or Securities or a number of shares of Class B Common Stock which, if converted into shares of Class A Common Stock, would represent, a number of votes that could be cast in the election of directors that is less than the number of votes equal to 20% of the Fully Diluted Voting Power of the Company immediately after the Closing (appropriately adjusted for stock dividends, splits and combinations);

     provided, however, that, notwithstanding clause (i) of this definition, no Change of Control described in such clause (i) shall be deemed to have occurred for so long as:

             (Y) one or more of IP and its Affiliates and the Individual Holders have "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of Securities, Class A Common Stock or Class B Common Stock representing a percentage of the Fully Diluted Voting Power of the Company that is greater than the percentage of the Fully Diluted Voting Power of the Company represented by the Voting Securities beneficially owned by the Person or group referenced in such clause (i); and

             (Z) individuals who, immediately prior to such event described in such clause (i), constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors immediately prior to such event or whose election or nomination for election was previously so approved) continue to constitute a majority of the Board of Directors of the Company then in office.

     For purposes of this definition, in determining the Securities or shares of Class A Common Stock or Class B Common Stock beneficially owned by any Individual Holder who has ceased to be a member of management of the Company or any of its Subsidiaries, such Individual Holder shall not be deemed to beneficially own (1) any Securities acquired after the date such Individual Holder ceased to be a member of management of the Company or any of its Subsidiaries or (2) any shares of Class A Common Stock or Class B Common Stock acquired after the date such Individual Holder ceased to be a member of management of the Company or any of its Subsidiaries (other than Conversion Shares acquired upon the conversion of Securities or shares of Class B Common Stock where such Securities or shares of Class B Common Stock were acquired by such Individual Holder prior to the date such Individual Holder ceased to be a member of management of the Company or any of its Subsidiaries).

     "CHANGE OF CONTROL DATE" shall have the meaning provided in Section 7.13.1 hereof.

     "CHANGE OF CONTROL OFFER PRICE" shall have the meaning provided in Section
7.13.1 hereof.

     "CHANGE OF CONTROL PAYMENT DATE" shall have the meaning provided in Section
7.13.1 hereof.

     "CHASE" shall mean The Chase Manhattan Bank, N.A.

     "CLASS A COMMON STOCK" shall mean the Class A Common Stock, par value $.01 per share, of the Company.

     "CLASS B COMMON STOCK" shall mean the Class B Common Stock, par value $.01 per share, of the Company.

     "CLOSING" shall have the meaning provided in Section 2.3 hereof.

     "CLOSING DATE" means the date on which the Closing occurs.

     "COMMITMENT FEE" shall have the meaning provided in Section 2.2 hereof.

     "COMMON STOCK" means, collectively, the Class A Common Stock and the Class B Common Stock.

     "COMPANY" means Transport Holdings Inc. and any successor pursuant to a merger or other transaction.

     "COMPANY STOCK PLAN" means a stock plan to be adopted by the Company that will provide for the issuance of options (which will first vest and become exercisable no earlier than one year after the date of grant) or of restricted stock (which will vest no earlier than one year after the date of grant) with respect to a number of shares of Class A Common Stock representing in the aggregate no more than 12% of the shares of Common Stock outstanding immediately following the Closing, assuming (i) the conversion of all of the Securities,
(ii) the exercise of the Warrants, and (iii) the issuance of all options and shares of restricted stock that may be issued under such stock plan and the exercise of all such options.

     * "CONSOLIDATED INTEREST EXPENSE" means, when used with reference to any Person for any period, without duplication, (i) the interest expense in respect of Indebtedness of any such Person and its Subsidiaries (including the interest portion of any deferred payment obligation and any original issue discount attributable to debt securities, as such, but excluding any original issue discount attributable to any issuance of equity securities as part of an investment unit with debt securities and further excluding any deferred financing fees and charges attributable to the issuance of the Securities or the execution and delivery of the initial Credit Agreement), (ii) the interest component of Capitalized Lease Obligations of any such Person and its Subsidiaries, and (iii) all commissions, discounts and other fees and charges paid by any such Person and its Subsidiaries with respect to letters of credit and bankers' acceptance financings, all as determined for such period on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, "Consolidated Interest Expense" shall not include interest expense for the Exchange Subordinated Debt.

     * "CONSOLIDATED INTEREST EXPENSE COVERAGE RATIO" means, when used with reference to any Person, the ratio of:

          (i) the amount of EBIT of such Person for the four full fiscal quarters ended immediately prior to the date of the event (the "Event") giving rise to the need to calculate the Consolidated Interest Expense Coverage Ratio (the "Event Date") to

          (ii) the sum of the Consolidated Interest Expense of such Person for such period;

provided, however, that if any such calculation includes any period prior to the Closing Date, such calculation for such period shall be made on a pro forma basis after giving effect to the transactions contemplated by the Documents as if the same had occurred at the beginning of such period.

     In addition to and without limitation of the foregoing, for purposes of this definition, "EBIT" and "Consolidated Interest Expense" for the four full fiscal quarters immediately prior to the Event Date shall be calculated (without duplication) after giving effect on a pro forma basis for the period of such calculation (as if each of the following, if applicable, occurred at the beginning of the first of such four fiscal quarters) to:

          (i) the incurrence of any Indebtedness incurred by such Person with respect to the Event during the period commencing at the beginning of such four fiscal quarters and ending on the Event Date (the "Reference Period"),

          (ii) the repayment of any Indebtedness of such Person or Subsidiary of such Person during the Reference Period with the proceeds of any Indebtedness referred to in the immediately preceding clause (i) or with the proceeds from the sale or other disposition of assets referred to in clause (iv) below,

          (iii) (a) the acquisition by such Person or any Subsidiary of such Person during the Reference Period of the Capital Stock of any other Person which, as a result of such acquisition, becomes a Subsidiary of such Person (provided that such pro forma calculation shall include the aggregate amount of EBIT of such acquired Subsidiary for the four full fiscal quarters of such acquired Subsidiary for which financial information is available immediately preceding the Event Date) or
     (b) the acquisition of assets from any Person which constitutes substantially all of the operating unit or business of such Person (provided that such pro forma calculation shall include the EBIT attributable to the assets acquired in such transaction for the four fiscal quarters of such acquired assets for which financial information is available immediately preceding the Event Date), and

          (iv) any Asset Sales occurring during the Reference Period (including the effect, if any, on the Company's earnings for the Reference Period resulting from the disposition of assets in such Asset Sale).

     Furthermore, in calculating "Consolidated Interest Expense" (A) interest on Indebtedness determined on a fluctuating basis as of the Event Date and which will continue to be so determined thereafter shall be deemed to have accrued during the Reference Period at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Event Date and (B) if interest on any Indebtedness incurred on the Event Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate shall be deemed to be the lowest of such interest rates on the Event Date which are actually available as options to the borrower of such Indebtedness and (C) the principal amount of Indebtedness under a revolving credit or similar arrangement that was in effect prior to the Event Date and that will continue to be in effect following the Event shall be equal to the average daily principal amount of Indebtedness outstanding during the Reference Period.

     For purposes of calculating the Consolidated Interest Expense Coverage Ratio with reference to a Person other than the Company, "EBIT" and "Consolidated Net Income" for such person shall be calculated as nearly as practicable in the same manner as EBIT and Consolidated Net Income are calculated for the Company pursuant to this Agreement.

     * "CONSOLIDATED NET INCOME" means, when used with respect to any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that:

          (i) the net income (or loss) of any Person in which the Company or any of its Subsidiaries has an equity interest with a third party (which interest does not cause the net income of such Person to be consolidated into the net income of the Company in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or its Subsidiaries in such period but not in excess of the Company's or such Subsidiaries' pro rata share of such net income less any capital contributions made to such Person by the Company or its Subsidiaries in such period; and

          (ii) the following shall be excluded: (A) the net income (or loss) of any Person acquired for any period prior to the date of such acquisition,
     (B) all gains or losses realized upon the sale or other disposition of capital assets by the Company or any of its Subsidiaries, (C) all gains or losses realized upon or in connection with or as a consequence of the issuance, sale or disposition of any Capital Stock of the Company or any of its Subsidiaries and (D) to the extent not otherwise included in clauses
     (i) or (ii) above or this clause (iii), any after-tax extraordinary non-cash gains or extraordinary non-cash losses, determined in accordance with GAAP.

     * "CONSOLIDATED NET WORTH" means, with respect to any Person, as of any date of determination, the aggregate of capital, surplus and retained earnings of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP. The "Consolidated Net Worth" of a Person other than the Company shall be calculated as nearly as practicable in the same manner as "Consolidated Net Worth" is calculated for the Company pursuant to this Agreement.

     * "CONSOLIDATED TAX EXPENSE" of the Company as of any date means the tax expense of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "CONVERSION SHARES" means shares of Class A Common Stock and Class B Common Stock issued or issuable upon the conversion of any of the Securities and shares of Class A Common Stock issued or issuable upon the conversion of any shares of Class B Common Stock issued or issuable upon the conversion of any of the Securities.

     "CREDIT AGREEMENT" means the credit agreement to be entered into at or prior to the Closing by Intermediate No. 1, the lending institutions that may be party thereto from time to time and Chase, as Agent, or any successor agreement, together with the documents related thereto, including, without limitation, any guaranties, security agreements and pledge agreements, in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time and includes any agreement renewing, extending the maturity of, refinancing (including by way of placement or issuance of notes) or restructuring (including the inclusion of additional borrowers) all or any portion of the Indebtedness under such agreements.

     "DAMAGES" shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses (but not including consequential damages), including reasonable attorneys' fees and disbursements and the costs and expenses of any and all actions, suits, arbitrations, inquiries, proceedings or investigations, whether by or before a court, arbitration panel or any regulatory, administrative or other agency, commission or tribunal.

     "DATA PROCESSING AGREEMENT" means that certain Data Processing Agreement, dated as of the date hereof, between Transport and Travelers.

     "DEFAULT" means any event or condition which is, or after notice or passage of time or both would be, an Event of Default.

     "DOCUMENTS" means this Loan Agreement, the Securities, the Credit Agreement, the Reorganization Agreement, the Voting Agreement, the Agreements with Management, the Tax Indemnification Agreement, the Service Agreements, the Data Processing Agreement, the Registration Rights Agreements, the Warrants, the Preferred Stock Certificate of Designations, the Restated Certificate of Incorporation, the Exchange Subordinated Debt Indenture and the notes issuable thereunder, and the Pledge Agreement, collectively or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them (together with any exhibits, schedules or other attachments thereto).

     * "EBIT" means, with respect to any Person, for any period, the sum of the Consolidated Net Income of such Person for such period plus, without duplication and to the extent deducted in computing such Consolidated Net Income, (i) Consolidated Interest Expense for such period and (ii) Consolidated Tax Expense for such period.

     * "EVENT" shall have the meaning provided in the definition of "Consolidated Interest Expense Coverage Ratio".

     * "EVENT DATE" shall have the meaning provided in the definition of "Consolidated Interest Expense Coverage Ratio."

     "EVENT OF DEFAULT" shall have the meaning provided in Section 13.1 hereof.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "EXCHANGE SUBORDINATED DEBT" shall mean the 12% Junior Subordinated Debt of the Company for which the Preferred Stock is exchangeable in accordance with the terms of the Preferred Stock.

     "EXCHANGE SUBORDINATED DEBT INDENTURE" shall mean the Indenture governing the Exchange Subordinated Debt in the form of Exhibit C hereto.

     "FAIR MARKET VALUE" means, with respect to any property (other than cash) received by or transferred to any Person, the sale value that could be obtained for such item in an arm's-length transaction, as determined in good faith by the Board of Directors of the Company and as evidenced by a Board Resolution; provided, however, that in the case of the transfer by the Company or any Subsidiary of the Company of any property (other than cash or securities traded on a national securities exchange or on the NASDAQ National Market) having a book value in excess of $5,000,000, such determination shall be made by a nationally recognized valuation firm selected by the Company that has expertise in valuing items of the same type as such property.

     "FISCAL YEAR" means a twelve-month period ending on the last day of December in each year.

     * "FIVE PERCENT HOLDER" means any partner (or group of partners acting in concert with respect to any transaction for which the determination of "Five Percent Holder" is being made) of IP Bermuda and/or IP Delaware that in the aggregate hold five percent or more of the partnership interests of IP Bermuda and/or IP Delaware (determined based on either contributed or committed capital).

     "FULLY DILUTED VOTING POWER OF THE COMPANY" shall mean, as of the time of determination, the total number of votes that could be cast in the election of directors of the Company at such time, assuming that all shares of Class A Common Stock issuable, whether at such time or upon the passage of time, the occurrence of future events or the termination of any restrictions or limitations (including those imposed on IP Bermuda), upon the exercise, conversion or exchange of all then outstanding rights, warrants, options, convertible securities or indebtedness (including the Securities), exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, shares of Class A Common Stock, shall have been issued and are then outstanding; provided, however, that as used in the definition of "Change of Control", the Fully Diluted Voting Power of the Company shall be determined assuming that no shares of Preferred Stock are outstanding.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time and applied consistently throughout the relevant periods.

     "GUARANTEE" or "GUARANTY" (or variants thereof) means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement by such Person to purchase such Indebtedness or obligation or any property or assets constituting security therefor, or otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof; provided that the term "Guarantee" or "Guaranty" shall not include endorsements for collection or deposit in the ordinary course of business.

     "HEDGING TRANSACTION" means, with respect to any Person, (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements of such Person, (ii) currency swap agreements and currency cap agreements of such Person and (iii) other written agreements or arrangements principally designed to protect such Person against fluctuations in interest rates or currency values or the price of any commodity used in the business of such Person (excluding any agreement or arrangement entered into primarily for an investment purpose).

     "HOLDER" or "SECURITYHOLDER" means the Person in whose name any Securities are registered as reflected on the Security Register at a given time, unless specified otherwise.

     * "INCUR" shall have the meaning provided in Section 7.7.1 hereof.

     * "INCURRENCE DATE" shall have the meaning provided in Section 7.7.1 hereof.

     "INDEBTEDNESS" means (without duplication), when used with reference to any
Person:

          (i) any obligation, contingent or otherwise, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or (c) representing the balance deferred and unpaid of the purchase price of any property, if and to the extent (but only to the extent) any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person and its Subsidiaries prepared on a consolidated basis in accordance with GAAP, and

          (ii) shall also include, regardless of whether such items would appear upon a balance sheet, (a) the principal component of any Capitalized Lease Obligations of such Person, (b) obligations secured by a Lien to which any property or asset, including leasehold interests and any other tangible or intangible property rights, owned by such Person is subject, whether or not the obligations secured thereby shall have been assumed by such Person (provided that, if the obligations have not been assumed by such Person such obligations shall be deemed to be in an amount equal to the lesser of
     (1) the Fair Market

     Value of the property or properties to which the Lien relates or (2) the amount of the Indebtedness secured by such Lien) by such Person or shall otherwise be such Person's legal liability, (c) reimbursement obligations and all other liabilities (contingent or otherwise) of such Person in respect of letters of credit and letter of credit guarantees, (d) any obligation of such Person in respect of Hedging Transactions, and (e) Guarantees by such Person of items which would be included within this definition, to the extent of such Guarantees.

     "INDIVIDUAL HOLDER" shall mean a Lender who is identified on Schedule 1.1(b) hereto or any successor to or assignee of any such Lender, which successor or assignee is a member of management of the Company or any of its Subsidiaries.

     * "INTERESTED PARTY" shall mean IP, any Individual Holder (but only so long as such Individual Holder or an Affiliate of such Individual Holder owns any Securities or Conversion Shares), any Five Percent Holder, any Affiliate of any of the foregoing, or any other Person with whom or which any of the foregoing has any agreement, arrangement or understanding with respect to a Bona Fide Takeover Proposal.

     "INTERMEDIATE NO. 1" shall have the meaning set forth in Section 5.1.1 hereof.

     "INTERMEDIATE NO. 2" shall have the meaning set forth in Section 5.1.1 hereof.

     "IP" means, collectively, IP Bermuda and IP Delaware.

     "IP BERMUDA" means Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership.

     "IP DELAWARE" means Insurance Partners, L.P., a Delaware limited partnership.

     "IP ADVISORY FEE" means an investment advisory fee of $1,250,000 payable to IP (or to one or more Affiliates of IP designated by IP) under the terms specified in Section 16.5 hereof.

     "IP PAYMENTS" means (a) all reasonable fees, costs and expenses of IP's attorneys, accountants, actuaries, and consultants in connection with the transactions contemplated by the Documents, and (b) the IP Advisory Fee, but shall not include the Commitment Fee.

     "IRC" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

     "LENDER" means a Person that makes a loan at the Closing that is evidenced by Securities.

     "LIEN" means any mortgage, pledge, lien, encumbrance or security interest of any kind (including, without limitation, any conditional sale or other title retention agreement), any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, but shall not include any restriction on transfer imposed under federal or state securities laws or any of the Documents.

     "LOAN AGREEMENT" means this Subordinated Convertible Loan Agreement, as the same from time to time may be amended.

     * "MAJOR ACQUISITION" shall have the meaning provided in Section 7.12 hereof.

     * "MANAGEMENT PLEDGED SECURITIES" means Series A Notes which (i) are acquired at the Closing by one or more members of management of the Company or any of its Subsidiaries (other than John Sharpe, Garland Lasater and A. Foster Nelson) who are identified to the Company and Travelers at or prior to the Closing, (ii) have an aggregate principal amount not in excess of $1,000,000,
(iii) are acquired in part with funds borrowed from any one or more of IP Delaware, IP Bermuda or a third party lender, and (iv) are pledged to one or more of IP Delaware, IP Bermuda or such third party lender, as applicable, to secure repayment of such borrowings; provided, that the amount of such borrowings by each such borrower shall not exceed 50% of the principal amount of the Series A Notes so pledged.

     "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole.

     "MATURITY DATE" means the date of maturity of the Securities, as set forth in Exhibit A and Exhibit B hereto.

     * "NET PROCEEDS" means, without duplication, (i) in the case of any sale by the Company of any shares of its Capital Stock (other than Redeemable Stock), the aggregate net proceeds received by the Company, after payment of expenses, commissions and other similar fees or costs incurred in connection therewith, whether such proceeds are in cash or in Property (valued at the Fair Market Value thereof, at the time of receipt); and (ii) in the case of any exchange, exercise, conversion or surrender of any outstanding securities of the Company (other than Capital Stock that is not Redeemable Stock) for or into shares or units of Capital Stock (other than Redeemable Stock) of the Company, the aggregate net proceeds received by the Company from the original issuance of such outstanding securities, after payment of expenses, commissions and other similar fees or costs incurred in connection therewith, plus any additional amount paid in cash or Property (valued at the Fair Market Value thereof at the time of receipt) by the securityholder to the Company upon such exchange, exercise, conversion or surrender and less any and all payments in cash or Property (excluding payments in respect of accrued interest) made to the securityholder in connection with such exchange, exercise, conversion or surrender, and all other expenses (including commissions) incurred by the Company in connection therewith and less any principal repayments made with respect to convertible debt.

     "NET WORTH" means, with respect to any Person, as of any date of determination, the aggregate of capital, surplus and retained earnings of such Person determined in accordance with GAAP.

     "NO ADVERSE EFFECT REQUIREMENTS" means, for the purposes of Article 6 hereof with respect to payments made in shares of stock or subordinated debt of the Company, stock or subordinated debt which (i) is an obligation of the Company not secured by any Lien on any Property of the Company or its Subsidiaries and not guaranteed or otherwise similarly supported by any Subsidiary of the Company, (ii) is subordinated (in right of payment and otherwise) to the Senior Indebtedness at least to the same extent that the Securities are subordinated (in right of payment and otherwise) to the Senior Indebtedness pursuant to Article 6 hereof and the other material terms and conditions of which are at least as favorable to the Company and the holders of the Senior Indebtedness as the terms and conditions of this Loan Agreement as in effect on the Closing Date, (iii) in the case of Capital Stock which is mandatorily redeemable, has no mandatory redemption date which is earlier than the Maturity Date, and (iv) in the case of subordinated debt or Capital Stock which is convertible into subordinated debt of the Company, has (a) no mandatory redemption, sinking fund deposit, scheduled principal installment or maturity date which is earlier than the Maturity Date, and (b) an interest rate which does not exceed 8.5%; provided that no stock or subordinated debt shall satisfy the "No Adverse Effect Requirements" to the extent that the effect of the permission set forth in Article 6 to issue such stock or subordinated debt would cause the Securities to be treated in any case or proceeding or similar event described in Section 6.3 as part of the same class of claims as Senior Indebtedness or any class of claims on a parity with or senior to the Senior Indebtedness.

     "OBLIGATIONS" means, with reference to any Indebtedness of any Person, any principal of, premium, interest, penalties, fees and other liabilities payable from time to time by such Person and all obligations performable by such Person under the documentation governing such Indebtedness.

     "OFFICER" means, with respect to any Person, the Chairman of the Board, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer or the Secretary of such Person, or with respect to any person which is a partnership, any general partner or persons holding substantially similar functions in such partnership as those set forth above.

     "PAYMENT NOTICE" shall have the meaning provided in Section 6.2.2 hereof.

     * "PERMITTED HOLDER" means IP, any Affiliate or partner of IP, any Affiliate of any partner of IP, any Individual Holder or any Affiliate of any Individual Holder, but shall exclude the Company and its Subsidiaries. For purposes of Section 8.2.3 only, the term Permitted Holder shall include Travelers and its Affiliates and Persons to whom Travelers has assigned its tag-along rights pursuant to Section 8.2.3.

     "PERSON" or "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

     "PLAN OF LIQUIDATION" means, with respect to any Person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person or a class or classes of Indebtedness of such Person.

     "PLEDGE AGREEMENT" means the Pledge Agreement, in the form of Exhibit Q hereto, to be executed and delivered by the Company pledging the stock of Intermediate No. 1 as security for the repayment of the Securities.

     * "PLEDGEE" means a pledgee of Management Pledged Securities or Producer Pledged Securities.

     "PREFERRED STOCK" shall mean the Cumulative Exchangeable Preferred Stock of the Company having the terms set forth in the Preferred Stock Certificate of Designations.

     "PREFERRED STOCK CERTIFICATE OF DESIGNATIONS" shall mean the Certificate of Designations for the Preferred Stock, in the form of Exhibit D hereto.

     "PRIVATE PLACEMENT" means the offering, issuance and sale of the Securities and the Warrants.

     "PRIVATE PLACEMENT MEMORANDUM" means the memorandum with respect to the Private Placement to be provided to some or all of the Private Placement Participants.

     "PRIVATE PLACEMENT PARTICIPANT" means each purchaser of Securities or Warrants.

     * "PRODUCER PLEDGED SECURITIES" means Series A Notes which (i) are acquired at the Closing by one or more Affiliates of independent insurance agencies that market products of Transport Life or Continental Life and who are identified to the Company and Travelers at or prior to the Closing, (ii) have an aggregate principal amount not in excess of $3,000,000, (iii) are acquired in whole or in part with funds borrowed from Transport Life, and (iv) are pledged to Transport Life to secure repayment of such borrowings; provided, that the amount of such borrowings by each such borrower that are so secured shall not exceed 50% of the principal amount of the Series A Notes so pledged.

     "PROPERTY" or "PROPERTY" means any assets or property of any kind or nature whatsoever, real, personal or mixed (including fixtures), whether tangible or intangible, provided that the terms "Property" or "property", when used with respect to any Person, shall not include securities issued by such Person.

     "QUARTERLY STATEMENT" shall mean, with respect to any Person that is an insurance company, the quarterly statement of such Person filed with or submitted to the insurance regulatory authority in the state in which such Person is domiciled on forms prescribed or permitted by such authority.

     "REDEEMABLE STOCK" of a corporation means any Capital Stock of such corporation that by its terms or otherwise (i) is required to be redeemed or repurchased on or prior to the Maturity Date of the Securities or (ii) is convertible or exchangeable into either Capital Stock referred to in clause (i) or Indebtedness having a scheduled maturity at any time on or prior to the Maturity Date of the Securities.

     "REDEMPTION DATE" means, when used with respect to any Security to be redeemed, the date fixed for such redemption pursuant to this Loan Agreement and the form of Security annexed hereto as Exhibit A or Exhibit B, as applicable.

     "REDEMPTION PRICE" means the applicable price fixed for redemption pursuant to this Loan Agreement and the form of Security annexed hereto as Exhibit A or Exhibit B, as applicable, plus accrued unpaid interest to the Redemption Date.

     * "REFINANCING INDEBTEDNESS" shall have the meaning provided in Section
7.7.2 hereof.

     "REGISTRATION RIGHTS AGREEMENTS" shall have the meanings provided in
Section 14.1 hereof.

     "REGULATION D" shall have the meaning provided in Section 3.3.1 hereof.

     * "RELATED PERSON" means any Person, or an Affiliate thereof, which (a) is a limited or general partner of any Lender; (b) is a holder of 5% or more of any class of equity interest in any Lender; (c) is any Person in which any Lender is either a general partner or the holder of 5% or more of any class of equity interest; (d) is the owner of 5% or more of any class of equity interest in any Person that is a Related Person as described in subsections (a) through (c) above; (e) is an officer or director of any Lender or any Person that is a Related Person as described in subsections (a) through (d) above; or (f) would be attributed, by applying the constructive ownership rules of Section 318 of the IRC, (i) 5% or more of any class of equity interest in any Person that is a Related Person as described in subsections (a) through (c) above or (ii) stock owned by any Lender or Person that is a Related Person as described in subsections (a) through (f)(1) above who is an individual;provided that, for purposes of this subsection (f), such Section 318 shall be modified such that no attribution shall take place between any Person and a partnership, corporation, estate or trust under Sections 318(a)(2) or 318(a)(3) unless such Person is the holder of 5% or more of any class of equity interest in the partnership, corporation, estate or trust, or the partnership, corporation, estate or trust is the holder of 5% or more of any class of equity interest in such Person; provided, further, that for purposes of applying Section 318(a)(3), an entity shall be attributed stock of its owners in proportion to such owners' equity interests in such entity, and no Person shall be treated as described in subsection (f)(ii) above unless such Person would be attributed at least 5% of the stock of a corporation wholly owned by the individual. For purposes of applying the foregoing definition to a publicly traded corporation, the principles of Treasury regulation section 1.382-2T(k)(1)(i) shall be applied to determine stock ownership of such corporation.

     "REORGANIZATION AGREEMENT" shall mean the Reorganization and Distribution Agreement dated as of the date hereof, among Travelers, the Company, American Financial, and Transport.

     "RESTATED CERTIFICATE OF INCORPORATION" shall mean the restated certificate of incorporation of the Company to be in effect immediately after the Closing as provided in Section 3.1.4 of this Loan Agreement.

     * "RESTRICTED PAYMENT" shall have the meaning set forth in Section 7.3 hereof.

     * "SALES PROCEEDS" means the sum of (i) cash and (ii) the Fair Market Value of any non-cash items, received (excluding amounts held in escrow) by the Company and any of its Subsidiaries upon the sale, lease, transfer, assignment or other disposition (collectively, a "sale") of any property, rights or other assets, less any amounts applied to repay Indebtedness outstanding at the time of such sale which is required to be repaid in connection with such Asset Sale and in addition, in the case of sales of property or other assets, less (x) all sales, transfer, income or other similar taxes payable as a result of such sale,
(y) the direct out-of-pocket expenses (including, without limitation, reasonable brokerage fees, investment banking fees, and fees and expenses of counsel, accountants and appraisers) incurred as a result of such sale, and (z) appropriate amounts to be provided by the Company or any of its Subsidiaries as a reserve, in accordance with GAAP, against adjustments in the sales price or liabilities associated with such sale and retained by the Company or any of its Subsidiaries after such sale.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES" means, collectively, the Series A Notes and the Series B
Notes.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "SECURITY REGISTER" shall have the meaning provided in Section 2.6 hereof.

     "SENIOR BANK" means (i) the lender (if the sole lender) or the agent (if acting on behalf of lenders) under the Credit Agreement and, with respect to its successors, such persons who have been identified in a written notice to the Company, IP (so long as IP holds any Securities) and Travelers (so long as Travelers holds any Securities) as being successors, or (ii) if there is no agent, those lenders having the ability to bind all lenders under the Credit Agreement, but for purposes of Section 6.2.2 hereof, if there is no agent, such term shall mean such Person designated under the Credit Agreement for the purpose of giving or receiving notices under the Loan Agreement on behalf of all lenders thereunder with respect to which written notice is received by the Holders. Senior Bank shall mean Chase or the Substitute Bank, as applicable, in its capacity as agent under the Credit Agreement, until and unless written notice with respect to a successor is received by the Company, IP (so long as IP holds any Securities) and Travelers (so long as Travelers holds any Securities).

     "SENIOR INDEBTEDNESS" means (a) from and after the effective time of the merger of Intermediate No. 1 with and into the Company as contemplated by
Section 7.16 hereof, all Obligations of the Company under the Credit Agreement, including, without limitation, the principal of, and premium and interest (including, without limitation, interest after the filing of a petition initiating any proceeding referred to in Section 13.1.4 or 13.1.5 hereof, whether or not pursuant to applicable law or otherwise, the claim for interest is allowed as a claim in any case or proceeding) on, all loans, letters of credit,

     Facsimile copies of the Consent and Letter of Transmittal, properly and duly executed, will be accepted. The Consent and Letter of Transmittal, the Notes and any other required documents should be sent or delivered by each Holder of a Note tendering in the Exchange Offer and consenting to the Proposed Amendments to the Depositary at the address set forth below:

           The Depositary for the Exchange Offer and Solicitation is:

                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA

                      By Mail, Overnight Delivery or Hand:

                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA
                           CORPORATE TRUST OPERATIONS
                       11th Floor, 230 South Tryon Street
                      Charlotte, North Carolina 28288-1153

                          For further information call
                                 (800) 829-8432

     Any questions or requests for assistance or additional copies of this Statement or the Consent and Letter of Transmittal may be directed to the Depositary at its telephone number and location set forth on this page.

                                    PART II.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Indiana Corporation Law grants authorization to Indiana corporations to indemnify officers and directors for their conduct if such conduct was in good faith and was in the corporation's best interests or, in the case of directors, was not opposed to such best interests, and permits the purchase of insurance in this regard. In addition, the shareholders of a corporation may approve the inclusion of other or additional indemnification provisions in the articles of incorporation and by-laws.

     The By-laws of Conseco provides for the indemnification of any person made a party to any action, suit or proceeding by reason of the fact that he is a director, officer or employee of Conseco, unless it is adjudged in such action, suit or proceeding that such person is liable for negligence or misconduct in the performance of his duties. Such indemnification shall be against the reasonable expenses, including attorneys' fees, incurred by such person in connection with the defense of such action, suit or proceeding. In some circumstances, Conseco may reimburse any such person for the reasonable costs of settlement of any such action, suit or proceeding if a majority of the members of the Board of Directors not involved in the controversy shall determine that it was in the interests of Conseco that such settlement be made and that such person was not guilty of negligence or misconduct.

     The above discussion of Conseco's By-laws and the Indiana Corporation Law is not intended to be exhaustive and is qualified in its entirety by such By-laws and the Indiana Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     2(a)    --     Agreement and Plan of Merger dated as of September 25, 1996 by and between
                    Conseco, Inc. and Transport Holdings Inc. (schedules omitted -- the
                    Registrant agrees to furnish a copy of any schedule to the Securities and
                    Exchange Commission (the "Commission") upon request).**
     2(b)    --     First Amendment to Agreement and Plan of Merger dated as of November 7, 1996 by and between Conseco, Inc. and Transport Holdings Inc.**
     4(a)    --     Subordinated Convertible Loan Agreement dated as of June 12, 1995, among
                    Transport Holdings Inc., Travelers Group Inc. and the Lenders named therein
                    (previously filed as an exhibit to the Registration Statement on Form S-1,
                    No. 33-94960, of Transport Holdings Inc. and incorporated herein by reference).
     4(b)    --     Amendment No. 1 to Subordinated Convertible Loan Agreement dated as of
                    August 7, 1995, among Transport Holdings Inc., Travelers Group Inc. and the
                    Lenders named therein (previously filed as an exhibit to the Current Report on Form 8-K dated September 29, 1995 of Transport Holdings Inc. and incorporated herein by reference).

     4(c)    --     Amendment No. 2 to Subordinated Convertible Loan Agreement dated as of
                    January 16, 1996 among Transport Holdings Inc., Insurance Partners, L.P. and
                    Insurance Partners Offshore (Bermuda), L.P. (previously filed as an exhibit to the Annual Report on Form 10-K of Transport Holdings Inc. for the year ended December 31, 1995 and incorporated herein by reference).
     4(d)    --     Proposed Amendments to the Loan Agreement (included herein as Appendix A).
     5       --     Opinion of Lawrence W. Inlow, General Counsel to Conseco, Inc., as to the
                    validity of the issuance of the securities registered hereby.*
     8       --     Form of Opinion of Weil, Gotshal & Manges LLP as to certain tax matters.**
    23(a)    --     Consent of Lawrence W. Inlow, General Counsel to Conseco, Inc. (included in the opinion filed as Exhibit 5 to the Registration Statement).*
    23(b)    --     Consent of Coopers & Lybrand L.L.P. with respect to the financial statements of the Registrant.*
    23(c)    --     Consent of KPMG Peat Marwick LLP with respect to the financial statements of
                    Transport Holdings Inc.*
    23(d)    --     Consent of Arthur Andersen LLP with respect to the financial statements of
                    American Travellers Corporation.*
    23(e)    --     Consent of KPMG Peat Marwick LLP with respect to the financial statements of
                    Capitol American Financial Corporation.*
    23(f)    --     Consent of Coopers & Lybrand L.L.P. with respect to the financial statements of Life Partners Group, Inc.
    23(g)    --     Consent of Donaldson, Lufkin & Jenrette Securities Corporation.*
    24       --     Powers of Attorney of Stephen C. Hilbert, Rollin M. Dick, Ngaire E. Cuneo,
                    David R. Decatur, M. Phil Hathaway, Louis P. Ferrero, Donald F. Gongaware,
                    James D. Massey and Dennis E. Murray, Sr.*
    99(a)    --     Opinion of Donaldson, Lufkin & Jenrette Securities Corporation.**
    99(b)    --     Form of Consent and Letter of Transmittal.*

-------------------------
 * Filed herewith.

** Previously filed as an exhibit to the Registration Statement on Form S-4
   (file no. 333-14377) filed by Conseco, Inc.

     (b) Financial Statement Schedules -- Inapplicable.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows:

          (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (f) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (g) See Part II -- Item 20.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel and the State of Indiana, on the 11th day of December, 1996.

                                     CONSECO, INC.

                                 By: /s/ STEPHEN C. HILBERT

                                     ------------------------------------
                                     Stephen C. Hilbert, Chairman of the Board,
                                     President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                                TITLE                            DATE
------------------------------   ------------------------------------------   -----------------
*                                Director, Chairman of the Board, President   December 11, 1996
------------------------------   and Chief Executive Officer (Principal
Stephen C. Hilbert               Executive Officer of the Registrant)

*                                Director, Executive Vice President and       December 11, 1996
------------------------------   Chief Financial Officer (Principal
Rollin M. Dick                   Financial and Accounting Officer of the
                                 Registrant)

*                                Director                                     December 11, 1996
------------------------------
Ngaire E. Cuneo

*                                Director                                     December 11, 1996
------------------------------
David R. Decatur

*                                Director                                     December 11, 1996
------------------------------
M. Phil Hathaway

*                                Director                                     December 11, 1996
------------------------------
Louis P. Ferrero

*                                Director                                     December 11, 1996
------------------------------
Donald F. Gongaware

*                                Director                                     December 11, 1996
------------------------------
James D. Massey

*                                Director                                     December 11, 1996
------------------------------
Dennis E. Murray, Sr.

*By: /s/ Karl W. Kindig
     -------------------------
     Karl W. Kindig,
     Attorney-in-Fact